$1,500,000,000
Auto Lease Asset Backed Notes

Volkswagen Auto Lease Trust 2004-A

Issuer

Volkswagen Auto Lease Underwritten Funding, LLC

Transferor

VW Credit, Inc.

Servicer

       The sources for payment of the notes are a selected portfolio of retail automobile leases and the related Volkswagen and Audi leased vehicles, payments due on the lease contracts, proceeds from the sale of the leased vehicles and funds on deposit in the reserve account. Interest and principal on the notes are scheduled to be paid monthly on the 20th day of the month (or, if the 20th is not a business day, the next business day). The first scheduled payment date is October 20, 2004.

      Before you purchase any notes, you should review carefully the risk factors beginning on page 7 of this prospectus.

       The notes will represent obligations of a trust and are not interests in or obligations of Volkswagen Auto Lease Underwritten Funding, LLC, VW Credit, Inc., VW Credit Leasing, Ltd. or any of their affiliates.

      The issuer will issue the following classes of notes for sale:

	Original				Underwriting
	Principal	Interest Rate	Final Scheduled	Price to	Discounts and	Proceeds to
	Amount	(per annum)	Payment Date	Public	Commissions	the Transferor

Per Class A-1 Note	$321,000,000	1.9992%	September 20, 2005	100.000000%	0.09%	99.910000%
Per Class A-2 Note	$437,000,000	2.47%	January 22, 2007	99.998755%	0.12%	99.878755%
Per Class A-3 Note	$326,000,000	2.84%	July 20, 2007	99.998184%	0.16%	99.838184%
Per Class A-4-A Note	$100,000,000	3.09%	August 20, 2010	99.997771%	0.22%	99.777771%
Per Class A-4-B Note	$316,000,000	LIBOR + 0.10%	August 20, 2010	100.000000%	0.22%	99.780000%

Total	$1,500,000,000			$1,499,986,410	$2,250,100	$1,497,736,310

•	The price to the public and the proceeds to the transferor exclude interest accrued from September 29, 2004, the date the notes are expected to be issued.

•	The proceeds to the transferor exclude expenses, estimated at $1,040,050.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

JPMORGAN	WACHOVIA SECURITIES

Co-Managers

ABN AMRO INCORPORATED

BARCLAYS CAPITAL

CITIGROUP

SG CORPORATE & INVESTMENT BANKING

The date of this prospectus is September 22, 2004.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED

IN THIS PROSPECTUS

Content of Prospectus

      You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date at the bottom of the front cover page.

      We include cross-references in this prospectus to the captions herein under which you can find additional related information. The table of contents lists the pages on which these captions are located.

      You can find a listing of the pages where the principal terms are defined under “Index of Principal Terms” beginning on page 92.

      In this prospectus, the term “we” refers to Volkswagen Auto Lease Underwritten Funding, LLC.

Limitations on Offers or Solicitations

      We do not intend this document to be an offer or solicitation:

      (1) if used in a jurisdiction where the offer or solicitation is not authorized;

      (2) if the person making the offer or solicitation is not qualified to do so; or

      (3) if the offer or solicitation is made to anyone to whom it is unlawful to make the offer or solicitation.

Dealer Prospectus Delivery Requirements

      Until 90 days after the date of this prospectus, all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

      The transferor, VW Credit, Inc., VW Credit Leasing, Ltd. and the issuer have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the notes being offered in this prospectus. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement is available for inspection and copying at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. VW Credit, Inc., on behalf of the issuer, will also file or cause to be filed with the Commission periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

i

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

      THIS PROSPECTUS MAY ONLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED IN THE UNITED KINGDOM TO PERSONS AUTHORISED TO CARRY ON A REGULATED ACTIVITY (“AUTHORISED PERSONS”) UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) OR TO PERSONS OTHERWISE HAVING PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFYING AS INVESTMENT PROFESSIONALS UNDER ARTICLE 19 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001, AS AMENDED OR TO PERSONS QUALIFYING AS HIGH NET WORTH PERSONS UNDER ARTICLE 49 OF THAT ORDER OR, IF DISTRIBUTED IN THE UNITED KINGDOM BY AUTHORISED PERSONS, ONLY TO PERSONS QUALIFYING AS INVESTMENT PROFESSIONALS UNDER ARTICLE 14 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (“CIS ORDER”) OR TO PERSONS QUALIFYING AS HIGH NET WORTH PERSONS UNDER ARTICLE 22 OF THE CIS ORDER OR TO ANY OTHER PERSON TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED.

      NO PROSPECTUS RELATING TO THE NOTES HAS BEEN REGISTERED IN THE UNITED KINGDOM AND ACCORDINGLY, THE NOTES MAY NOT BE, AND ARE NOT BEING, OFFERED IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES OR EXCEPT IN CIRCUMSTANCES WHICH WOULD NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995, AS AMENDED.

      NEITHER THIS PROSPECTUS NOR THE NOTES ARE OR WILL BE AVAILABLE TO OTHER CATEGORIES OF PERSONS IN THE UNITED KINGDOM AND NO ONE FALLING OUTSIDE SUCH CATEGORIES IS ENTITLED TO RELY ON, AND THEY MUST NOT ACT ON, ANY INFORMATION IN THIS PROSPECTUS. THE COMMUNICATION OF THIS PROSPECTUS TO ANY PERSON IN THE UNITED KINGDOM OTHER THAN THE CATEGORIES STATED ABOVE IS UNAUTHORIZED AND MAY CONTRAVENE THE FSMA.

TRANSACTION OVERVIEW

v

SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that you need to consider in making your investment decision. This summary provides an overview of certain information to aid your understanding and is qualified in its entirety by the full description of this information appearing elsewhere in this prospectus. You should carefully read this entire prospectus to understand all of the terms of the offering.

Basic Terms of the Notes

Issuer:	Volkswagen Auto Lease Trust 2004-A

Transferor:	Volkswagen Auto Lease Underwritten Funding, LLC

Servicer:	VW Credit, Inc.

Administrator:	VW Credit, Inc.

Owner Trustee:	The Bank of New York (Delaware)

Indenture Trustee:	Citibank, N.A.

Origination Trust:	VW Credit Leasing, Ltd.

Transaction SUBI Trustee:	U.S. Bank National Association

Swap Counterparty:	JPMorgan Chase Bank. The swap counterparty currently has (a) a long-term unsecured debt rating of at least “A” and a short-term unsecured debt rating of at least “A-1” from Standard & Poor’s and (b) either (i) a long-term unsecured debt rating of at least “A1” and a short-term unsecured debt rating of at least “Prime-1” from Moody’s, or (ii) if the swap counterparty does not have a short-term unsecured debt rating from Moody’s, then a long-term unsecured debt rating of at least “Aa3” from Moody’s.

Notes to be Offered:

Class A-1 Notes:	$321,000,000
Class A-2 Notes:	$437,000,000
Class A-3 Notes:	$326,000,000
Class A-4-A Notes:	$100,000,000
Class A-4-B Notes:	$316,000,000
Interest Rates:

Class A-1 Notes:	1.9992%

Class A-2 Notes:	2.47%

Class A-3 Notes:	2.84%

Class A-4-A Notes:	3.09%

Class A-4-B Notes:	LIBOR + 0.10%

Interest Basis:

Class A-1 Notes, and Class A-4-B Notes:	Actual number of days elapsed and a 360-day year

Class A-2 Notes, Class A-3 Notes and Class A-4-A Notes:	A 360-day year of twelve 30-day months

Cutoff Date:	Close of business on July 31, 2004

Credit Enhancement:	A reserve account and overcollateralization

Payment Dates:	The 20th day of each month or the next business day, if that day is not a business day

First Payment Date:	October 20, 2004

Final Scheduled Payment Dates:

Class A-1 Notes:	September 20, 2005
Class A-2 Notes:	January 22, 2007
Class A-3 Notes:	July 20, 2007
Class A-4-A Notes:	August 20, 2010
Class A-4-B Notes: ]

Closing Date:	Expected on or about September 29, 2004

Transaction Structure

General

Motor vehicle dealers in the Volkswagen and Audi network of dealers have assigned closed-end retail lease contracts and the related leased vehicles to VW Credit Leasing, Ltd., which we call the origination trust. Some of the leases and the related leased vehicles assigned to VW Credit Leasing, Ltd. have been allocated to a separate pool of assets, which we call the Transaction SUBI. The Transaction SUBI is a beneficial interest in the origination trust, which represents rights in, but not direct ownership of, the leases and vehicles in that pool. The Transaction SUBI, not the vehicles and leases in the pool, will be transferred to Volkswagen Auto Lease Trust 2004-A, a Delaware statutory trust, which we call the issuer. Neither the issuer nor holders of the issuer’s notes will have any interest in assets other than those in that pool. Payment of the notes will be backed by the Transaction SUBI.

The issuer will apply the net proceeds from the issuance and sale of the notes to purchase the Transaction SUBI. In addition to the notes, the issuer is also issuing subordinated certificates. The issuer is not offering the certificates under this prospectus. The transferor will initially retain all of the certificates.

The issuer will rely upon collections from the pool’s leases, proceeds from the disposition of the related leased vehicles and funds on deposit in specified accounts to make payments on the notes. The issuer will be solely liable for payments on the notes.

VW Credit, Inc. will be the servicer for the origination trust and, as servicer, will collect amounts due under the leases and dispose of the related vehicles when the leases terminate or when vehicles relating to defaulted leases are repossessed.

Limited Assets

Noteholders are entitled to receive payments of interest and principal from the issuer only to the extent that collections from the issuer’s assets and funds on deposit in specified accounts are sufficient to make those payments.

Priority of Principal Payments

The timing of payments of principal on the notes is largely dependent on the timing of collections of cash flows generated by the underlying assets. Principal will be paid on your notes on each payment date in an amount generally equal to the available principal distribution amount generated by the underlying pool of leases and proceeds from the sale of the leased vehicles.

Principal payments on the notes generally will be made to the holders of the notes sequentially, so that no principal will be paid on any class of the notes until each class of notes with a lower numerical designation has been paid in full. For example, no principal will be paid on the Class A-2 notes until the Class A-1 notes have been paid in full.

Upon the occurrence of an event of default and an acceleration of the notes, however, all payments of principal will be made, first to the Class A-1 notes until they have been paid in full, and then to the other classes of notes pro rata until those classes have been paid in full.

Any unpaid principal amount of each class of notes will be payable in full on the final scheduled payment date for that class.

Following the occurrence of an event of default and prior to the acceleration of the notes, the issuer will make distributions on each payment date in accordance with the priorities set forth below under “— Payment Waterfall.”

For more detailed information concerning payments of principal, you should refer to “Additional Information Regarding the Notes — Payments on the Notes” and “Description of the Notes — Principal.”

Overcollateralization

The overcollateralization amount is the amount by which the securitization value of the leases and leased assets allocated to the Transaction SUBI exceeds the outstanding principal balance of the notes. As of the closing date, the overcollateralization amount will be $209,401,709.41. The overcol-

lateralization amount will be available to absorb any losses that the noteholders would otherwise incur.

Payment Waterfall

On each payment date prior to an event of default and acceleration of maturity of the notes, the paying agent, in accordance with the monthly report described in “Additional Information Regarding the Notes — Statements to Noteholders” and pursuant to the instructions of the servicer, will transfer all available funds from the collection account and will make the following deposits and distributions in the following amounts and order of priority:

•	first, to the servicer, the sum of all outstanding advances made by the servicer prior to that payment date;

•	second, pro rata, to the servicer and the administrator, the servicing and administration fees, respectively, together with any unpaid servicing and administration fees in respect of one or more prior collection periods;

•	third, to the swap counterparty, the net swap payment, if any, for that payment date;

•	fourth, pro rata, (A) to the swap counterparty, any swap termination payments (to the extent arising due to the failure of the issuer to make payments due under the interest rate swap transaction or the occurrence of certain bankruptcy or insolvency events of the issuer) for such payment date and (B) to the noteholders, to pay interest due on the outstanding notes on that payment date, and, to the extent permitted under applicable law, interest on any overdue interest thereon at the applicable interest rate;

•	fifth, to the noteholders, the principal distribution amount to the extent of funds remaining after making the payments set forth in clauses first through fourth above, which amount will be allocated to pay principal on the notes in the amounts and order of priority described under “Description of the Notes — Principal;”

•	sixth, to the reserve account, until the amount of funds in the reserve account is equal to the amount specified in “Security for the Notes — The Accounts — The Reserve Account;”

•	seventh, to the swap counterparty, any swap termination payment for that payment date which has not been previously paid by the issuer;

•	eighth, to pay any required fees or indemnification amounts due to the indenture trustee, the owner trustee or the SUBI trustee which have not been paid by VW Credit, Inc.; and

•	ninth, any remaining funds will be distributed to or at the direction of the holder of the issuer’s certificates (which initially will be the transferor).

The final distribution to any noteholder will be made only upon surrender and cancellation of the certificate representing its notes at an office or agency of the indenture trustee specified in a notice from the indenture trustee, in the name of and on behalf of the issuer. If any notes are not surrendered for cancellation, any funds held by the indenture trustee or any paying agent for the payment of any amount due with respect to any note after the indenture trustee has taken certain measures to locate the related noteholders and those measures have failed, will be distributed to the transferor, as holder of the issuer’s certificates.

For more detailed information concerning the payment waterfall, you should refer to “Additional Information Regarding the Notes — Payments on the Notes — Deposits to the Accounts; Payment Waterfall.”

Interest Rate Swap Transactions

On the closing date, the issuer will enter into the interest rate swap transaction with the swap counterparty to hedge the floating interest rate on the Class A-4-B notes, but only to the extent that the Class A-4-B notes have an initial principal balance greater than $0. The interest rate swap transaction will be documented under an ISDA master agreement, the related schedule and a confirmation.

The interest rate swap transaction for the Class A-4-B notes will have an initial notional amount equal to the initial principal balance of the Class A-4-B notes on the closing date and will decrease by the amount of any principal payments on the Class A-4-B notes. The notional amount of the interest rate swap transaction at all times that the interest rate swap transaction is in place will be equal to the outstanding principal balance of the Class A-4-B notes.

In general, under the interest rate swap transaction, on each payment date, the issuer will be obligated to pay the swap counterparty a fixed rate payment based on a fixed rate of 3.072% on the notional amount of the interest rate swap transaction. This fixed rate will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The swap counterparty will be obligated to pay a floating rate payment based on a per annum floating rate of LIBOR plus 0.10% on the same notional amount. Payments under the interest rate swap transaction will be exchanged on a net basis. The payment obligations of the issuer to the swap counterparty under the interest rate swap transaction are secured under the indenture by the same lien in favor of the indenture trustee that secures payments to the noteholders. Net swap payments payable by the issuer rank higher in priority than all payments on the notes. Net swap payments do not include swap termination payments.

The interest rate swap transaction may be terminated upon an event of default or other termination event specified in the interest rate swap transaction. If the interest rate swap transaction is terminated due to an event of default or other termination event, a termination payment may be due to the swap counterparty by the issuer out of available funds.

For a more detailed description of the interest rate swap transaction, see “Description of the Notes — Interest Rate Swap Transaction” and “The Swap Counterparty” in this prospectus.

Redemption of Notes

The transferor has the option to purchase the Transaction SUBI Certificate, which is described below, from the issuer on any payment date when the aggregate unpaid principal amount of the notes is less than or equal to 10% of the aggregate initial principal amount of the notes. If the transferor exercises this option, any notes that are outstanding at that time will be prepaid in whole at a redemption price equal to their unpaid principal amount plus accrued and unpaid interest.

For more detailed information concerning the redemption of the notes, you should refer to “Additional Information Regarding the Notes — Redemption of the Notes.”

The Property of the Issuer

General

The primary property of the issuer will be:

•	the Transaction SUBI Certificate, which is described below, including the right to receive the monthly payments under the leases and the amounts realized from sales of the related leased vehicles,

•	the amounts deposited in the reserve account (including investment income earned on those amounts), and

•	payments by the swap counterparty.

The Leases and the Leased Vehicles

The leased vehicles allocated to the Transaction SUBI are new automobiles, sport utility vehicles and minivans titled in the name of the origination trust. The leases allocated to the Transaction SUBI are the related retail closed-end leases that were originated by Volkswagen and Audi motor vehicle dealers. The leases provide for equal monthly payments that amortize a “capitalized cost” (which may exceed the manufacturer’s suggested retail price) to a stated residual value of the related leased vehicle established by the servicer at the time of origination of the lease. The “securitization value” of each lease and the related leased vehicle will be the sum of (i) the present value of the remaining monthly payments payable under the lease and (ii) the present value of the “base residual value” of the leased vehicle, which is the lowest of (a) the residual value established by Automotive Lease Guide at the time of origination of the lease without making a distinction between value adding options and non-value adding options, (b) the residual value established by Automotive Lease Guide at the time of origination of the lease giving only partial credit or no credit for options that add little or no value to the resale price of the vehicle and (c) the stated residual value established by the servicer at the time the lease was originated. These present value calculations will be made as of the cutoff date using a discount rate equal to the greater of the lease rate or 7.11%.

Statistical Information

The statistical information in this prospectus is based on the leases in the statistical pool as of July 31, 2004, which we refer to as the “cutoff date”. The statistical distribution of the characteristics of the actual automobile lease pool will vary somewhat from the statistical distribution of those characteristics in this prospectus because the actual pool will be a subset of the leases in the statistical pool. Any variance between the characteristics of the statistical pool and the actual pool will not be material.

As of the close of business on the cutoff date, the leases and the related leased vehicles in the statistical pool described in this prospectus had:

•	an aggregate securitization value of $1,837,965,489.08, of which $1,186,467,571.39 (approximately 64.55%) represented the stated residual values of the leased vehicles;

•	a weighted average original lease term of approximately 44.425 months; and

•	a weighted average remaining term to scheduled maturity of approximately 28.671 months.

As of July 31, 2004, the leases in the actual pool will have an aggregate initial securitization value of approximately $1,709,401,709.41.

The Transaction SUBI Certificate

The origination trust will issue a special unit of beneficial interest, which is also called the “Transaction SUBI”, constituting a beneficial interest in the leases and the related vehicles included in this transaction.

The Transaction SUBI will be represented by a Transaction SUBI Certificate representing a beneficial interest in the origination trust relating solely to the assets included in the Transaction SUBI, which are the leases and related vehicles included in this transaction. The Transaction SUBI Certificate will be transferred to the issuer at the time the issuer issues the notes. The Transaction SUBI Certificate is not offered to you under this prospectus.

The Transaction SUBI Certificate will evidence a beneficial interest, not a direct ownership interest, in the related assets included in the Transaction SUBI. The Transaction SUBI Certificate will not evidence an interest in any assets of the origination trust other than those assets, and payments made on or in respect of any other origination trust assets will not be available to make payments on the notes. By holding the Transaction SUBI Certificate, the issuer will receive an amount equal to all payments made on or in respect of the assets included in the Transaction SUBI.

For more information regarding the issuer’s property, you should refer to “The Transaction SUBI” and “The Leases.”

Credit Enhancement

Credit enhancement for the notes will consist primarily of the following:

•	overcollateralization; and

•	the reserve account.

The Reserve Account

As an additional source of credit enhancement, the issuer will establish a reserve account in the name of the indenture trustee. The reserve account will be funded as follows:

•	on the closing date, $17,094,017.09, which is approximately 1.00% of the aggregate initial securitization value of the assets allocated to the Transaction SUBI, will be deposited into the reserve account;

•	thereafter, on any payment date while the notes are outstanding, the targeted balance of the reserve account will generally equal $51,282,051.28.

On each payment date, any excess collections remaining after required interest and principal payments on the notes and various other obligations and expenses of the issuer have been paid will be deposited into the reserve account until the funds in the reserve account are equal to the targeted balance.

On each payment date, after all appropriate deposits and withdrawals are made to and from the reserve account, any amounts on deposit in the reserve account in excess of the targeted balance will be distributed to or at the direction of the holder of the issuer’s certificates (which initially will be the transferor).

Available amounts in the reserve account on each payment date (including investment income earned on those amounts) will be available to cover shortfalls in payments on the notes.

For more information regarding the reserve account, you should refer to “Security for the Notes — The Accounts — The Reserve Account.”

Servicing

VW Credit, Inc. will service the origination trust assets, including the assets included in the Transaction SUBI. On each payment date, the issuer will pay VW Credit, Inc., as servicer, a servicing fee equal to the product of (a) one-twelfth (or, in the case of initial collection period, one-sixth), (b) 1.00% and (c) the aggregate securitization value of the leases and leased vehicles represented by the Transaction SUBI Certificate at the beginning of the related collection period, or in the case of the first payment date, at the cutoff date.

Administrator

VW Credit, Inc. will act as administrator for the issuer. On each payment date, the issuer will pay VW Credit, Inc., as administrator, an administration fee of $5,000 as compensation for its services during the preceding collection period.

Tax Status

On the closing date, Mayer, Brown, Rowe & Maw LLP, special counsel to the transferor, will render an opinion to the effect that the notes will be classified as debt for federal income tax purposes. The transferor will agree, and noteholders and beneficial owners will agree by accepting a note or a beneficial interest therein, to treat the notes as debt for federal income tax purposes.

You should consult your own tax advisor regarding the federal income tax consequences of the purchase, ownership and disposition of the notes and the tax consequences arising under the laws of any state or other taxing jurisdiction.

For additional information concerning the application of federal and state income tax laws to the trust and the notes, you should refer to “Certain Material Federal Income Tax Consequences.”

Ratings

On the closing date, each class of notes is expected to receive the following ratings from Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc.:

Standard &
Class	Moody’s	Poor’s

A-1	P-1	A-1+
A-2	Aaa	AAA
A-3	Aaa	AAA
A-4-A
A-4-B	]Aaa	]AAA

There can be no assurance that a rating will not be lowered or withdrawn by an assigning rating agency.

ERISA Considerations

It is expected that the notes will be eligible for purchase by employee benefit plans subject to the considerations discussed under “ERISA Considerations.” However, plans contemplating a purchase of notes should consult their counsel before making a purchase.

Money Market Investment

The Class A-1 notes have been structured to be eligible securities for purchase by money market funds under Rule 2a-7 under the Investment Company Act of 1940. Money market funds contemplating a purchase of Class A-1 notes should consult their counsel before making a purchase.

Principal Executive Office

The principal executive offices of the servicer and the transferor are located at 3800 Hamlin Road, Auburn Hills, Michigan 48326.

RISK FACTORS

      You should consider the following risk factors in deciding whether to purchase any of the notes.

You may have difficulty selling your notes and/or obtaining your desired price due to the absence of a secondary market.	The notes will not be listed on any securities exchange. Therefore, in order to sell your notes, you must first locate a willing purchaser. The absence of a secondary market for the notes could limit your ability to resell them. Currently, no secondary market exists for the notes. We cannot assure you that a secondary market will develop. The underwriters intend to make a secondary market for the notes by offering to buy the notes from investors that wish to sell. However, the underwriters are not obligated to make offers to buy the notes and they may stop making offers at any time. In addition, the underwriters’ offered prices, if any, may not reflect prices that other potential purchasers would be willing to pay were they given the opportunity. There have been times in the past when very few buyers of asset backed securities existed and there may be similar times in the future. As a result, you may be unable to sell your notes when you want to do so or you may be unable to obtain the price that you wish to receive for your notes.

You may experience a loss if defaults on the leases or residual value losses exceed the available credit enhancement.	The issuer does not have, nor is it permitted or expected to have, any significant assets or sources of funds other than the Transaction SUBI Certificate and available funds in the reserve account. The notes represent obligations solely of the issuer and will not be insured or guaranteed by any entity. Accordingly, you will rely primarily upon collections on the leases and the related leased vehicles, together with monies on deposit in the reserve account, for payments on your notes. The reserve account will cover shortfalls due to delinquencies and losses on the leases and leased vehicles up to some level. However, if delinquencies and losses create shortfalls which exceed the available credit enhancement, you may experience delays in payments due to you and you could suffer a loss. You will have no claim to any amounts properly distributed to the transferor or others from time to time.

The timing of principal payments is uncertain.	The amount of principal paid on the notes and the time when you receive those payments depends on the rate of payments and losses relating to the leases and the leased vehicles, which cannot be predicted with certainty. Payments may be regularly scheduled monthly payments or unscheduled payments like those resulting from prepayments or liquidations of leased vehicles following termination of defaulted leases.

Additionally, the servicer may be required to make payments relating to the leases and leased vehicles under some circumstances, and the transferor will under certain circumstances have the right to purchase all of the assets of the issuer pursuant to a clean-up call on any payment date when the unpaid aggregate principal amount of the notes is less than or equal to 10% of the aggregate initial principal amount of the notes. Each of these payments will have the effect of accelerating the payment of principal and shortening the average life of all outstanding notes. You will bear any reinvestment risks resulting from a faster or slower rate of payments of the leases and the leased vehicles, including the risk that available investments at that time have lower interest rates than the notes.

Your share of possible losses may not be proportional.	Prior to an acceleration of the notes following an event of default, principal payments on the notes generally will be made first to the Class A-1 noteholders, then to the Class A-2 noteholders, then to the Class A-3 noteholders and finally to the Class A-4-A noteholders and the Class A-4-B noteholders on a pro rata basis, so that no principal will be paid on any class of the notes until each class of notes with a lower numerical designation has been paid in full. As a result, a class of notes with a later maturity may absorb more losses than a class of notes with an earlier maturity.

You may experience a loss or a delay in receiving payments on the notes if the assets of the issuer are liquidated.	If certain events of default under the indenture occur and the notes are accelerated, the indenture trustee may liquidate the assets of the issuer. If a liquidation occurs close to the date when any class otherwise would have been paid in full, repayment of that class might be delayed while liquidation of the assets is occurring. The issuer cannot predict the length of time that will be required for liquidation of the assets of the issuer to be completed. In addition, liquidation proceeds may not be sufficient to repay the notes in full. Even if liquidation proceeds are sufficient to repay the notes in full, any liquidation that causes the principal of a class of notes to be paid before the related final scheduled payment date will involve the prepayment risks described under “Risk Factors — The timing of principal payments is uncertain.”

The geographic concentration of the leases could negatively affect the issuer’s assets.	As of the cutoff date, the leases were originated in 50 states and the District of Columbia, with 20.11% of the aggregate initial securitization value in California, 10.90% of the aggregate initial securitization value in New York, 9.77% of the aggregate initial securitization value in New Jersey and 8.96% of the aggregate initial securitization value in Florida, based on the lessee’s billing address. Adverse economic conditions in one or both of these states may have a disproportionate impact on the performance of the leases and the leased vehicles. Economic factors like unemployment, interest rates, the rate of inflation and consumer perceptions of the economy may affect the rate of prepayment and defaults on the leases and the ability to sell or dispose of the related leased vehicles for an amount at least equal to their stated residual values.

Used car market factors may increase the risk of loss on your investment.	The used car market is affected by supply and demand, consumer tastes, economic factors and manufacturer decisions on pricing of new car models. For instance, introduction of a new model by Volkswagen AG or its affiliates may impact the resale value of the existing portfolio of similar model types. Other factors that are beyond the control of the issuer, the transferor and the servicer could also have a negative impact on the resale value of a vehicle.

Increased turn-in rates may increase losses.	Under each lease, the lessee may elect to purchase the related vehicle at the expiration of the lease for an amount generally equal to the stated residual value established at the inception of the lease. Lessees who decide not to purchase their related vehicles at lease expiration will expose the issuer to possible losses if the sale prices of those vehicles in the used car market are less than their respective stated residual values. The level of turn-ins at termination of the leases could be adversely affected by lessee views on vehicle quality, the relative attractiveness of new models available to the lessees, sales and lease incentives offered with respect to other vehicles (including those offered by VW Credit), the level of the purchase option prices for the related vehicles compared to new and used vehicle prices and economic conditions generally. The grant of extensions and the early termination of leases by lessees may affect the number of turn-ins in a particular month. If losses resulting from increased turn-ins exceed the credit enhancement, you may suffer a loss on your investment.

You may experience losses due to the concentration of leased vehicles in particular models.	As of the cutoff date, the A4 model represents approximately 32.95%, the Jetta model represents approximately 30.99%, the Passat model represents approximately 14.33% and the Beetle model represents approximately 7.56% of the aggregate initial securitization value of the leases and leased vehicles allocated to the Transaction SUBI. Any adverse change affecting a specific model type would reduce the proceeds received at disposition of a related leased vehicle. As a result, you may incur a loss on your investment.

Failure to comply with consumer protection laws could result in a loss.	Federal and state consumer protection laws, including the federal Consumer Leasing Act of 1976 and Regulation M promulgated by the Board of Governors of the Federal Reserve System, impose requirements on retail lease contracts such as the leases. The failure by the origination trust to comply with these requirements may give rise to liabilities on the part of the origination trust or the issuer (as owner of the Transaction SUBI). Further, many states have adopted “lemon laws” that provide vehicle users certain rights in respect of substandard vehicles. A successful claim under a lemon law could result in, among other things, the termination of the related lease and/or the requirement that a portion of payment previously paid by the lessee be refunded. VW Credit has represented and warranted that each lease complies with applicable law in all material respects. If that representation and warranty relating to any lease allocated to the Transaction SUBI proves incorrect, materially and adversely affects the interests of the issuer and is not timely cured, VW Credit will be required to repurchase the beneficial interest in the noncompliant lease and related vehicle from the issuer. To the extent that VW Credit fails to make such a repurchase, or to the extent that a court holds the origination trust or the issuer liable for violating consumer protection laws regardless of such a repurchase, a failure to comply with consumer protection laws could result in required payments by the origination trust or the issuer. If sufficient funds are not available to make both payments to lessees and on your notes, you may suffer a loss on your investment in the notes.

For a discussion of federal and state consumer protection laws which may affect the leases, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Consumer Protection Laws.”

You could suffer a loss relating to ERISA liens.	Liens in favor of the Pension Benefit Guaranty Corporation could attach to the leases and leased vehicles owned by the origination trust (including the leases and the leased vehicles allocated to the Transaction SUBI) and could be used to satisfy unfunded pension obligations of any member of a controlled group that includes VW Credit and its affiliates which has unfunded pension liabilities under its defined benefit pension plans. Because these liens could attach directly to the leases and leased vehicles and because the issuer does not have a prior perfected security interest in the assets included in the Transaction SUBI, these liens could have priority over the interest of the issuer in the assets included in the Transaction SUBI.

From time to time, the rating agencies rating the notes may request information with respect to any defined benefit pension plans maintained or sponsored by VW Credit or any of its affiliates. Although VW Credit will use reasonable efforts to comply with such request, there is no assurance that VW Credit will be able to provide the requested information. We have been informed by the rating agencies that they are continuing to study the appropriate criteria to evaluate the risk of ERISA liens in auto lease securitization transactions. As a result of the continued rating agency study of these risks, the ratings of the notes could potentially be reevaluated. Any rating downgrade could result in a decline in the market value of your notes.

As of the date of this prospectus, neither VW Credit nor any of its affiliates had any material unfunded liabilities with respect to their respective defined benefit pension plans.

Vicarious tort liability may result in a loss.	Some states allow a party that incurs an injury involving a vehicle to sue the owner of the vehicle merely because of that ownership. As owner of the vehicles, the origination trust may be subject to these lawsuits. Most, but not all, states, however, either prohibit these vicarious liability suits against leasing companies or limit the lessor’s liability to the amount of liability insurance that the lessee was required to carry under applicable law but failed to maintain.

The servicer will be required to maintain on behalf of the origination trust at least $25 million of liability insurance coverage. However, this coverage is subject to deductibles and claims could be imposed against the assets of the origination trust which could exceed that coverage. In the event the servicer fails to maintain this liability insurance coverage, the deductible is not satisfied or the insurance coverage protecting the origination trust is insufficient to cover a material claim, that claim could be satisfied out of the proceeds of the vehicles and leases allocated to the transaction and investors in the notes could incur a loss on their investment.

For a discussion of the possible liability of the origination trust in connection with the use or operation of the leased vehicles, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability.”

A transferor or servicer bankruptcy could delay or limit payments to you.	Following a bankruptcy or insolvency of the servicer or the transferor, a court could conclude that the Transaction SUBI Certificate is owned by the servicer or the transferor, instead of the issuer. This conclusion could be either because the transfer of the Transaction SUBI Certificate from VW Credit to the transferor or from the transferor to the issuer was not a true sale or because the court concluded that the transferor or the issuer should be treated as the same entity as the servicer or the transferor for bankruptcy purposes. If this were to occur, you could experience delays in payments due to you or you may not ultimately receive all amounts due to you as a result of:

• the automatic stay, which prevents a secured creditor from exercising remedies against a debtor in bankruptcy without permission from the court, and provisions of the United States Bankruptcy Code that permit substitution of collateral in limited circumstances;

• tax or government liens on the servicer’s or the transferor’s property (that arose prior to the transfer of the Transaction SUBI Certificate to the issuer) having a prior claim on collections before the collections are used to make payments on the notes; or

• the fact that neither the issuer nor the indenture trustee has a perfected security interest in the leases and leased vehicles allocated to the Transaction SUBI and may not have a perfected security interest in any cash collections of the leases and leased vehicles allocated to the Transaction SUBI held by the servicer at the time that a bankruptcy proceeding begins.

For a discussion of how a bankruptcy proceeding of the servicer or the transferor may affect the issuer and the notes, you should refer to “Additional Legal Aspects of the Origination Trust and the Transaction SUBI — Insolvency Related Matters.”

The failure to make principal payments on the notes prior to the applicable final scheduled payment date will generally not result in an event of default under the indenture.	The amount of principal required to be paid to you prior to the applicable final scheduled payment date generally will be limited to amounts available for those purposes. Therefore, the failure to pay principal of a note generally will not result in an event of default under the indenture until the applicable final scheduled payment date.

The notes are not suitable investments for all investors.	The notes are complex investments that are not a suitable investment if you require a regular predictable schedule of payments. The notes should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, residual value, default and market risk, the tax consequences of an investment and the interaction of these factors.

A change or withdrawal by the rating agencies of their initial ratings may reduce the market value of the notes.	A security rating is not a recommendation by a rating agency that you buy, sell or hold securities. Any rating agency may change its rating of the notes after the notes are issued if that rating agency believes that circumstances have changed. A rating downgrade may reduce the price that a subsequent purchaser will be willing to pay for the notes.

Adverse events with respect to VW Credit or its affiliates could affect the timing of payments on your notes or have other adverse effects on your notes.	Adverse events with respect to VW Credit or any of its affiliates could result in servicing disruptions or reduce the market value of your notes. In the event of a termination and replacement of VW Credit as the servicer, there may be some disruption of the collection activity with respect to delinquent leases and therefore delinquencies and credit losses could increase. Similarly, if VW Credit becomes unable to repurchase the beneficial interest in any Units which do not comply with representations and warranties about the Units made by VW Credit in the SUBI Sale Agreement (for example, representations relating to the compliance of the lease contracts with applicable laws or representations relating to amounts required to be received upon the exercise of purchase options by the lessees thereunder), then investors could suffer losses. In addition, adverse corporate developments with respect to servicers of asset-backed securities or their affiliates have in some cases also resulted in a reduction in the market value of the related asset-backed securities.

The return on your notes could be reduced by shortfalls due to application of the Servicemembers Civil Relief Act.	The Servicemembers Civil Relief Act and similar laws of many states may provide relief to members of the military on active duty, including reservists, who have entered into an obligation, such as a lease contract for a lease of a vehicle, before entering into military service and provide that under some circumstances the lessor may not terminate the lease contract for breach of the terms of the contract including nonpayment. Furthermore, under the Servicemembers Civil Relief Act, a lessee may terminate a lease of a vehicle at anytime after the lessee’s entry into military service or the date of the lessee’s military orders (as described below) if (i) the lease is executed by or on behalf of a person who subsequently enters military service under a call or order specifying a period of not less than 180 days (or who enters military service under a call or order specifying a period of 180 days or less and who, without a break in service, receives orders extending the period of military service to a period of not less than 180 days); or (ii) the lessee, while in the military, executes a lease of a vehicle and thereafter receives military orders for a permanent change of station outside of the continental United States or to deploy with a military unit for a period of not less than 180 days. No early termination charge may be imposed on the lessee for such termination. No information can be provided as to the number of leases that may be affected by these laws. In addition, current military operations of the United States, including military operations in Iraq and the Middle East, have increased and may continue to increase the number of citizens who are in active military service, including persons in reserve status who have been called or will be called to active duty. In addition, these laws may impose limitations that would impair the ability of the servicer to repossess a defaulted vehicle during the lessee’s period of active duty status. If a lessee’s obligation to make lease payments is reduced, adjusted or extended, or if the lease is terminated early and no early termination charge is imposed, the servicer will not be required to advance those amounts. Any resulting shortfalls in interest or principal will reduce the amount available for distribution on the notes.

For more information regarding the effect of the Servicemembers Civil Relief Act, you should refer to “Additional Legal Aspects of the Leases and the Leased Vehicles — Consumer Protection Laws.”

The servicer’s commingling of funds with its own funds could result in a loss.	VW Credit, Inc., as the servicer, may be able to commingle funds relating to this transaction such as security deposits, collections from the leases and proceeds from the disposition of the related leased vehicles with its own funds during each collection period and may be able to make a single deposit to the collection account on each payment date. See “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Collections.” Commingled funds may be used or invested by the servicer at its own risk and for its own benefit. If the servicer were unable to remit such funds or the servicer were to become a debtor under any insolvency laws, delays or reductions in distributions to you may occur. In addition, if the servicer failed to remit to the lessees the required portions of their security deposits at the expiration of their leases, the origination trust could be held liable for those portions of the security deposits, and investors in the notes could incur a loss on their investment as a result.

There are risks associated with the interest rate swap.	If the issuer issues any Class A-4-B notes, then the issuer will enter into the interest rate swap transaction because the receivables owned by the issuer bear interest at fixed rates while the Class A-4-B notes will bear interest at a floating rate based on LIBOR. The issuer will use payments made by the swap counterparty, if any, to make payments on the notes and other payments on each payment date.

During those periods in which the floating rate payable by the swap counterparty is substantially greater than the fixed rate payable by the issuer, the issuer will be more dependent on receiving payments from the swap counterparty in order to make interest payments on the notes without using amounts that would otherwise be paid as principal on the notes. If the swap counterparty fails to pay net swap receipts and collections on the receivables are insufficient to make payments on the notes, you may experience delays and/or reductions in the interest and principal payments on your notes.

During those periods in which the floating rate payable by the swap counterparty under the interest rate swap transaction is less than the fixed rate payable by the issuer under the interest rate swap transaction, the issuer will be obligated to make a net swap payment to the swap counterparty. The issuer’s obligations to pay a net swap payment to the swap counterparty is secured under the indenture by the issuer property. The swap counterparty’s claim for a net swap payment will be higher in priority than all payments on the notes. If a net swap payment is due to the swap counterparty on a payment date, there may be insufficient collections on the receivables to make payments of interest and principal on the notes and you may experience delays and/or reductions in the interest and principal payments on your notes.

The interest rate swap transaction generally may not be terminated except upon failure of either party to the interest rate swap transaction to make payments when due, insolvency of either party to that interest rate swap transaction, illegality, any acceleration of the notes following an event of default under the indenture, any breach of the interest rate swap transaction or misrepresentation by the swap counterparty, any merger of the swap counterparty without assumption, any tax event regarding the swap counterparty, any credit event upon a merger of the swap counterparty, any default under any specified transaction with respect to the swap counterparty or failure of the swap counterparty to post collateral, assigning that interest rate swap transaction to an eligible counterparty or taking other remedial action if the swap counterparty’s credit ratings drop below the levels required by that interest rate swap transaction. Depending on, among other things, the reason for the termination, a swap termination payment may be due to the issuer or to the swap counterparty. Any swap termination payment could, if market interest rates and other conditions have changed materially, be substantial.

If the swap counterparty fails to make a swap termination payment owed to the issuer under the interest rate swap transaction, the issuer may not be able to enter into a replacement interest rate swap transaction. If this occurs, the amount available to pay principal of and interest on the notes will be reduced to the extent the interest rate on the Class A-4-B notes exceeds the fixed rate the issuer would have been required to pay the swap counterparty under the interest rate swap transaction.

If the interest rate swap transaction is terminated and no replacement is entered into, and if collections on the receivables are insufficient to make payments of interest and principal on your notes, you may experience delays and/or reductions in the interest and principal payments on your notes.

OVERVIEW OF THE TRANSACTION

      Please refer to page v for a diagram providing an overview of the transaction described in this prospectus. You can find a listing of the pages where the principal terms are defined under “Index of Principal Terms” beginning on page 92.

      All of the motor vehicle dealers in the VW Credit, Inc. (“VW Credit”) network of dealers have entered into agreements pursuant to which they have assigned and will assign retail closed-end motor vehicle lease contracts to VW Credit Leasing, Ltd., a Delaware statutory trust (the “origination trust”). The origination trust was created in June 1999 to avoid the administrative difficulty and expense associated with retitling leased vehicles for the securitization of motor vehicle leases. The origination trust issued to VW Credit the undivided trust interest representing the entire beneficial interest in the unallocated assets of the origination trust. In this prospectus, we refer to the undivided trust interest in the origination trust as the “UTI.” See “The Origination Trust — Property of the Origination Trust.” In connection with this transaction, VW Credit will instruct the trustees of the origination trust:

•	to establish a special unit of beneficial interest in the origination trust (the “Transaction SUBI”); and

•	to allocate a separate portfolio of leases and the related vehicles leased under the leases and some related assets of the origination trust to the Transaction SUBI. A lease, the related leased vehicle and the other origination trust assets directly related to the lease and leased vehicle are collectively called a “Unit”, and all of the Units allocated to the Transaction SUBI are called the “Included Units.”

The Transaction SUBI will represent the entire beneficial interest in the Included Units. The origination trust will issue a certificate evidencing the Transaction SUBI (the “Transaction SUBI Certificate”) to or upon the order of VW Credit, as beneficiary of the UTI. Upon the creation of the Transaction SUBI, the Included Units will no longer constitute assets of the origination trust represented by the UTI and VW Credit’s interest in the origination trust assets represented by the UTI will be reduced accordingly. The Transaction SUBI will evidence an indirect beneficial interest, rather than a direct legal interest, in the Included Units. The Transaction SUBI will not represent a beneficial interest in any origination trust assets other than the Included Units. Payments made on or in respect of any origination trust assets other than the Included Units will not be available to make payments on the notes. VW Credit, as beneficiary of the UTI, may from time to time cause special units of beneficial interest similar to the Transaction SUBI (each, an “Other SUBI”) to be created. The issuer (and, accordingly, the noteholders) will have no interest in the UTI, any Other SUBI or any assets of the origination trust evidenced by the UTI or any Other SUBI. See “The Origination Trust” and “The Transaction SUBI.”

      On the closing date, which is the date of initial issuance of the notes, VW Credit will sell, transfer and assign the Transaction SUBI Certificate to Volkswagen Auto Lease Underwritten Funding, LLC (the “transferor”). The transferor will in turn transfer and assign the Transaction SUBI Certificate to Volkswagen Auto Lease Trust 2004-A, a newly formed Delaware statutory trust (the “issuer”). The issuer will issue the notes in an aggregate principal amount of $1,500,000,000 (the “initial note balance”), and will pledge the Transaction SUBI Certificate to the indenture trustee as security therefor. Each note will represent an obligation of the issuer.

      The issuer will not issue the notes unless Moody’s and Standard & Poor’s (each, a “rating agency”) rate (i) the Class A-1 notes in their highest respective short-term rating category and (ii) the Class A-2 notes, the Class A-3 notes, the Class A-4-A notes and the Class A-4-B notes in their highest respective long-term rating category. See “Ratings of the Notes” and “Risk Factors — A change or withdrawal by the rating agencies of their initial ratings may reduce the market value of the notes” for further information concerning the ratings assigned to the notes, including the limitations of those ratings.

THE ISSUER

Formation

      The issuer is a statutory trust formed under the laws of Delaware solely for the purposes of the transactions described in this prospectus. The issuer will be governed by the issuer’s amended and restated trust agreement, to be dated as of the closing date (the “issuer’s trust agreement”), between the transferor and The Bank of New York (Delaware), as owner trustee.

      On the closing date, the issuer will issue the notes pursuant to an indenture between the issuer and Citibank, N.A., as indenture trustee.

      The issuer will not engage in any activity other than as duly authorized in accordance with the terms of the issuer’s trust agreement or the other transaction documents. On the closing date, the authorized purposes of the issuer will be limited to:

•	issuing, selling, transferring and exchanging the notes and the certificates of beneficial interest in the issuer;

•	acquiring the Transaction SUBI Certificate and the other property of the issuer;

•	making deposits to and withdrawals from the collection account, the reserve account and the swap termination payment account;

•	assigning and pledging the property of the issuer;

•	paying the organizational, start-up and transactional expenses of the issuer;

•	making payments on the notes and distributions on the issuer’s certificates;

•	holding, managing and distributing to the holders of the issuer’s certificates any portion of the trust estate released from the lien of indenture;

•	entering into and performing its obligations under the transaction documents to which it is a party;

•	engaging in other transactions, including entering into agreements, that are necessary, suitable or convenient to accomplish, or that are incidental to or connected with, any of the foregoing activities; and

•	subject to compliance with the transaction documents, engaging in such other activities as may be required in connection with conservation of the trust estate and the making of distributions to the holders of the notes and the certificates.

      The issuer may not engage in any additional activities other than in connection with the foregoing purposes or other than as required or authorized by the terms of the Issuer’s trust agreement or the other transaction documents.

      The issuer’s principal offices initially will be in Newark, Delaware, in care of the owner trustee, at the address listed below under “— The Owner Trustee.”

Capitalization of the Issuer

      On the closing date, in exchange for the transfer of the Transaction SUBI Certificate, the issuer will pay to the transferor the net proceeds from the sale of the notes and will issue to the transferor the certificates. The following table illustrates the capitalization of the issuer as of the closing date, as if the issuance and sale of the notes had taken place on that date:

Class A-1 Notes	$321,000,000
Class A-2 Notes	$437,000,000
Class A-3 Notes	$326,000,000
Class A-4-A Notes	$100,000,000
Class A-4-B Notes	$316,000,000
Certificates	$209,401,709

Total	$1,709,401,709

      The certificates are not offered by this prospectus, and will initially be retained by the transferor.

The Owner Trustee

      The Bank of New York (Delaware) will be the owner trustee under the issuer’s trust agreement. The owner trustee is a Delaware banking corporation, and its principal place of business is located at 502 White Clay Center, Route 273, Newark, Delaware 19711. The owner trustee in its individual or any other capacity may become the owner or pledgee of the issuer’s certificates or notes. VW Credit, the transferor, the indenture trustee and their respective affiliates may maintain normal commercial banking relationships with the owner trustee and its affiliates. The fees and expenses of the owner trustee will be paid by the administrator.

Property of the Issuer

      On the closing date, the transferor will transfer the Transaction SUBI Certificate to the issuer pursuant to the SUBI Transfer Agreement. The issuer will then pledge its interest in the Transaction SUBI Certificate to the indenture trustee under the indenture. See “The Transaction SUBI — Transfers of the Transaction SUBI Certificate.”

      After giving effect to the transactions described in this prospectus, the property designated to the issuer (which we refer to as the “trust estate”) will include:

•	the Transaction SUBI Certificate, evidencing a 100% beneficial interest in the Transaction SUBI and the Included Units, including the lease payments and the right to payments received after July 31, 2004 (the “cutoff date”) and the right to payment received after the cutoff date from the sale or other disposition of the leased vehicles;

•	the reserve account and the collection account (including investment earnings — net of losses and expenses — on amounts on deposit therein);

•	the rights of the transferor, as buyer, under the SUBI Sale Agreement;

•	the rights of the issuer, as buyer, under the SUBI Transfer Agreement;

•	the rights of the issuer under the Interest Rate Swap Transaction;

•	the rights of the issuer as a third-party beneficiary under the Servicing Agreement, origination trust agreement and the supplements to those agreements, to the extent relating to the Included Units; and

•	all proceeds of the foregoing, provided that actual sales proceeds will not constitute part of the trust estate (as described under “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Like Kind Exchange Program”).

The issuer will pledge the trust estate to the indenture trustee under the indenture.

      Because the Transaction SUBI will represent a beneficial interest in the Included Units, noteholders will be dependent on payments made on the leases and proceeds received in connection with the sale or other disposition of the related leased vehicles for payments on the notes. The issuer will not have a direct ownership interest in the leases or a direct ownership interest or perfected security interest in the leased vehicles — which will be titled in the name of the origination trust (or a nominee or trustee of the origination trust) — and it is therefore possible that a claim or lien in respect of the leased vehicles or the origination trust could limit the amounts payable in respect of the Transaction SUBI Certificate to less than the amounts received from the lessees of the leased vehicles or received from the sale or other disposition of the leased vehicles. To the extent that a claim or lien were to delay the disposition of the leased vehicles or reduce the amount paid to the holder of the Transaction SUBI Certificate in respect of its beneficial interest in the Included Units, noteholders could experience delays in payment or losses on their investment.

USE OF PROCEEDS

      The net proceeds from the sale of the notes (the proceeds of the sale of the notes minus the sum of the expenses relating to the issuance and sale of the notes) will be applied by the issuer to acquire the Transaction SUBI Certificate from the transferor.

THE ORIGINATION TRUST

General

      The origination trust is a Delaware statutory trust and is governed by the trust agreement, dated as of June 2, 1999 (the “origination trust agreement”), among VW Credit, as settlor and initial beneficiary, U.S. Bank National Association (f/k/a U.S. Bank Trust National Association), as UTI trustee and administrative trustee, and Wilmington Trust Company, as Delaware trustee. To provide for the servicing of the origination trust assets, the origination trust and VW Credit, as servicer, have entered into an Amended and Restated Servicing Agreement (the “Base Servicing Agreement”), dated as of December 21, 2000. The primary business purpose of the origination trust is to take assignments of, and serve as record holder of title to, the Units in order to facilitate sale or financing transactions involving Units, including the securitization of Units in connection with the issuance of asset backed securities.

      Except as otherwise described under “Additional Document Provisions — The Origination Trust Agreement and the Transaction SUBI Supplement,” under the origination trust agreement, the origination trust has not and may not:

•	issue beneficial or other interests in the origination trust assets or securities other than the Transaction SUBI, the Transaction SUBI Certificate, Other SUBIs, one or more certificates representing each Other SUBI (the “Other SUBI Certificates”), the UTI and one or more certificates representing the UTI (the “UTI Certificates”);

•	borrow money on behalf of the origination trust;

•	make loans or extend credit on behalf of the origination trust;

•	underwrite securities;

•	offer securities in exchange for origination trust assets, with the exception of the Transaction SUBI Certificate, Other SUBI Certificates and the UTI Certificates;

•	repurchase or otherwise reacquire any UTI Certificate or, except as permitted by or in connection with permitted financing transactions, the Transaction SUBI Certificate or any Other SUBI Certificate;

•	have any employees;

•	own any real property; or

•	except for the acquisition of origination trust assets and agreements relating to permitted financing transactions, enter into any agreements or contracts.

For further information regarding the origination trust and the servicing of the leases and leased vehicles, you should refer to “Additional Document Provisions — The Origination Trust Agreement and the Transaction SUBI Supplement” and “— The Servicing Agreement; Servicing of the Transaction SUBI Assets.”

The Transaction SUBI Trustee

      U.S. Bank National Association, a national banking association, is the Transaction SUBI trustee for the Transaction SUBI. The Transaction SUBI trustee is not affiliated with VW Credit or any of its affiliates. U.S. Bank National Association is also the UTI trustee and the administrative trustee of the origination trust.

Property of the Origination Trust

      The assets of the origination trust generally consist of:

•	cash;

•	leases originated by VW Credit, a dealer or directly by the origination trust;

•	leased vehicles and all proceeds of those leased vehicles;

•	the right to proceeds from all dealer repurchase obligations, if any, relating to any lease or leased vehicle;

•	all warranty and indemnity claims against the manufacturer or distributor of a vehicle;

•	all guarantees given in connection with any lease;

•	the rights under and proceeds from insurance policies, if any, covering the leases, the related lessees or the leased vehicles, including but not limited to residual value, liability and credit life insurance;

•	any security deposits to the extent due to the lessor under the related lease; and

•	all proceeds of the foregoing.

      From time to time after the date of this prospectus, additional leases will be originated by or assigned to the origination trust and, as described below, title to the related leased vehicles will be in the name of the origination trust (or a nominee or trustee thereof on behalf of the origination trust). The additional leases will not be allowed into the Transaction SUBI and will not be included in this transaction.

Lease Origination and the Titling of Vehicles

      Under each lease, the origination trust (or a nominee or trustee of the origination trust) will be listed as the owner of the related leased vehicle on its certificate of title. Liens will not be placed on the certificates of title, and there will be no indication on any certificates of title to reflect the interest in the leased vehicles of the issuer, as holder, or the indenture trustee, as pledgee, of the Transaction SUBI Certificate. The certificates of title to the leased vehicles registered in several states may, however, reflect a first lien or “administrative lien” held by the origination trust or the servicer that will exist solely to provide for delivery of title documentation for the leased vehicles to the servicer. Each entity that records an administrative lien (other than the origination trust) will enter into an agreement by which it acknowledges that it has no interest in the related leased vehicles and additionally waives, quitclaims and releases any claim that it may have against the leased vehicles by virtue of those liens.

      All Units owned by the origination trust will be held for the benefit of entities that from time to time hold beneficial interests in the origination trust. Those interests will be evidenced with respect to:

•	Units not allocated to the Transaction SUBI or any Other SUBI, by the UTI;

•	Units included in this transaction, by the Transaction SUBI; and

•	Units financed in another transaction, by one or more Other SUBIs.

      Entities holding beneficial interests in the origination trust will not have a direct ownership in the related leases or a direct ownership or perfected security interest in the related leased vehicles.

      The issuer has no direct interest in the Included Units. Therefore, the issuer does not have a perfected lien in the leases or the leased vehicles, but will have a perfected security interest in the Transaction SUBI Certificate.

THE TRANSACTION SUBI

General

      The Transaction SUBI will be issued by the origination trust under a supplement to the origination trust agreement to be dated as of the closing date (the “Transaction SUBI Supplement” and, together with the origination trust agreement, the “Transaction SUBI Trust Agreement”). To provide for the servicing of the Included Units, the origination trust, the servicer and the Transaction SUBI trustee will enter into a supplement to the Base Servicing Agreement to be dated as of the closing date (the “Transaction SUBI Servicing Supplement,” and together with the Base Servicing Agreement, the “Servicing Agreement”). The Transaction SUBI will represent a beneficial interest, not a direct interest, in the Included Units. The Transaction SUBI will not represent an interest in any origination trust assets other than those Included Units. The issuer and the noteholders will have no interest in the UTI, any Other SUBI or any assets of the origination trust evidenced by the UTI or any Other SUBI. Payments made on or in respect of origination trust assets not represented by the Transaction SUBI will not be available to make payments on the notes. For further information regarding the origination trust, you should refer to “Additional Legal Aspects of the Origination Trust and the Transaction SUBI — The Origination Trust.”

      The Transaction SUBI Certificate will evidence a beneficial interest in the origination trust assets allocated to the Transaction SUBI, which will generally consist of the Included Units and all proceeds of or payments on or in respect of the leases or leased vehicles received after the cutoff date.

      On the closing date, the origination trust will issue the Transaction SUBI Certificate to or upon the order of VW Credit, as UTI beneficiary.

Transfers of the Transaction SUBI Certificate

      Simultaneously with the issuance of the Transaction SUBI Certificate to VW Credit, VW Credit will convey the Transaction SUBI Certificate to the transferor pursuant to a transfer agreement, to be dated as of the closing date, called the “SUBI Sale Agreement.” VW Credit will covenant to treat the conveyance of the Transaction SUBI Certificate to the transferor as an absolute sale, transfer and assignment for all purposes.

      Immediately after the transfer of the Transaction SUBI Certificate to the transferor, the transferor will:

•	transfer to the issuer, without recourse, all of its right, title and interest in and to the Transaction SUBI Certificate under a transfer agreement, to be dated as of the closing date, called the “SUBI Transfer Agreement;”

•	assign to the issuer all of its rights under the SUBI Sale Agreement; and

•	deliver the Transaction SUBI Certificate to the issuer.

In exchange, the issuer will pay to the transferor the net proceeds from the sale of the notes to third party investors and will issue to the transferor the certificates.

      Immediately following the transfer of the Transaction SUBI Certificate to the issuer, the issuer will pledge its interest in the trust estate, which includes the Transaction SUBI Certificate, to the indenture trustee as security for the notes.

      After the transfer of the Transaction SUBI Certificate to the issuer, VW Credit will be obligated to cause the repurchase of any Units which do not comply with representations and warranties about the Units made by

VW Credit in the SUBI Sale Agreement. Those representations and warranties relate primarily to the origination of the Units and do not typically relate to the creditworthiness of the related lessees, the collectibility of the leases or the resale value of the related leased vehicles at termination or expiration of the leases. See “The Leases — Representations, Warranties and Covenants.” In addition, VW Credit, as servicer, will be required to cause the repurchase of any Units which include leases as to which the servicer grants a Postmaturity Term Extension. See “VW Credit, Inc. — Extensions.” The repurchase price of a Unit will be the securitization value of that Unit.

THE TRANSFEROR

      The transferor is a special purpose limited liability company that was formed under the laws of Delaware on August 9, 2002. The sole equity member of the transferor is VW Credit. The principal office of the transferor is located at c/o VW Credit, Inc., 3800 Hamlin Road, Auburn Hills, Michigan 48326 and its telephone number is (248) 754-5000.

      The transferor was organized solely for the purpose of acquiring interests in the origination trust, causing securities such as the notes and the certificates of beneficial interest in the issuer to be issued, and engaging in related and similar transactions. The limited liability company agreement of the transferor limits its activities to the foregoing purposes and to any activities incidental or necessary thereto.

      Because the transferor will have no employees, the transferor will hire VW Credit to perform administrative and ministerial tasks on its behalf.

VW CREDIT, INC.

General

      VW Credit, was incorporated in Delaware on April 2, 1981 and is a wholly-owned subsidiary of Volkswagen of America, Inc. (“Volkswagen of America”). Volkswagen of America is an indirect wholly- owned subsidiary of Volkswagen Aktiengesellschaft (“Volkswagen AG”). The principal activity of VW Credit is acting as a finance subsidiary of Volkswagen of America, including purchasing retail installment sales contracts and leases from Volkswagen and Audi dealers. VW Credit offers a wide range of automobile-related financial products, including wholesale floor plan financing, retail auto loan and lease financing.

      The principal offices of VW Credit are located at 3800 Hamlin Road, Auburn Hills, Michigan, 48326. Its telephone number is (248) 754-5000.

Lease Underwriting Procedures

      Both auto loan and auto lease applications are generally subject to the same credit policies and procedures at VW Credit. Contracts that are purchased must comply with VW Credit’s underwriting standards and other requirements, as described below, under existing agreements between VW Credit and dealers. VW Credit’s underwriting standards emphasize the prospective lessee’s ability to pay and creditworthiness, as well as the asset value of the motor vehicle to be leased. VW Credit’s underwriting, servicing and collection activities are conducted principally at processing centers located in Libertyville, Illinois and Portland, Oregon.

      Lease applications submitted to VW Credit for a new motor vehicle must list sufficient information to process the application, including the applicant’s:

•	residential information;

•	source and amount of monthly income;

•	monthly mortgage or rent payment;

•	social security number; and

•	other personal information.

      VW Credit’s credit decision is influenced by, among other things, the applicant’s custom credit score as obtained from a statistically derived empirical credit scoring process and a credit bureau score. VW Credit uses a two-dimensional credit score matrix based on the custom score and the credit bureau score for loan and lease originations. The custom scorecards were developed for VW Credit by Fair, Isaac and Company, Inc. based on VW Credit’s specific application, origination and loan and lease performance information. The credit scoring process takes into account information about the applicant, including various debt ratios and other personal information. VW Credit makes its final credit decision based upon the degree of credit risk perceived and the amount of credit requested. To improve overall underwriting efficiency, a portion of VW Credit’s applications are automatically approved or rejected based on an algorithm which takes into consideration the applicant’s credit scores, time in credit bureau, loan to value, prior bankruptcies and other related information.

      VW Credit’s underwriting standards are reviewed by its Retail Credit Committee. Any change in VW Credit’s underwriting standards requires prior approval from the Retail Credit Committee.

Determination of Residual Values

      The value of the notes being offered under this prospectus is based on the aggregate Securitization Value of the Included Units. As used in this prospectus, “Securitization Value” means, for each Included Unit, (a) as of the cutoff date or any date other than the maturity date of the related lease, the sum of (1) the present value (discounted at the Securitization Rate) of the aggregate monthly payments remaining on the lease (including monthly payments due and not yet paid for which the servicer has never made an advance) and (2) the present value (discounted at the Securitization Rate) of the Base Residual Value of the related vehicle and (b) as of the maturity date of the related lease, the Base Residual Value of the related vehicle; however, the Securitization Value of a Terminated Unit (as described below under “The Leases — Characteristics of the Units — Calculation of Targeted Principal Distributable Amount”) is equal to zero. “Base Residual Value” means, for each leased vehicle, the lowest of (i) the stated residual value, (ii) the MSRP ALG Residual and (iii) the Maximum Residualized MSRP ALG Residual (which we also refer to as the “MRM ALG Residual”).

      The MSRP ALG Residual and the MRM ALG Residual are residual value calculations produced by a third-party source, Automotive Lease Guide (also referred to as “ALG”), an independent publisher of residual value percentages recognized throughout the automotive finance industry for projecting vehicle market values at lease termination. The MRM ALG Residual calculates a residual value estimate that is a percentage of the “Maximum Residualized MSRP,” which consists of the manufacturer’s suggested retail price (commonly referred to as “MSRP”) of the typically equipped vehicle and value adding options, giving only partial credit or no credit for those options that add little or no value to the resale price of the vehicle.

      “MSRP ALG Residual” means, with respect to any lease, a residual value estimate produced by ALG based on the total MSRP of the base vehicle and all VW Credit authorized options, without making a distinction between the value adding options and non-value adding options. The calculation of Base Residual Value has the effect of placing a cap on the total capitalized cost of a vehicle for purposes of calculating the residual value of such vehicle.

      Each lease sets forth a residual value, which we refer to in this prospectus as the “stated residual value” established at the time of lease origination (as it may be subsequently revised in connection with an extension of a lease in accordance with customary servicing practices). The stated residual value as provided in the lease agreement is the value of the vehicle at the end of the lease and is the amount used to calculate the base monthly lease payments under the lease, assuming that the lease amortizes like a loan. If we assume that the original capitalized cost of the lease is the initial principal amount of the loan, that the lease rate is the interest rate, that the lease term is the term of the loan and that all monthly payments are timely made, the stated residual value is the amount to which the outstanding balance would decline at the scheduled expiration of the lease term. When a vehicle is sold after being returned by the lessee at the end of the related lease, there will be a residual loss if the net sales proceeds of the vehicle are less than the stated residual value.

      In establishing the stated residual value of Volkswagen leased vehicles, VW Credit uses an internally developed proprietary model. The model uses, among other things, key factors such as MSRP, wholesale price, brand image, model image, month of lease origination, lease term, product life cycle, and any current or planned sales incentives in its calculation of residual values. The model is reviewed regularly by VW Credit’s Residual Value Committee. The stated residual values set by the model are compared to VW Credit’s historical off-lease vehicle sales performance, various independent industry guides, such as ALG and the National Auto Research Official Used Car Market Guide Monthly (“Black Book”), for reasonableness. ALG and Black Book are independent publications of residual value percentages which are widely used throughout the automotive finance industry for estimating vehicle market values at lease termination. These values serve as a projection of a vehicle’s future resale value by expressing the future value as a percentage of a vehicle’s original manufacturer’s suggested retail price. Stated residual values for Audi vehicles are established to project the value of the vehicle at maturity.

      The estimated future value of a leased vehicle is a major component of the leasing business. Specifically, any excess of the stated residual value of a vehicle over its actual future market value represents a residual loss at lease termination. VW Credit believes that the difference between the stated residual values and the actual value at maturity may affect consumer behavior concerning purchasing or returning a vehicle to the lessor at lease termination. Furthermore, VW Credit believes that return rates may decline as the difference between stated residual value and actual value declines. As it specifically pertains to this transaction, the residual loss at lease termination in respect of a leased vehicle will be determined by the excess, if any, of the Base Residual Value of the leased vehicle (which is the lowest of the related stated residual value, the MSRP ALG Residual and the MRM ALG Residual of such vehicle) over its actual sales proceeds.

      All of the leases and leased vehicles that have been allocated to the Transaction SUBI have been originated under the residual value policies described above. Notwithstanding the foregoing, no assurance can be given as to VW Credit’s future experience with respect to the return rates of Volkswagen and Audi vehicles relating to leases originated under these policies. In addition, no assurance can be given that VW Credit’s experience with respect to the return of off-lease Volkswagen and Audi vehicles or related residual value losses, or the experience of the issuer with respect to the leased vehicles, will be similar to that set forth in the residual value loss experience table set forth under “VW Credit, Inc. — Residual Value Loss Experience.”

      VW Credit believes that the historical residual value loss experience is partially attributable to new car pricing policies of all manufacturers. Many manufacturers have recently endeavored to keep new car pricing flat and, in some cases, less than the prices for models from prior years. New car models frequently have more standard equipment that were included as optional equipment in models from prior years. Additionally, VW Credit believes that the increased popularity of leasing and increased levels of new car sales over the last five years has resulted in a higher supply of late model used vehicles. These factors have exerted additional downward pressure on the value of used vehicles when compared to the price for new vehicles.

Remarketing Program

      VW Credit directs all inbound customer calls to the remarketing department 90 days prior to lease maturity. Within 120 days of maturity, the remarketing consultants may proactively call lessees to determine their intent to purchase or return the related leased vehicles. At 75 days and 35 days prior to maturity, VW Credit contacts each lease customer through direct mail providing each customer with information regarding the lessee’s lease obligations, including vehicle inspection, turn-in requirements, option to purchase, financing availability and the required documentation. If the lessee indicates an intention to purchase the leased vehicle, the lessee is provided with all necessary documents to complete the purchase. Lessees that do not respond to any mailings are contacted using phone calls by VW Credit to determine their intentions and to apprise them of their lease end obligations.

      A vehicle inspection, including digital pictures of the vehicle, normally occurs approximately 25 days prior to lease maturity and may occur at the lessee’s residence, place of business or a dealership. The lessee is provided an estimate for excess wear and use and excess mileage charges and is encouraged to file insurance claims and make repairs prior to returning the vehicle. Inspection reports and digital pictures are processed electronically and transmitted for viewing by dealers online to facilitate VW Credit’s online dealer purchase channel.

      From time to time, VW Credit has offered existing lessees special lease programs on selected models to help mitigate residual value losses. These programs may offer the lessee waiver of lease payments upon early termination, an extended service contract at a reduced cost or reduced annual percentage rate financing. There can be no assurance that VW Credit will offer any programs in the future.

Lease Vehicle Maintenance

      Each VW Credit lease contract provides that the lessee is responsible for all maintenance, repair, service and operating expenses of the leased vehicle. In addition, the lessee is responsible for all damage to the leased vehicle and for its loss, seizure or theft. At the scheduled maturity date of a VW Credit lease contract, if the lessee does not purchase the leased vehicle, the VW Credit lease contract requires the lessee to pay VW Credit the estimated cost to repair any damages to the vehicle resulting from unreasonable or “excessive” wear and use. Unreasonable or excess wear and use generally includes, but is not limited to, the following: (1) inoperative mechanical and electrical parts including power accessories, (2) any and all dents, dings, scratches, chips or rusted areas on any body or trim part, (3) gouges or tears through bumper covers, broken or dented grilles, (4) mismatched paint or any mark left by special identification, (5) seats, seat belts, headlining, door panels or carpeting which is torn, worn, stained, burned or damaged, (6) cracks, scratches, pits or chips to windshields, windows, head light lenses, sealed beams or taillight assemblies, (7) any tire not part of a matching set of five tires of the same brand, size and quality (or four with an emergency “doughnut”), any tire with less than 1/8 inch of tread or any tire with gouged, cut, torn or plugged sidewalls or (8) any missing parts, accessories and adornments, including bumpers, ornamentation, aerials, hubcaps, rear view mirrors, radio and stereo components or spare tire. VW Credit may waive all or part of the excessive wear and mileage billed to the lessee.

Methods of Vehicle Disposal

      VW Credit’s vehicle remarketing department handles the disposition of all motor vehicles for VW Credit including repossessions, early terminations and end of term leases. Each lease currently provides that upon maturity, the lessee has the option to purchase the related motor vehicle for an amount equal to the stated purchase option price. If the lessee does not exercise this option, the vehicle is returned to a franchised dealer and the vehicle is offered for sale to the returning dealer through two branded internet sites, http://www.AudiDirect.com and http://www.VolkswagenDirect.com, at a price based on the Manheim Market Report Price (for Audi vehicles) and the VW Credit wholesale auction results (for Volkswagen vehicles), adjusted for mileage and excessive damage. If the dealer to which the vehicle is returned does not exercise its option to purchase the vehicle, then the vehicle is offered for sale on the two internet sites in an auction bidding environment. The “Manheim Market Report Price” of a vehicle is a price quoted in the Manheim Market Report, a publication that monitors and reports the pricing of all cars sold at Manheim Auctions, a large wholesale automobile auction company. Vehicles that are not purchased by the lessee or a dealer are returned to VW Credit for sale through auction. VW Credit uses a system of auto auctions throughout the United States. VW Credit has an internal target of 45 days from the time a vehicle is turned in until it is sold. Repossessions and early terminations are handled in accordance with various state requirements.

      Remarketing decisions related to auction assignment and logistics are primarily electronic. This allows VW Credit to control inventory management, flow of vehicles to the auction and placement of the vehicles to auction locations that it believes will yield the highest net recovery value.

      VW Credit has regular sales at 15 major auction locations throughout the United States. VW Credit’s highest lease volume is in the northeastern region. From time to time, auction capacity and demand for pre-owned vehicles in the northern markets may be insufficient to absorb the volume. Therefore, VW Credit may transport vehicles to different regions where it perceives a greater demand in order to maximize the vehicles’ recovery values.

      The Certified Pre-Owned Vehicle Program was established by Volkswagen of America to create customer and dealer demand for off-lease used Volkswagen and Audi vehicles and to enhance the value of off-lease vehicles. To qualify for the Certified Pre-Owned Vehicle Program, a vehicle must pass an inspection conducted by the related dealer based on standards set by Volkswagen of America. For Certified Pre-Owned vehicles, Volkswagen of America provides a limited warranty which covers the vehicle for a selected period of time and mileage. Each Certified Pre-Owned vehicle is covered by a roadside assistance program which is similar to that offered on new vehicles. The Certified Pre-Owned Vehicle Program is actively marketed by Volkswagen of America using, from time to time, both broadcast and print media.

      Occasionally, VW Credit offers incentives to lease new vehicles to lessees whose lease contracts are nearing expiration. These incentives may include waiver of one or more monthly payments otherwise payable under the related lease for leases allocated to the Transaction SUBI. VW Credit will pay to the issuer the amount of any monthly payments so waived. These incentives may increase the turn-in rates for the related vehicles and increase the exposure of noteholders to residual risks.

Insurance

      Each lease contract requires the lessee to obtain and maintain vehicle liability and physical damage insurance on the leased vehicle. VW Credit’s dealer agreements include a requirement that the dealer provide VW Credit with written evidence that the lessee has physical damage and liability insurance which meets the requirements of the lease contract at the inception of the lease. The amount of insurance required by the lease contracts is at least equal to the amount required by applicable state law, subject to customary deductibles. VW Credit requires the policy to name the origination trust as additional insured with respect to liability and insured and loss payee with respect to physical damage. VW Credit currently monitors the ongoing status of insurance and attempts to cause the lessee to reinstate insurance in the event the lessee has allowed the policy to lapse; nevertheless, there can be no assurance that each leased vehicle will continue to be covered by liability and physical damage insurance for the entire term of the lease or that VW Credit will continue to monitor insurance while the notes remain outstanding. VW Credit does not “force place” insurance.

      VW Credit does not require lessees to carry credit disability, credit life, credit health or other similar insurance coverage which provides for payments to be made on the leases on behalf of lessees in the event of disability or death. To the extent that the lessee obtains any of these insurance coverages, payments received on that coverage may, if permitted by applicable law, be applied to payments on the related lease to the extent that the lessee’s beneficiary chooses to do so.

Collection and Repossession Procedures

      There are three methods for lessees to make monthly lease payments. Most lessees mail payments, along with a statement, to one of three lockboxes. A small percentage of lessees use VW Credit’s automated payment option or make payments by telephone.

      VW Credit measures delinquency by the number of days elapsed from the date a payment is due under the lease contract. VW Credit considers a payment to be past due or delinquent when a lessee fails to make at least 75% of a scheduled payment by the related due date. If a lease is between 5 and 15 days delinquent, VW Credit mails a notice to the lessee and initiates telephone contact requesting payment. VW Credit gains collection efficiency through the use of technology such as automated dialing, predictive dialing and behavioral scoring of all lease accounts. If the delinquent lease cannot be brought current or completely collected within 60 to 90 days, VW Credit generally assigns the vehicle to a repossession agent and attempts to repossess the related leased vehicle. VW Credit holds repossessed vehicles in inventory to comply with any applicable statutory requirements for reinstatement or redemption and then sells or otherwise disposes of the vehicles. VW Credit’s current policy is to generally charge off a lease contract on the earlier of (1) the date on which the proceeds of sale of the leased vehicle are applied to the lease contract and (2) the month in which the lease contract reaches its 120th day of delinquency if assigned to a repossession agent for 60 days. Any deficiencies remaining after repossession and sale of the vehicle or after the full charge-off of the lease generally are pursued by or on behalf of VW Credit to the extent practicable and legally permitted. See “Additional Legal Aspects of the Leases and the Leased Vehicles — Deficiency Judgments.”

Extensions and Pull-Aheads

      On occasion, VW Credit may extend the term of a lease if (1) the lessee requests an extension (2) the lessee is not in default of any of its obligations under the lease and (3) the lessee agrees to continue to make monthly payments. Lessees at the end of a lease who intend to lease another Volkswagen or Audi automobile but cannot do so at lease maturity, for reasons such as awaiting delivery of a new vehicle, preference for the next model year or other timing circumstances, may qualify for a lease term extension of up to a maximum of six months. In addition, in the future VW Credit may adopt incentive programs that encourage term extensions in connection with the lease of another Volkswagen or Audi automobile. If a term extension is granted for any Included Unit beyond the collection period preceding the final scheduled payment date for the Class A-4 notes (a “Postmaturity Term Extension”), VW Credit, as servicer, will be required to deposit into the collection account an amount equal to the Securitization Value of the Included Unit, at which time that Included Unit will be repurchased and will no longer constitutes a Transaction SUBI asset.

      VW Credit, as servicer, may also permit a lessee to terminate a lease prior to its maturity in order to allow that lessee to enter into a new lease contract for a different Volkswagen or Audi vehicle as part of a “pull-ahead” or other marketing program. However, an early termination with respect to any lease allocated to the Transaction SUBI will not be permitted unless all Pull-Ahead Amounts due and payable by the lessee under that lease on or before the date of the lessee’s election to terminate the lease have been paid by or on behalf of the lessee and are deposited in the collection account within the time period required for the servicer to deposit collections into the collection account. Following this early termination, the servicer will charge the lessee any applicable excess wear and use charges and excess mileage charges in accordance with its customary servicing practices with respect to leases that are terminated early by the related lessee in the absence of a “pull-ahead” or other marketing program.

      As used in this prospectus, “Pull-Ahead Amount” means, with respect to any vehicle allocated to the Transaction SUBI and the related lease, an amount equal to (a) the sum of (i) any due and unpaid payments under that lease plus (ii) the monthly payment amount times the number of monthly payments not yet due with respect to that lease minus (b) any unearned rent charges calculated under the scheduled actuarial method under that lease.

Delinquency, Repossession and Loss Data

      Set forth below is information concerning VW Credit’s experience with respect to its entire portfolio of new and used Volkswagen and Audi motor vehicle leases, which includes leases owned by VW Credit or the origination trust and leases that have been sold but are still being serviced by VW Credit. The dollar amounts of the leases outstanding is VW Credit’s book value. Credit losses are an expected cost in the business of extending credit and are considered in VW Credit’s rate-setting process. VW Credit’s strategy is to minimize credit losses while providing financing support for the sale of the motor vehicles.

      For credit loss terminations, VW Credit charges off the account balance of a lease upon the related vehicle’s sale date.

      Gains or losses associated with the sale of off-lease inventory also are recorded upon the vehicle sale date. Collections of end-of-term charges such as excess wear and use and excess mileage charges are credited when proceeds are received.

      Delinquency, repossession and loss experience may be influenced by a variety of economic, social and geographic conditions and other factors beyond VW Credit’s control. There is no assurance that VW Credit’s delinquency, repossession and loss experience with respect to its leases and the related leased vehicles in the future, or the experience of the issuer with respect to the leases and the leased vehicles, will be similar to that set forth below.

Lease Delinquency Experience(1)(2)(4)

(Dollars in thousands)

	At June 30,		At December 31,

	2004	2003	2003	2002	2001	2000	1999

Dollar Amount of Lease Contracts Outstanding(3)	$7,311,530	$7,534,275	$7,538,803	$7,535,080	$6,605,211	$5,024,633	$3,752,050
Number of Lease Contracts Outstanding	330,739	352,617	343,248	346,877	300,509	238,301	207,349

	Units	%	Units	%	Units	%	Units	%	Units	%	Units	%	Units	%

Number of Delinquent Lease Contracts(2)
31-60 Days	3,845	1.16%	4,129	1.17%	4,449	1.30%	4,795	1.38%	4,533	1.51%	4,564	1.92%	3,973	1.92%
61-90 Days	662	0.20%	787	0.22%	840	0.24%	927	0.27%	749	0.25%	594	0.25%	575	0.28%
91 Days or More	406	0.12%	484	0.14%	476	0.14%	582	0.17%	415	0.14%	336	0.14%	190	0.09%

Total 31 days or more	4,913	1.49%	5,400	1.53%	5,765	1.68%	6,304	1.82%	5,697	1.90%	5,494	2.31%	4,738	2.29%

(1)	Data presented in the table is based upon lease balances for new and used vehicles financed by VW Credit, including those that have been sold but are serviced by VW Credit.

(2)	VW Credit considers an account to be delinquent if 25% or more of the scheduled monthly payment is past due.

(3)	Outstanding balance is the net receivable for finance leases and the net book value for operating leases. Prior to October 1, 2000 lease originations with a term greater than 48 months were classified as finance leases and lease originations with a term less than 48 months were operating leases. All lease originations on or after October 1, 2000 are classified as operating leases.

(4)	Balances and percentages may not add to total due to rounding.

Net Credit Loss and Repossession and Experience(1)(2)(7)

(Dollars in thousands)

	At or For the Six Months
	Ended June 30,		At or For the Twelve Months Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Dollar Amount of Lease Contracts Outstanding(3)	$7,311,530	$7,534,275	$7,538,803	$7,535,080	$6,605,211	$5,024,633	$3,752,050
Dollar Amount of Average Lease Contracts Outstanding(3)	$7,343,967	$7,565,745	$7,558,354	$7,178,400	$5,899,296	$4,499,197	$3,495,982
Number of Lease Contracts Outstanding	330,739	352,617	343,248	346,877	300,509	238,301	207,349
Average Number of Lease Contracts Outstanding	333,280	353,381	350,869	329,237	270,611	224,379	205,988
Repossessions:
Number of Repossessions	2,246	2,817	5,423	4,707	3,652	2,877	3,122
Number of Repossessions as a Percentage of the Average Number of Lease Contracts Outstanding(4)	1.35%	1.59%	1.55%	1.43%	1.35%	1.28%	1.52%
Charge-offs(5)	$22,222	$29,370	$54,275	$36,339	$30,998	$19,289	$13,282
Recoveries(6)	$5,572	$6,126	$14,357	$8,753	$7,292	$5,392	$2,193

Net Losses	$16,649	$23,244	$39,918	$27,586	$23,706	$13,896	$11,089

Net Losses as a Percentage of Average Dollar Amount of Lease Contracts Outstanding(3)(4)	0.45%	0.61%	0.53%	0.38%	0.40%	0.31%	0.32%

(1)	Averages are computed by taking a simple average of the month end outstanding amounts for each period presented.

(2)	Data presented in the table is based upon lease balances for new and used vehicles financed by VW Credit, including those that have been sold but are serviced by VW Credit.

(3)	Outstanding balance is the net receivable for finance leases and the net book value for operating leases. Prior to October 1, 2000 lease originations with a term greater than 48 months were classified as finance leases and lease originations with a term less than 48 months were operating leases. All lease originations on or after October 1, 2000 are classified as operating leases.

(4)	Data for the six months ended June 30, 2004 and June 30, 2003 have been annualized.

(5)	Charge-offs generally represent the total aggregate net outstanding balance of the lease contracts determined to be uncollectible in the period less proceeds from disposition of the related leased vehicles, other than recoveries described in Note (6).

(6)	Recoveries generally include the net amounts received with respect to lease contracts previously charged off.

(7)	Balances and percentages may not add to total due to rounding.

Residual Value Loss Experience

      Set forth below is information concerning residual value loss experience and return rates for Volkswagen and Audi vehicles at termination. The residual value loss rates are indicated as the difference between the ALG Residual at origination and the actual amounts received for the off-lease vehicles. See “— Determination of Residual Values.”

Residual Value Loss Experience(1)(2)(6)(7)

	For the six months
	ended June 30,		For the twelve months ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Total Number of Vehicles Scheduled to Terminate	52,984	39,361	76,124	53,939	45,708	78,362	86,247
Total ALG Residual on Vehicles Scheduled to Terminate(3)	$649,894,790	$495,828,178	$977,012,099	$651,760,719	$513,894,086	$752,172,878	$754,119,621
Number of Vehicles Returned to VW Credit(4)	20,173	19,844	38,258	24,034	19,358	26,928	30,868
Vehicles Returned to VW Credit Ratio	38.1%	50.4%	50.3%	44.6%	42.4%	34.4%	35.8%
Total Gain/(Loss) on ALG Residuals on Vehicles Returned to VW Credit(5)	$(33,058,386)	$(42,216,410)	$(90,132,113)	$(40,211,806)	$(9,329,746)	$(1,768,234)	$1,433,499
Average Gain/(Loss) on ALG Residuals on Vehicles Returned to VW Credit	$(1,639)	$(2,127)	$(2,356)	$(1,673)	$(482)	$(66)	$46
Total ALG Residual on Vehicles Returned to VW Credit	$260,785,527	$261,797,188	$513,309,695	$315,145,711	$234,437,677	$285,823,365	$291,392,983
Total Gain/(Loss) on ALG Residuals on Vehicles Returned to VW Credit as a Percentage of ALG Residuals of Returned Vehicles Sold by VW Credit	-12.68%	-16.13%	-17.56%	-12.76%	-3.98%	-0.62%	0.49%
Total Gain/(Loss) on ALG Residuals on Vehicles Returned to VW Credit as a Percentage of ALG Residuals of Vehicles Scheduled to Terminate	-5.09%	-8.51%	-9.23%	-6.17%	-1.82%	-0.24%	0.19%
Average Stated Residual Value Percentage of MSRP	56.01	58.09	57.79	56.83	56.79	52.29	51.57
Average ALG Residual Percentage of MSRP	52.15	54.93	54.92	54.39	53.83	49.62	47.89
Percentage Difference	3.87	3.15	2.87	2.44	2.95	2.68	3.67

(1)	Includes leases which VW Credit has sold to third parties but continues to service. The leases are grouped by scheduled maturity date.

(2)	Includes only new Audi and VW leases with obligors in the United States with a VW Credit residual value less than MSRP.

(3)	MSRP ALG Residual Value is calculated as the MSRP ALG Residual Percentage multiplied by the lesser of MSRP or the MRM ALG Residual.

(4)	Excludes repossessions and vehicles terminating 90 days or more prior to scheduled maturity.

(5)	Gain/(Loss) calculated as (a) the sum of (i) gross sales proceeds plus (ii) excess wear and use and excess mileage charges paid by lessees minus (b) the sum of (i) auction expenses plus (ii) certification expenses plus (iii) MSRP ALG Residual.

(6)	All periods presented exclude the A6 and A8 family of vehicles (A6, allroad, S6, A8, S8).

(7)	Balances and percentages may not add to total due to rounding.

THE LEASES

General

      The leases allocated to the Transaction SUBI consist of motor vehicle retail closed-end leases for new Volkswagen and Audi motor vehicles. Each of the leases was originated by a dealer in the ordinary course of that dealer’s business and assigned to the origination trust.

      Each lease in this transaction is a closed-end lease. Over the term of the lease, the lessee is required to make substantially equal monthly payments intended to cover the cost of financing the related leased vehicle, scheduled depreciation of the leased vehicle and certain sales, use or lease taxes. From each payment billed with respect to a leased vehicle, the monthly payment amount that represents the financing cost and depreciation of the leased vehicle (including any capitalized amounts, such as service contract premiums) will be available to the issuer to make payments in respect of the notes. At the scheduled end of the lease term, under the lease the lessee has two options:

(1) the lessee can purchase the leased vehicle for an amount (the “maturity date purchase option amount”) equal to the sum of (a) the purchase option amount specified in the lease, (b) the purchase option fee specified in the lease, if any, (c) any other fees and taxes related to the purchase of the leased vehicle and (d) any due and unpaid payments and other charges under the lease; or

(2) the lessee can return the leased vehicle to, or upon the order of, the lessor and pay an amount equal to (a) the turn-in fee, if any, specified in the lease, (b) any amounts assessed by the servicer as a result of excessive wear and use, excess mileage, taxes, parking tickets or fines and (c) any due and unpaid payments under the lease.

      An amount equal to the sales proceeds from sales of leased vehicles to the lessees, dealers or at auction and all amounts assessed and collected by the servicer in connection with excessive wear and use and excess mileage charges upon return of the leased vehicles will be available to the issuer to make payments in respect of the notes. Because the leases are closed-end leases, the lessees will not be responsible for any amount by which the stated residual value of the leased vehicle exceeds the sales proceeds received for the leased vehicle at expiration of the lease.

Early Termination

      Each lease provides that the lessee or the lessor may terminate the lease before the scheduled end of the lease term (an “early termination”) in the circumstances discussed below. A lessee has the right to request an early termination provided that the lessee is not in default under the lease. In addition, in the future VW Credit may adopt incentive plans that encourage lessees to terminate leases before the related scheduled end of term. See “VW Credit, Inc. — Extensions and Pull-Aheads.” The lessee may purchase the leased vehicle for an amount equal to (x) the maturity date purchase option amount, plus (y) the monthly payment amount times the number of monthly payments not yet due with respect to related lease, minus (z) unearned rent charges calculated under the scheduled actuarial method under the lease.

      In addition to purchasing the leased vehicle, a lessee has the right to cause an early termination by returning the leased vehicle to the lessor and pay an amount (an “early termination amount”) equal to (i) the turn-in fee, if any, specified in the lease, plus (ii) any due and unpaid payments under the lease, plus (iii) the costs of retaking, storing and selling the leased vehicle, plus (iv) any fees and taxes related to the early termination, plus (v) the monthly payment amount times the number of monthly payments not yet due with respect to related lease, minus (vi) unearned rent charges calculated under the scheduled actuarial method under the lease, minus (vii) the amount the leased vehicle sale price exceeds the purchase option amount, plus (viii) to the extent the purchase option amount exceeds the leased vehicle sale price, the lesser of (1) any amounts assessed by the servicer as a result of excessive wear and use or excess mileage, prorated annually, and (2) the amount by which the maturity date purchase option amount exceeds the leased vehicle sale price.

      The “leased vehicle sale price” of a leased vehicle is determined under the related lease pursuant to one or more of the following methods, as specified in the lease:

(1) by agreement between the lessee and the lessor;

(2) by the disposition of the leased vehicle in a commercially reasonable manner;

(3) within ten days of the early termination, by an independent third-party appraiser acceptable to the lessee and the lessor and paid for by the lessee of the wholesale value of the leased vehicle that could be received at sale;

(4) if the leased vehicle is damaged, destroyed, stolen, abandoned or confiscated by any governmental authority, the leased vehicle is declared a total loss by the lessee’s insurance carriers, and the lessee has complied with the insurance requirements set forth in the lease at the time of the loss, the amount of the applicable insurance deductible owed by the lessee and the proceeds of the settlement of the insurance claim, unless the lessor agrees to a higher amount; or

(5) in some states, if the lessor elects to retain ownership of the leased vehicle for re-lease or other use, the wholesale value of the leased vehicle as specified in the current edition of the NADA Official Used Car Guide.

      Each lease also allows the lessor to cause an early termination of the lease and repossess the related leased vehicle upon a lessee default. Events of default under a lease include, but are not limited to (1) the failure by a lessee to make a payment when due, (2) the failure of the lessee to provide truthful information on the credit application, (3) the failure of the lessee to timely or properly perform any obligation under the lease, or (4) the bankruptcy or other insolvency of the lessee.

      If the lessor terminates a lease early due to a lessee default, the lessee will owe the early termination amount, including any reasonable attorneys’ fees and court costs, to the extent permitted by law.

      The lessor may also cause an early termination of a lease if the related leased vehicle is damaged, destroyed, stolen, abandoned or confiscated by any governmental authority. If the lessor causes an early termination of the lease and the lessee has complied with the insurance requirements, paid the deductible and has satisfied all of the obligations under the lease, the lessor will accept the insurance loss proceeds as satisfaction in full of the lessee’s early termination amount. If the lessor causes an early termination and the lessee has not complied with the lease insurance requirements, has not paid the deductible or has not satisfied all of its obligations under the lease, the lessee will owe the lessor an amount equal to the difference between the early termination amount and any loss insurance proceeds received by the lessor with respect to the related leased vehicle.

Characteristics of the Units

Securitized Portfolio Information

      The portfolio information presented in this prospectus is based on a statistical pool of leases as of the close of business on the cutoff date and is calculated based on the Securitization Value of the Included Units. As of the cutoff date, the Units in the statistical pool described in this prospectus had an aggregate Securitization Value of approximately $1,837,965,489.08. As of the cutoff date, the Units allocated to the Transaction SUBI are expected to have an aggregate initial Securitization Value of approximately $1,709,401,709.41.

Eligibility Criteria and Portfolio Characteristics

      The leases were selected from a pool of eligible leases that all met several criteria. The eligibility criteria for the leases include, among others, as of the cutoff date, that each lease:

•	Was originated out of the lease of a new vehicle.

•	Has a lessee which (a) is a resident of, or organized under the laws of and with its chief executive office in, the United States, (b) is not an affiliate of VW Credit, (c) is not a government or a governmental subdivision or agency, (d) is not shown on the servicer’s records as a debtor in a pending bankruptcy proceeding and (e) is not the lessee of any defaulted Unit.

•	Has a remaining term to maturity, as of the cutoff date less than 60 months and had an original lease term greater than or equal to 12 months and less than or equal to 72 months.

•	Provides for substantially equal monthly payments.

•	Is not more than 30 days past due as of the cutoff date and is not a defaulted lease.

•	Is owned, and the related leased vehicle is owned by the origination trust, free of all liens (including tax liens, mechanics’ liens, and other liens that arise by operation of law).

•	Was originated in compliance with, and complies in all material respect with, all material applicable legal requirements.

•	Is the valid, legal, and binding payment obligation of the related lessee, enforceable against that lessee in accordance with its terms subject to no offset, counterclaim, defense or other lien, security interest, mortgage, pledge or encumbrance in, of or on that lease in favor of any other person, except for those liens permitted under the transaction documents.

•	Is payable solely in U.S. dollars.

•	The Securitization Value of the related Unit, as of the cutoff date, is no greater than $60,000.

•	Does not require the lessee to consent to the transfer, sale or assignment of the rights of the origination trust under that lease.

•	Does not, in whole or in part, materially contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

•	Was generated in the ordinary course of the origination trust’s business.

•	Provides for level payments that fully amortize the adjusted capitalized cost of the lease to the related stated residual value over the lease term.

•	Was originated in compliance with the customary servicing practices.

•	Is evidenced by only one original of the related lease, which is held by the servicer on behalf of the origination trust.

•	Has no credit-related recourse to the related dealer.

•	Was originated on or after September 1, 2000.

•	Is in full force and effect, and has not been satisfied, subordinated or rescinded.

•	Requires the related lessee to obtain physical damage insurance covering the related leased vehicle in accordance with the customary servicing practices.

•	Is with respect to a Volkswagen brand or Audi brand vehicle.

      The leases, in the aggregate, possess the following characteristics:

	Average		Minimum	Maximum

Securitization Value	$19,859.38		$7,496.22	$52,640.47
Base Residual Value	$12,819.89		$3,125.00	$31,168.00
Seasoning (Months)(1)	15.754	(2)	1	49
Remaining Term (Months)(1)	28.671	(2)	2	59
Original Term (Months)(1)	44.425	(2)	12	60
Base Residual as a % of Initial Securitization Value	64.55%
Base Residual as % of MSRP	48.38%

(1)	As of the cutoff date.

(2)	Weighted average by Securitization Value as of the cutoff date.

Calculation of the Securitization Value

      Under the Servicing Agreement, the servicer will calculate a “Securitization Value” for each Included Unit equal to the following:

Calculation Date	Securitization Value Formula

as of any date other than its maturity date:	the sum of the present values, calculated using a discount rate equal to the Securitization Rate, of (a) the aggregate monthly payments remaining on the lease (including monthly payments due but not yet paid) and (b) the Base Residual Value of the related leased vehicle and
as of its maturity date:	the Base Residual Value of the related leased vehicle.

      The Securitization Value of a Terminated Unit is equal to zero.

      The Securitization Value represents the amount of financing that will be raised against each lease and the related leased vehicle. The Securitization Value will, at any given time during the term of the lease represent the principal amount of notes that can be amortized by the sum of the monthly payments due in respect of the leased vehicle over the remaining lease term, plus the Base Residual Value of the leased vehicle, in each case discounted at an annualized rate equal to the Securitization Rate.

      “Securitization Rate” means, for any Included Unit, the greater of (a) the Minimum Discount Rate and (b) the implicit lease rate of such Unit.

      The “Minimum Discount Rate” for purposes of presenting the pool information in this prospectus is deemed to be equal to 7.20%. The actual Minimum Discount Rate equals 7.11%. The Minimum Discount Rate, when used to calculate the Securitization Value of the Included Units as of the cutoff date, results in a weighted average yield (i.e., the weighted average internal rate of return) of the Included Units equal to the Required Securitization Yield.

      “Required Securitization Yield” will equal the sum of (a) the Weighted Average Note Interest Rate, (b) the servicing fee rate, which is 1.00% and (c) 3.50%. The Weighted Average Note Interest Rate equals the sum of the Weighted Class Note Interest Rates for all classes of notes.

      The “Weighted Class Note Interest Rate” means, for any class of notes, the rate per annum (rounded up to the nearest basis point) equal to the product of (a) (i) with respect to the Class A-1 notes, the Class A-2 notes, the Class A-3 notes and the Class A-4-A notes, the coupon interest rate per annum for such class of notes or (ii) with respect to the Class A-4-B notes, the fixed rate per annum payable to the swap counterparty for such class of notes, multiplied by (b) a fraction, the numerator of which is the Time Principal Product of such class of notes and the denominator of which is the sum of the Time Principal Products of all classes of notes. The “Time Principal Product” of any class of notes is the product of (i) the weighted average life of such class of notes (assuming the exercise of any optional redemption and the 100% Prepayment Assumption described under “Weighted Average Life of the Notes”) multiplied by (ii) the initial aggregate principal amount of such class of notes.

Calculation of Targeted Principal Distributable Amount

      In connection with payments of principal to the noteholders, the servicer will calculate the Targeted Principal Distributable Amount for each payment date based on the reduction in the Securitization Value of the Included Units.

      The “Targeted Principal Distributable Amount” for any payment date and the related collection period will equal the sum of the following amounts:

(a) for each Included Unit that did not become a Terminated Unit during that collection period, the excess of the Securitization Value of the Included Unit at the beginning of that collection period over the Securitization Value at the end of that collection period,

(b) for each Included Unit that became a Terminated Unit during that collection period, the Securitization Value of the Included Unit as of the beginning of that collection period, and

(c) for each Included Unit the beneficial interest in which is repurchased by VW Credit on that payment date, the Securitization Value of the Included Unit at the beginning of that collection period.

      A “Terminated Unit” is an Included Unit for which any of the following has occurred during a collection period:

•	the related leased vehicle was sold or otherwise disposed of by the servicer following (i) the related lease becoming a defaulted lease or (ii) the scheduled or early termination (including any early termination by the related lessee) of the related lease;

•	the related lease became a defaulted lease or the related lease terminated or expired more than 90 days prior to the end of that collection period and the related leased vehicle was not sold; or

•	the servicer’s records, in accordance with its customary servicing practices, disclose that all insurance proceeds expected to be received have been received by the servicer following a casualty or other loss with respect to the related leased vehicle.

      A “defaulted lease” means a lease for which any of the following has occurred during a collection period:

•	on which any payment is past due 90 or more days;

•	for which the related vehicle has been repossessed but which has not been charged off; or

•	which has been charged off in accordance with the servicer’s customary servicing practices.

Distribution of the Leased Vehicles by Model

      The distribution of the leased vehicles as of the cutoff date by model was as follows:

					Percentage of
		Percentage of			Aggregate
		Total Number	Securitization		Securitization
Model	Number of Leases	of Leases(1)	Value(1)		Value(1)

A4	24,036	25.97%	$605,590,566.05		32.95%
JETTA	35,637	38.51	569,529,948.12		30.99
PASSAT	13,224	14.29	263,390,438.35		14.33
BEETLE	8,087	8.74	138,958,861.02		7.56
TT	2,944	3.18	84,533,132.31		4.60
TOUAREG	2,328	2.52	78,918,966.94		4.29
GTI	2,995	3.24	51,670,361.99		2.81
GOLF	3,298	3.56	45,373,214.30		2.47

Total	92,549	100.00%	$1,837,965,489.08	(2)	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the Securitization Rate.

Distribution of the Leases by Original Term to Maturity

      The distribution of the leases as of the cutoff date by original term to maturity was as follows:

					Percentage of
		Percentage of			Aggregate
	Number of	Total Number	Securitization		Securitization
Original Term	Leases	of Leases(1)	Value(1)		Value(1)

12	6	0.01%	$133,852.55		0.01%
24	642	0.69	13,587,053.27		0.74
27	39	0.04	1,079,185.65		0.06
30	398	0.43	8,092,678.75		0.44
36	16,287	17.60	289,403,282.44		15.75
39	9,026	9.75	204,910,088.04		11.15
42	8,855	9.57	189,726,754.81		10.32
48	55,753	60.24	1,099,092,085.02		59.80
60	1,543	1.67	31,940,508.55		1.74

Total	92,549	100.00%	$1,837,965,489.08	(2)	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the Securitization Rate.

Distribution of the Leases by Maturity

      The distribution of the leases as of the cutoff date by year and quarter of maturity was as follows:

				Percentage of
		Percentage of		Aggregate
	Number of	Total Number	Securitization	Securitization
Quarter of Maturity	Leases	of Leases(1)	Value(1)	Value(1)

4th Quarter 2004	79	0.09%	$1,173,539.74	0.06%
1st Quarter 2005	2,053	2.22	30,194,932.68	1.64

					Percentage of
		Percentage of			Aggregate
	Number of	Total Number	Securitization		Securitization
Quarter of Maturity	Leases	of Leases(1)	Value(1)		Value(1)

2nd Quarter 2005	1,783	1.93	26,998,751.41		1.47
3rd Quarter 2005	6,747	7.29	102,494,429.51		5.58
4th Quarter 2005	5,914	6.39	103,106,351.83		5.61
1st Quarter 2006	5,145	5.56	96,695,703.16		5.26
2nd Quarter 2006	3,721	4.02	75,336,167.20		4.10
3rd Quarter 2006	11,217	12.12	209,339,903.44		11.39
4th Quarter 2006	12,285	13.27	237,342,433.36		12.91
1st Quarter 2007	10,362	11.20	213,411,718.46		11.61
2nd Quarter 2007	8,007	8.65	174,656,177.51		9.50
3rd Quarter 2007	10,473	11.32	223,085,522.08		12.14
4th Quarter 2007	7,139	7.71	169,769,676.15		9.24
1st Quarter 2008	1,476	1.59	36,031,564.36		1.96
2nd Quarter 2008	4,721	5.10	103,226,617.39		5.62
3rd Quarter 2008	1,098	1.19	26,845,193.69		1.46
4th Quarter 2008	240	0.26	5,743,269.51		0.31
1st Quarter 2009	27	0.03	700,160.58		0.04
2nd Quarter 2009	48	0.05	1,445,943.31		0.08
3rd Quarter 2009	14	0.02	367,433.71		0.02

Total	92,549	100.00%	$1,837,965,489.08	(2)	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the Securitization Rate.

Distribution of the Leases by State

      The distribution of the leases as of the cutoff date by state of origination (based on the address of the lessee), was as follows:

				Percentage of
		Percentage of		Aggregate
	Number of	Total Number	Securitization	Securitization
State	Leases	of Leases(1)	Value(1)	Value(1)

California	18,534	20.03%	$369,532,918.74	20.11%
New York	9,927	10.73	200,290,698.77	10.90
New Jersey	8,839	9.55	179,510,931.46	9.77
Florida	8,344	9.02	164,741,896.39	8.96
Connecticut	4,023	4.35	84,279,781.40	4.59
Massachusetts	3,933	4.25	74,551,561.29	4.06
Ohio	3,481	3.76	69,936,509.38	3.81
Pennsylvania	3,335	3.60	62,684,916.25	3.41
Washington	2,911	3.15	57,762,841.21	3.14
Colorado	2,667	2.88	53,700,838.46	2.92
Texas	2,210	2.39	44,298,351.87	2.41
Michigan	2,260	2.44	43,558,018.47	2.37
Illinois	2,019	2.18	41,615,514.91	2.26

					Percentage of
		Percentage of			Aggregate
	Number of	Total Number	Securitization		Securitization
State	Leases	of Leases(1)	Value(1)		Value(1)

Arizona	1,980	2.14	37,563,872.01		2.04
Minnesota	1,857	2.01	34,946,935.27		1.90
Virginia	1,435	1.55	27,432,845.68		1.49
North Carolina	1,341	1.45	26,942,516.89		1.47
Georgia	1,276	1.38	25,719,900.62		1.40
Nevada	1,188	1.28	24,897,254.29		1.35
Wisconsin	1,274	1.38	23,299,033.01		1.27
Missouri	950	1.03	19,106,159.69		1.04
Indiana	930	1.00	17,424,266.64		0.95
Oregon	789	0.85	15,275,181.08		0.83
New Hampshire	655	0.71	12,743,188.05		0.69
Utah	628	0.68	12,201,730.63		0.66
Maryland	494	0.53	11,010,542.47		0.60
Hawaii	527	0.57	10,490,890.23		0.57
Rhode Island	496	0.54	9,559,845.87		0.52
Alabama	488	0.53	9,266,178.26		0.50
Tennessee	452	0.49	9,122,506.36		0.50
Kentucky	414	0.45	7,933,417.56		0.43
Vermont	403	0.44	7,776,314.99		0.42
South Carolina	401	0.43	7,548,625.10		0.41
Nebraska	339	0.37	6,165,441.10		0.34
Louisiana	304	0.33	6,113,339.94		0.33
Iowa	218	0.24	4,579,073.74		0.25
Maine	234	0.25	4,086,153.58		0.22
South Dakota	150	0.16	3,200,880.34		0.17
Kansas	173	0.19	3,144,875.94		0.17
Delaware	101	0.11	2,513,751.30		0.14
Idaho	110	0.12	2,202,888.73		0.12
New Mexico	98	0.11	2,096,467.15		0.11
West Virginia	97	0.10	2,069,103.36		0.11
District of Columbia	115	0.12	1,905,724.13		0.10
Alaska	40	0.04	829,830.89		0.05
Montana	31	0.03	623,398.17		0.03
Mississippi	28	0.03	565,116.55		0.03
North Dakota	20	0.02	482,668.78		0.03
Oklahoma	15	0.02	385,340.11		0.02
Arkansas	12	0.01	224,724.49		0.01
Wyoming	3	0.00	50,727.48		0.00

Total:	92,549	100.00%	$1,837,965,489.08	(2)	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the Securitization Rate.

Representations, Warranties and Covenants

      The Included Units will be identified in a schedule appearing as a schedule to the Transaction SUBI Supplement. In the SUBI Sale Agreement, VW Credit will make representations and warranties with respect to each lease and related leased vehicle, including, among other things, that each lease met the eligibility criteria described above under “— Characteristics of the Units — Eligibility Criteria and Portfolio Characteristics” as of the cutoff date. On the closing date, the transferor will assign all of its rights under the SUBI Sale Agreement to the issuer.

      The SUBI Sale Agreement will also provide that if the Transaction SUBI trustee, VW Credit, the issuer, the indenture trustee or the transferor discovers a breach of any representation or warranty referred to in the preceding paragraph that materially and adversely affects the issuer’s interest in the related lease or leased vehicle, which breach is not cured in all material respects on or before the payment date related to the collection period in which the servicer discovers such incorrectness (either pursuant to notice or otherwise), the then applicable Unit will be reallocated to the UTI on the payment date related to that collection period. In connection with this reallocation, VW Credit will be required to deposit into the collection account a repurchase payment equal to the Securitization Value of the applicable Unit (the “repurchase payment”).

      The repurchase payment must be made by VW Credit as of the payment date immediately following the day on which the related cure period ended. Upon making that payment, the related Unit will no longer constitute an Included Unit.

MATURITY, PREPAYMENT AND YIELD CONSIDERATIONS

General

      The rate of payment of principal of the notes will depend on the rate of payments on the Included Units (including scheduled monthly payments on and prepayments and liquidations of the leases) and losses on the Included Units, which cannot be predicted with certainty.

      A prepayment of a lease in full (including payment in respect of the stated residual value of the related leased vehicle) may be in the form of:

•	net proceeds resulting from early lease terminations;

•	sales proceeds following a default under the lease; or

•	repurchase payments made by VW Credit.

      The rate of prepayment on the leases may be influenced by a variety of economic, social and other factors, including the availability of competing lease programs and the conditions in the used motor vehicle market. In general, prepayments of leases will shorten the weighted average life of the notes, which is the average amount of time during which each dollar of the principal amount of a note is outstanding. As the rate of payment of principal on the notes will depend primarily on the rate of payment — including prepayments — of the leases, the final payment of principal of a class of notes could occur significantly earlier than the applicable final scheduled payment date. If lease prepayments cause the principal of a class of notes to be paid earlier than anticipated, the related noteholders will bear the risk of being able to reinvest principal payments at interest rates at least equal to the applicable interest rate.

      Historical levels of lease delinquencies and defaults, leased vehicle repossessions and losses and residual value losses are discussed under “VW Credit, Inc. — Delinquency, Repossession and Loss Data.” VW Credit can give no assurances that the leases will experience the same rate of prepayment or default or any greater or lesser rate than VW Credit’s historical rate, or that the residual value experience of leased vehicles related to leases that are scheduled to reach their maturity dates will be the same as VW Credit’s historical residual value loss experience for all of the retail leases in its portfolio (including leases that VW Credit has sold to third parties but continues to service).

      The effective yield on, and average life of, the notes will depend upon, among other things, the amount of scheduled and unscheduled payments on or in respect of the leases and related leased vehicles and the rate at which those payments are paid to the holders of notes. In the event of prepayments of the leases, noteholders who receive those amounts may be unable to reinvest the related payments received on their notes at yields as high as the related interest rate. The timing of changes in the rate of prepayments on the leases and payments in respect of the related leased vehicles may also significantly affect an investor’s actual yield to maturity and the average life of the notes. A substantial increase in the rate of payments on or in respect of the leases and related leased vehicles (including prepayments and liquidations of the leases) may shorten the final maturity of, and may significantly affect the yield on, the notes. See “Risk Factors — The timing of principal payments is uncertain.”

      The yield to an investor who purchases notes in the secondary market at a price other than par will vary from the anticipated yield if the rate of prepayment on the leases is actually different than the rate the investor anticipates at the time it purchases the notes.

      In sum, the following factors will affect an investor’s expected yield:

(1) the price the investor paid for the related notes;

(2) the rate of prepayments, including losses, in respect of the leases and the related leased vehicles; and

(3) the investor’s assumed reinvestment rate.

      These factors do not operate independently, but are interrelated. For example, if the rate of prepayments on the leases and the related leased vehicles is slower than anticipated, the investor’s yield will be lower if interest rates exceed the investor’s expectations and higher if interest rates fall below the investor’s expectations. Conversely, if the rate of prepayments on or in respect of the leases and the related leased vehicles is faster than anticipated, the investor’s yield will be higher if interest rates surpass the investor’s expectations and lower if interest rates fall below the investor’s expectations.

      In addition, any notes outstanding will be paid in full if and when the transferor elects to purchase the Transaction SUBI from the issuer on any payment date when the aggregate unpaid principal amount of the notes is less than or equal to 10% of the initial principal amount of the notes. Any notes then outstanding at that time will be prepaid in whole at a redemption price equal to their unpaid principal amount plus accrued and unpaid interest.

Weighted Average Life of the Notes

      The following information is provided solely to illustrate the effect of prepayments of the leases and the related leased vehicles on the unpaid principal amounts of the notes and the weighted average life of the notes under the assumptions stated below, and is not a prediction of the prepayment rates that might actually be experienced with respect to the leases.

      Prepayments on motor vehicle leases may be measured by a prepayment standard or model. The prepayment model used in this prospectus is expressed in terms of percentages of “ABS,” which means a prepayment model that assumes a constant percentage of the original number of leases in the pool prepay each month. The base prepayment assumption, which we refer to in this prospectus as the “100% Prepayment Assumption,” assumes that the original principal balance of the leases will prepay as follows:

(1) In month one, prepayments will occur at 0.033% ABS and increase by 0.033% ABS each month until reaching 1.10% ABS in the 33rd month of the life of the lease.

(2) In month 34 through 36, prepayments remain at 1.10%.

(3) In month 37, prepayments decrease to 0.75% ABS and remain at that level until the original outstanding principal balance of the contract has been paid in full.

      Neither any ABS rate nor the 100% Prepayment Assumption purports to be a historical description of the prepayment experience or a prediction of the anticipated rate of prepayment of the leases. We cannot assure you that the leases will prepay at the levels of the Prepayment Assumption or at any other rate.

      The tables below were prepared on the basis of certain assumptions, including that:

•	all monthly payments are timely received and no lease is ever delinquent;

•	each fiscal month of VW Credit is equivalent to a calendar month;

•	no repurchase payment is required to be made by VW Credit in respect of any Included Unit;

•	there are no losses in respect of the leases;

•	there are no termination payments due to the issuer or to the swap counterparty as a result of the termination of the interest rate swap transaction;

•	payments on the notes are made on the 20th day of each month, whether or not that day is a business day;

•	the servicing fee is 1.00% per annum and the administration fee (the “administration fee”) is $5,000 per collection period;

•	all prepayments on the leases are prepayments in full (and the residual values of the related leased vehicles are paid in full);

•	the reserve account is funded with an amount equal to $17,094,017.09;

•	the aggregate Securitization Value of the Included Units as of the cutoff date is $1,709,401,709.41, based on the Securitization Rate; and

•	the closing date (the “closing date”) is assumed to be September 29, 2004.

      No representation is made as to what the actual levels of losses and delinquencies on the leases will be. Because payments on the leases and the leased vehicles will differ from those used in preparing the following tables, distributions of principal of the notes may be made earlier or later than as set forth in the tables. Investors are urged to make their investment decisions on a basis that includes their determination as to anticipated prepayment rates under a variety of the assumptions discussed herein.

      The following tables set forth the percentages of the unpaid principal amount of each class of the notes that would be outstanding after each of the dates shown, based on a rate equal to 0%, 50%, 100%, 150% and 200% of the Prepayment Assumption. As used in the table, “0% Prepayment Assumption” assumes no prepayments on a lease, “50% Prepayment Assumption” assumes that a lease will prepay at 50% of the Prepayment Assumption and so forth.

Percentage of Class A-1 Note Balance Outstanding to Optional Call

	Prepayment Assumption

Payment Date	0%	50%	100%	150%	200%

Closing	100	100	100	100	100
20-Oct-04	87	84	81	77	74
20-Nov-04	81	76	71	66	60
20-Dec-04	74	68	61	54	45
20-Jan-05	67	60	51	41	31
20-Feb-05	59	50	39	28	14
20-Mar-05	49	38	26	12	0
20-Apr-05	40	27	13	0	0
20-May-05	32	18	1	0	0
20-Jun-05	24	7	0	0	0
20-Jul-05	14	0	0	0	0
20-Aug-05	0	0	0	0	0
20-Sep-05	0	0	0	0	0
20-Oct-05	0	0	0	0	0
20-Nov-05	0	0	0	0	0
20-Dec-05	0	0	0	0	0
20-Jan-06	0	0	0	0	0
20-Feb-06	0	0	0	0	0
20-Mar-06	0	0	0	0	0
20-Apr-06	0	0	0	0	0
20-May-06	0	0	0	0	0
20-Jun-06	0	0	0	0	0
20-Jul-06	0	0	0	0	0
20-Aug-06	0	0	0	0	0
20-Sep-06	0	0	0	0	0
20-Oct-06	0	0	0	0	0
20-Nov-06	0	0	0	0	0
20-Dec-06	0	0	0	0	0
20-Jan-07	0	0	0	0	0
20-Feb-07	0	0	0	0	0
20-Mar-07	0	0	0	0	0
20-Apr-07	0	0	0	0	0
20-May-07	0	0	0	0	0
20-Jun-07	0	0	0	0	0
Weighted Average Life to Optional Call (years)(1)	0.50	0.41	0.34	0.29	0.24

(1)	The weighted average life of the Class A-1 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-2 Note Balance Outstanding to Optional Call

	Prepayment Assumption

Payment Date	0%	50%	100%	150%	200%

Closing	100	100	100	100	100
20-Oct-04	100	100	100	100	100
20-Nov-04	100	100	100	100	100
20-Dec-04	100	100	100	100	100
20-Jan-05	100	100	100	100	100
20-Feb-05	100	100	100	100	100
20-Mar-05	100	100	100	100	97
20-Apr-05	100	100	100	97	84
20-May-05	100	100	100	87	71
20-Jun-05	100	100	92	76	58
20-Jul-05	100	97	82	64	44
20-Aug-05	100	85	69	50	27
20-Sep-05	89	73	55	35	10
20-Oct-05	79	62	43	20	0
20-Nov-05	68	50	30	6	0
20-Dec-05	58	39	18	0	0
20-Jan-06	49	29	6	0	0
20-Feb-06	40	19	0	0	0
20-Mar-06	30	9	0	0	0
20-Apr-06	21	0	0	0	0
20-May-06	14	0	0	0	0
20-Jun-06	6	0	0	0	0
20-Jul-06	0	0	0	0	0
20-Aug-06	0	0	0	0	0
20-Sep-06	0	0	0	0	0
20-Oct-06	0	0	0	0	0
20-Nov-06	0	0	0	0	0
20-Dec-06	0	0	0	0	0
20-Jan-07	0	0	0	0	0
20-Feb-07	0	0	0	0	0
20-Mar-07	0	0	0	0	0
20-Apr-07	0	0	0	0	0
20-May-07	0	0	0	0	0
20-Jun-07	0	0	0	0	0
Weighted Average Life to Optional Call (years)(1)	1.35	1.20	1.05	0.92	0.80

(1)	The weighted average life of the Class A-2 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-3 Note Balance Outstanding to Optional Call

	Prepayment Assumption

Payment Date	0%	50%	100%	150%	200%

Closing	100	100	100	100	100
20-Oct-04	100	100	100	100	100
20-Nov-04	100	100	100	100	100
20-Dec-04	100	100	100	100	100
20-Jan-05	100	100	100	100	100
20-Feb-05	100	100	100	100	100
20-Mar-05	100	100	100	100	100
20-Apr-05	100	100	100	100	100
20-May-05	100	100	100	100	100
20-Jun-05	100	100	100	100	100
20-Jul-05	100	100	100	100	100
20-Aug-05	100	100	100	100	100
20-Sep-05	100	100	100	100	100
20-Oct-05	100	100	100	100	91
20-Nov-05	100	100	100	100	67
20-Dec-05	100	100	100	88	45
20-Jan-06	100	100	100	71	22
20-Feb-06	100	100	93	53	0
20-Mar-06	100	100	78	35	0
20-Apr-06	100	99	64	19	0
20-May-06	100	88	51	4	0
20-Jun-06	100	77	40	0	0
20-Jul-06	98	67	30	0	0
20-Aug-06	82	52	16	0	0
20-Sep-06	63	34	0	0	0
20-Oct-06	44	17	0	0	0
20-Nov-06	26	0	0	0	0
20-Dec-06	7	0	0	0	0
20-Jan-07	0	0	0	0	0
20-Feb-07	0	0	0	0	0
20-Mar-07	0	0	0	0	0
20-Apr-07	0	0	0	0	0
20-May-07	0	0	0	0	0
20-Jun-07	0	0	0	0	0
Weighted Average Life to Optional Call (years)(1)	2.08	1.92	1.70	1.45	1.25

(1)	The weighted average life of the Class A-3 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

Percentage of Class A-4-A and Class A-4-B Note Balance Outstanding to Optional Call

	Prepayment Assumption

Payment Date	0%	50%	100%	150%	200%

Closing Date	100	100	100	100	100
20-Oct-04	100	100	100	100	100
20-Nov-04	100	100	100	100	100
20-Dec-04	100	100	100	100	100
20-Jan-05	100	100	100	100	100
20-Feb-05	100	100	100	100	100
20-Mar-05	100	100	100	100	100
20-Apr-05	100	100	100	100	100
20-May-05	100	100	100	100	100
20-Jun-05	100	100	100	100	100
20-Jul-05	100	100	100	100	100
20-Aug-05	100	100	100	100	100
20-Sep-05	100	100	100	100	100
20-Oct-05	100	100	100	100	100
20-Nov-05	100	100	100	100	100
20-Dec-05	100	100	100	100	100
20-Jan-06	100	100	100	100	100
20-Feb-06	100	100	100	100	100
20-Mar-06	100	100	100	100	83
20-Apr-06	100	100	100	100	67
20-May-06	100	100	100	100	52
20-Jun-06	100	100	100	95	45
20-Jul-06	100	100	100	88	39
20-Aug-06	100	100	100	78	0
20-Sep-06	100	100	100	66	0
20-Oct-06	100	100	87	56	0
20-Nov-06	100	100	75	45	0
20-Dec-06	100	86	63	0	0
20-Jan-07	92	73	52	0	0
20-Feb-07	79	62	42	0	0
20-Mar-07	67	51	0	0	0
20-Apr-07	55	40	0	0	0
20-May-07	45	0	0	0	0
20-Jun-07	0	0	0	0	0
Weighted Average Life to Optional Call (years)(1)	2.59	2.48	2.32	2.08	1.71

(1)	The weighted average life of the Class A-4-A notes and the Class A-4-B notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

NOTE FACTORS AND TRADING INFORMATION

      The “note factor” for a class of notes will be a seven-digit decimal that the servicer will compute for each payment date, which will represent the remaining outstanding principal amount of each class of notes as of that payment date (after giving effect to payments made on that payment date), expressed as a fraction of the initial outstanding principal amount of that class of notes. Each note factor will initially be 1.0000000, and will thereafter decline to reflect reductions in the principal amount of the related class of notes. A noteholder’s portion of the principal amount of the notes will be the product of (i) the original denomination of the note and (ii) the applicable note factor.

DESCRIPTION OF THE NOTES

General

      The notes will be issued under the indenture. The indenture, together with the Transaction SUBI Trust Supplement, the Transaction SUBI Servicing Supplement, the administration agreement, the issuer’s trust agreement, the SUBI Sale Agreement, the SUBI Transfer Agreement and the other agreements documenting the terms and conditions of the transactions described in this prospectus are referred to in this prospectus as the “transaction documents.” The following summaries of the material provisions of the transaction documents and the summaries of material provisions included under “The Transaction SUBI,” “The Origination Trust,” “The Leases — Characteristics of the Units,” “— General” and “— Representations, Warranties and Covenants,” “Security for the Notes” and “Additional Document Provisions” do not purport to be complete. Investors are encouraged to read the transaction documents in their entirety.

      The notes generally will be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The notes initially will be issued in book-entry form and will be registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). No note owner will be entitled to receive a certificate representing that owner’s note, except as set forth below. Unless and until notes are issued as “definitive notes” in fully registered certificated form under the limited circumstances described in this prospectus and the transaction documents, all references in this prospectus and the transaction documents to distributions, notices, reports and statements to noteholders will refer to the same actions made with respect to DTC or Cede, as the case may be, for the benefit of note owners in accordance with DTC procedures. See “— Book-Entry Registration” and “Additional Information Regarding the Notes — Definitive Notes.”

      For purposes of determining whether noteholders holding the requisite aggregate outstanding principal amount of the outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver, notes owned by the issuer, the transferor, the servicer, the administrator or any of their respective affiliates will be disregarded and not included in such determination.

Interest

      Interest on the unpaid principal amount of each class of notes generally will be paid in monthly installments on each payment date, which will be the 20th day of each month, or if that day is not a business day then the next business day, beginning October 20, 2004. If the notes are in book-entry form, then interest on each note will be paid to holders of record of the notes as of the business day immediately preceding the payment date. If the notes are issued as definitive notes, then interest on each note will be paid to holders of record of the notes as of the close of business on the last day of the calendar month preceding the payment date. (The holders of record of the notes are referred to as “noteholders” in this prospectus.) The final interest payment on each class of notes is due on the earlier of (a) the payment date (including any redemption date) on which the principal amount of that class of notes is reduced to zero or (b) the applicable final scheduled payment date. In this transaction, a “business day” will be any day other than a Saturday, a Sunday or a day on which banking institutions in the states of Delaware, Illinois, Michigan, New York or the principal place of business of the swap counterparty are authorized or obligated by law, executive order or government decree to be closed.

      Until the principal amount of the notes has been paid in full, interest will accrue from and including the closing date at the interest rate specified below:

•	for the Class A-1 notes, 1.9992% per annum;

•	for the Class A-2 notes, 2.47% per annum;

•	for the Class A-3 notes, 2.84% per annum;

•	for the Class A-4-A notes, 3.09% per annum; and

•	for the Class A-4-B notes, LIBOR + 0.10% per annum.

      Interest on the Class A-1 notes and the Class A-4-B notes will be calculated on the basis of actual number of days elapsed, but assuming a 360-day year of twelve 30-day months. Interest on the Class A-2 notes, the Class A-3 notes and the Class A-4-A notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      Under some circumstances, the amount available for interest payments could be less than the amount of interest payable on the notes on any payment date, in which case the holders of the notes will receive, on a pro rata basis, the aggregate amount available to be distributed in respect of interest on the notes.

      “LIBOR” means, with respect to any payment date and the related LIBOR Determination Date, the London interbank offered rate for deposits in U.S. dollars having a maturity of one month commencing on the related LIBOR Determination Date which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR Determination Date. If the rates used to determine LIBOR do not appear on the Telerate Page 3750, the rates for that day will be determined on the basis of the rates at which deposits in U.S. dollars, having a maturity of one month and in a principal balance of not less than U.S. $1,000,000 are offered at approximately 11:00 a.m., London time, on such LIBOR Determination Date to prime banks in the London interbank market by the reference banks. The swap counterparty will request the principal London office of each of such reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean to the nearest 1/100,000 of 1.00% (0.0000001), with five one-millionths of a percentage point rounded upward, of the quotations. If fewer than two such quotations are provided, the rate for that day will be the arithmetic mean to the nearest 1/100,000 of 1.00% (0.0000001), with five one-millionths of a percentage point rounded upward, of the rates quoted by major banks in New York City, selected by the swap counterparty, at approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks having a maturity of one month and a principal balance of not less than U.S. $1,000,000. The “Telerate Page 3750” is the display page named as such on the Dow Jones Telerate Services (or any other page that replaces that page on that service for the purpose of displaying comparable rates). The reference banks are the four major banks in the London interbank market selected by the swap counterparty.

      “LIBOR Determination Date” means the second London Business Day prior to the closing date with respect to the first payment date and, as to each subsequent payment date, the second London Business Day prior to the immediately preceding payment date.

      “London Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in London, England are authorized or obligated by law or government decree be closed.

Interest Rate Swap Transaction

      On the closing date, the issuer will enter into an interest rate swap transaction, pursuant to an ISDA Master Agreement, the schedule thereto and a confirmation, to hedge the floating interest rate risk on the Class A-4-B notes if the initial note balance of the Class A-4-B notes is greater than $0. All terms of the interest rate swap transaction will be acceptable to the rating agencies. The interest rate swap transaction for the Class A-4-B notes will have an initial notional amount equal to the initial principal balance of the Class A-4-B notes on the closing date and will decrease by the amount of any principal payments on that class of notes. The notional amount of the interest rate swap transaction at all times that the interest rate swap transaction is in place will be equal to the aggregate note balance of the Class A-4-B notes.

      In general, under the interest rate swap transaction, on each payment date, the issuer will be obligated to pay the swap counterparty a fixed rate payment based on a fixed rate of 3.072% on the notional amount of the interest rate swap transaction, which is the aggregate note balance of the Class A-4-B notes. The swap counterparty will be obligated to pay a floating rate payment based on LIBOR plus 0.10% on the same notional amount. Payments under the interest rate swap transaction will be exchanged on a net basis. The payment obligations of the issuer to the swap counterparty under the interest rate swap transaction is secured under the indenture by the same lien in favor of the indenture trustee that secures payments to the noteholders. A Net Swap Payment payable by the issuer to the swap counterparty ranks higher in priority than all payments on the notes.

      An “event of default” under the interest rate swap transaction includes, among other things:

•	failure to make payments due under the interest rate swap transaction; or

•	the occurrence of certain bankruptcy and insolvency events of the issuer or the swap counterparty.

      A “termination event” under the interest rate swap transaction includes, among other things:

•	a tax event regarding the swap counterparty in respect of the transactions contemplated by the interest rate swap transaction;

•	illegality of the transactions contemplated by the interest rate swap transaction;

•	any acceleration of the notes outstanding following an event of default under the indenture;

•	any breach of the interest rate swap transaction or misrepresentation by the swap counterparty;

•	any merger of the swap counterparty without an assumption by the surviving entity of the interest rate swap transaction or any merger of the swap counterparty that results in the creditworthiness of the surviving entity to be materially weaker than the swap counterparty;

•	any default under any specified transaction with respect to the swap counterparty; or

•	failure of the swap counterparty to maintain its credit rating at certain levels required by the interest rate swap transaction, which failure may not constitute a termination event if the swap counterparty, among other things:

•	posts collateral; or

•	assigns its rights and obligations under the interest rate swap transaction to a substitute swap counterparty with an acceptable rating.

      Upon the occurrence of any event of default or termination event specified in the interest rate swap transaction, the non-defaulting or non-affected party may elect to terminate the interest rate swap transaction. If the interest rate swap transaction is terminated due to an event of default or a termination event, a Swap Termination Payment under the interest rate swap transaction may be due to the swap counterparty by the issuer out of Available Funds. The amount of any Swap Termination Payment may be based on the actual cost or market quotations of the cost of entering into a similar swap transaction or such other methods as may be required under the interest rate swap transaction, in each case in accordance with the procedures set forth in that interest rate swap transaction. Any Swap Termination Payment could, if market rates or other conditions have changed materially, be substantial. If a replacement interest rate swap transaction is entered into, any payments made by the replacement swap counterparty in consideration for replacing the swap counterparty will be applied to any Swap Termination Payment owed to the swap counterparty under the former interest rate swap transaction to the extent not previously paid. Following a termination event arising from the failure of the swap counterparty to maintain its credit rating at certain levels required by the interest rate swap transaction, the swap counterparty will use reasonable efforts to seek a replacement swap counterparty to enter into a new interest rate swap transaction. To the extent that payments are received by the issuer as a result of entering into that replacement interest rate swap transaction, the swap counterparty will have first priority as to those payments versus all other creditors of the issuer, and the issuer will pay amounts equal to the Swap Termination Payment over to the swap counterparty immediately upon receipt.

      For the purposes of this prospectus, the following terms will have the following meanings:

      “Net Swap Payments” means net amount with respect to regularly scheduled payments, if any, owed by the issuer to the swap counterparty on any payment date, including prior unpaid Net Swap Payments and any interest accrued thereon under that interest rate swap transaction. Net Swap Payments do not include Swap Termination Payments.

      “Net Swap Receipts” means the net amounts owed by the related swap counterparty to the issuer, if any, on any payment date, excluding Swap Termination Payments under the interest rate swap transaction.

      “Senior Swap Termination Payment” means any Swap Termination Payment owed by the issuer to the swap counterparty under the interest rate swap transaction arising due to (1) the failure of the issuer to make payments due under the interest rate swap transaction and (2) the occurrence of certain bankruptcy and insolvency events of the issuer.

      “Subordinated Swap Termination Payment” means any Swap Termination Payment owed by the issuer to the swap counterparty under the interest rate swap transaction other than a Senior Swap Termination Payment.

      “Swap Termination Payments” means any payments due to the swap counterparty by the issuer or to the issuer by the swap counterparty under the interest rate swap transaction, including interest that may accrue thereon, due to the termination of that interest rate swap transaction due to an “event of default” or “termination event” under the interest rate swap transaction.

Principal

      Principal payments will be made to holders of each class of notes on each payment date, in the priority and in the amounts set forth under “Additional Information Regarding the Notes — Payments on the Notes.”

      On each payment date, the noteholders collectively will be entitled to receive (to the extent funds are available therefore) the “Principal Distribution Amount”, which is an amount of principal equal to the sum of

•	the Targeted Principal Distributable Amount; plus

•	any Principal Carryover Shortfall as of the preceding payment date; plus

•	so long as no default under the indenture has been declared, any additional amount necessary to pay in full any class of notes on or after its final schedule payment date.

      However, if the amount on deposit in the reserve account after giving effect to all deposits and withdrawals on that payment date exceeds the aggregate outstanding principal amount of the notes, the outstanding principal amount of the notes will be paid in full.

      Notwithstanding the foregoing, the aggregate amount of principal paid in respect of a class of notes will not exceed its initial note balance.

      The “Principal Carryover Shortfall” means, as of the close of business on any payment date, the excess, if any, of the Principal Distribution Amount over the amount of principal actually received by noteholders on that payment date.

      On each payment date prior to the acceleration of the notes following an indenture default, principal payments on the notes will be made sequentially so that no principal will be paid on any class of notes until each class of notes with a lower numerical designation has been paid in full. Thus, no principal will be paid on the Class A-2 notes until the principal on the Class A-1 notes has been paid in full, no principal will be paid on the Class A-3 notes until the principal on the Class A-2 notes has been paid in full and no principal will be paid on the Class A-4-A notes and Class A-4-B notes until the principal on the Class A-3 notes has been paid in full.

      On any payment date, the “note balance” will equal the initial note balance for that class or classes, reduced by all payments of principal made on or prior to the payment date on that class or classes of notes.

      On each payment date after the maturity of the notes has been accelerated following an indenture default, principal will be allocated first, to the Class A-1 notes until the Class A-1 notes are paid in full and then, pro rata among all other classes of the notes until they have been paid in full. See “Additional Information Regarding the Notes — Payments on the Notes” and “Additional Document Provisions — The Indenture — Indenture Defaults.”

      To the extent not previously paid prior to those dates, the outstanding principal amount of each class of notes will be payable in full on the payment date in the months specified below (each, a “final scheduled payment date”):

• Class A-1 Notes:		September 20, 2005;

• Class A-2 Notes:		January 22, 2007;

• Class A-3 Notes:		July 20, 2007; and

• Class A-4-A Notes: Class A-4-B Notes:	J	August 20, 2010

      The actual date on which the note balance of a class of notes is paid may be earlier than the applicable final scheduled payment date based on a variety of factors, including the factors described under “Risk Factors — The timing of principal payments is uncertain” and “Maturity, Prepayment and Yield Considerations.”

Statements and Reports

      On each payment date, the indenture trustee, pursuant to the indenture, will send by first class mail or other reasonable means to all registered holders of notes (as of the business day before that payment date) and each rating agency unaudited reports concerning payments received on or in respect of the leases and the leased vehicles, the note factor for each class of notes and various other items of information. Unless definitive notes are issued under the limited circumstances described below under “Additional Information Regarding the Notes — Definitive Notes,” the registered holder of the notes will be Cede as the nominee of DTC. Note owners may obtain copies of those reports upon a request in writing to the indenture trustee at its corporate trust office. In addition, the indenture trustee will furnish to all registered holders of notes all information as reasonably requested and available to enable the noteholders to prepare federal and state income tax returns, not later than the latest date permitted by law. For further details concerning information furnished to noteholders and note owners, you should refer to “Additional Information Regarding the Notes — Statements to Noteholders” and “Description of the Notes — Book-Entry Registration.”

The Indenture Trustee

      Citibank, N.A. will be the indenture trustee under the indenture. The indenture trustee is a national banking association and its “corporate trust office” is currently located at 111 Wall Street, 14th Floor, New York, New York 10005. The fees and expenses of the indenture trustee will be paid by the administrator or, if the administrator fails to pay the indenture trustee fees and expenses, by the issuer. See “Additional Document Provisions — The Indenture — Compensation and Indemnity.” The indenture trustee in its individual or any other capacity may become the owner or pledgee of the issuer’s notes. The transferor, the administrator, the owner trustee and their respective affiliates may maintain normal commercial banking relationships with the indenture trustee and its affiliates.

Book-Entry Registration

      The information in this section concerning DTC and DTC’s book-entry system has been provided by DTC. The issuer has not independently verified the accuracy of this information.

      The notes will be held through DTC in the United States and Clearstream or Euroclear in Europe. Note owners who are participants with one of these systems may hold beneficial interests in the notes directly with that system. In the case of note owners who are not participants with one of these systems, those note owners may hold beneficial interests in the notes indirectly through organizations which are participants.

      Cede, as nominee for DTC, will hold the notes. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream and the Euroclear participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively called the “depositaries”) which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

      DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” and a “securities intermediary” within the meaning of the New York UCC, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book- entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (who may include the initial purchasers of the notes), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies, as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream and Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the depositaries.

      Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

      Note owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, notes may do so only through participants and indirect participants. In addition, note owners will receive all distributions of principal of and interest on the notes from the indenture trustee through the participants who in turn will receive them from DTC. Under a book-entry format, note owners may experience some delay in their receipt of payments, since those payments will be forwarded by the indenture trustee to Cede, as nominee for DTC. DTC will forward those payments to its participants, which thereafter will forward them to indirect participants or note owners. It is anticipated that the only noteholder will be Cede, as nominee of DTC. Note owners will not be recognized by the indenture trustee as noteholders, as that term is used in the indenture, and note owners will only be permitted to exercise the rights of noteholders indirectly through the participants who in turn will exercise the rights of noteholders through DTC.

      Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the notes and is required to receive and transmit distributions of principal and interest on the notes. Participants and indirect participants with which note owners have accounts with respect to the notes similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective note owners. Accordingly, although note owners will not possess the notes, the note owners will receive payments and will be able to transfer their interests.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a note owner to pledge the notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of the notes, may be limited due to the lack of a physical certificate for the notes.

      DTC has advised the issuer that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more participants to whose account with DTC the notes are credited. Additionally, DTC has advised the issuer that it will take those actions with respect to the specified percentages of the notes only at the direction of and on behalf of participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other interests to the extent that those actions are taken on behalf of participants whose holdings include those interests.

      Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in numerous currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream’s customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations and may include the Underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,500 customers located in over 80 countries, including all major European countries, Canada and the United States. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with the Euroclear System in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

      Euroclear was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of notes and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in numerous currencies, including Dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. On December 31, 2000, Euroclear Bank S.A./N.V. was launched and replaced Morgan Guaranty Trust Company of New York as the operator of and banker for the Euroclear System.

      Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Initial Purchaser. Indirect access to the Euroclear

System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These rules and laws govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under these rules and laws only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Certain Material Federal Income Tax Consequences.” Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository’s ability to effect those actions on its behalf through DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

ADDITIONAL INFORMATION REGARDING THE NOTES

Payments on the Notes

General

      As more fully described under “The Transaction SUBI,” the Transaction SUBI Certificate will evidence a beneficial interest in the Included Units, which is comprised of Units having an aggregate Securitization Value of $1,709,401,709.41 as of the cutoff date. On the second business day preceding each payment date (each, a “determination date”), the servicer will deliver a report to the indenture trustee, the issuer, the administrator and each paying agent which includes, among other information, the amount of (a) Collections, (b) advances to be made by the servicer and included in Available Funds and (c) the servicing fee payable to the servicer and the administration fee payable to the administrator, in each case with respect to the related collection period. A “collection period” is the period commencing on the first day of each fiscal month and ending on the last day of that fiscal month; however, the initial collection period will begin on the close of business on the cutoff date and will end on September 25, 2004. For any payment date, the “related collection period” is the collection period which precedes that payment date. For a more detailed discussion of collection periods, please see “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Collection Periods.” On or before each determination date, the servicer will also determine the Principal Distribution Amount and, based on the Available Funds and other amounts available for distribution on the related payment date as described below, the amount to be distributed to the noteholders.

      The paying agent will make distributions to the noteholders out of amounts on deposit in the collection account (including amounts transferred from the reserve account). The amount to be distributed to the servicer, the noteholders and other parties will be determined in the manner described below.

Determination of Available Funds

      The amount of funds available for distribution on a payment date will generally equal the sum of the Available Funds and amounts on deposit in the reserve account.

      “Available Funds” for a payment date and the related collection period will be an amount equal to the sum of (1) the Collections received by the servicer during the preceding collection period, (2) advances made by the servicer on that payment date, (3) any repurchase payments made by VW Credit, (4) net swap receipts, if any (other than Swap Termination Payments deposited into the swap termination payment account, (5) amounts on deposit in the swap termination payment account or swap replacement proceeds (to the extent required to be included in Available Funds, as described above in “Description of the Notes — Interest Rate Swap Transaction”), and (6) all investment earnings (if any) on amounts on deposit in the collection account for the related collection period.

      “Collections” means, with respect to any collection period, all monthly lease payments on any lease, sales proceeds in respect of any leased vehicle, Pull-Ahead Amounts, excess wear and use charges, excess mileage charges and any other payments, receipts or Recoveries (including any residual value insurance proceeds and other insurance proceeds) by or on behalf of any lessee or otherwise with respect to an Included Unit other than:

•	Supplemental Servicing Fees;

•	payments allocable to sales, use or other taxes (which will be collected by the servicer and remitted to the applicable governmental authority or used to reimburse the servicer for payment of those amounts in accordance with the servicer’s customary servicing practices);

•	payments allocable to premiums for force-placed insurance policies purchased by the servicer on behalf of any lessee (which will be collected by the servicer and remitted to the applicable insurance company (or if those amounts were paid by the servicer, to the servicer) in accordance with the servicer’s customary servicing practices);

•	payments allocable to fines for parking violations incurred by any lessee but assessed to the origination trust as the owner of the related leased vehicle (which will be collected by the servicer and remitted to the applicable governmental authority (or if those amounts were paid by the servicer, to the servicer) in accordance with the customary servicing practices); and

•	rebates of premiums with respect to the cancellation of any insurance policy or service contract.

      “Recoveries” means, with respect to any lease or leased vehicle that has become a defaulted lease, all monies collected by the servicer (from whatever source, including, but not limited to, proceeds of a deficiency balance or insurance proceeds recovered after the charge-off of the related lease) net of any expenses incurred by the servicer in connection therewith, Supplemental Servicing Fees and any payments required by to be remitted to the lessee.

      “Sales proceeds” means, with respect to any leased vehicle, an amount equal to the aggregate amount of proceeds received by the servicer from the purchaser in connection with the sale or other disposition of that leased vehicle, net of any and all out-of-pocket costs and expenses incurred by the servicer in connection with that sale or other disposition, including without limitation, all repossession, auction, painting, repair and any and all other similar liquidation and refurbishment costs and expenses.

      “Supplemental Servicing Fees” means any and all (i) late fees, (ii) extension fees, (iii) prepayment charges, (iv) early termination fees or any other fees paid to the servicer in connection with the termination of any lease (other than monthly lease payments and excess wear and use charges and excess mileage charges), (v) non-sufficient funds charges and (vi) any and all other administrative fees or similar charges allowed by applicable law received by or on behalf of the servicer, the issuer, the transferor or the origination trust with respect to any Unit.

Deposits to the Accounts; Payment Waterfall

      Collection Account. On each payment date, the paying agent in accordance with the related monthly report described below under “Additional Information Regarding the Notes — Statements to Noteholders”

and pursuant to the instructions of the servicer, will transfer all Available Funds from the collection account and will make the following deposits and distributions in the following amounts and order of priority:

(a) to the servicer, the Payment Date Advance Reimbursement;

(b) pro rata, to the servicer and the administrator, the servicing and administration fees, respectively, together with any unpaid servicing and administration fees in respect of one or more prior collection periods;

(c) to the swap counterparty, the Net Swap Payment, if any, for that payment date;

(d) pro rata, (A) to the swap counterparty, any Senior Swap Termination Payments for that payment date and (B) to the noteholders, to pay interest due on the outstanding notes on that payment date (including overdue interest), and, to the extent permitted under applicable law, interest on any overdue interest thereon at the applicable interest rate;

(e) to the noteholders, the lesser of the Principal Distribution Amount and Available Funds remaining after payments in clauses (a) through (d) above, which will be allocated to pay principal on the notes in the amounts and order of priority described under “Description of the Notes — Principal;”

(f) to the reserve account, until the amount of funds in the reserve account is equal to the Specified Reserve Account Balance;

(g) to the swap counterparty, any Subordinated Swap Termination Payment for the payment date;

(h) to pay all amounts due as compensation or indemnification amounts due to the indenture trustee, the owner trustee or the Transaction SUBI trustee which have not been paid by VW Credit; and

(i) any remaining funds will be distributed to or at the direction of the holder of the issuer’s certificates, which initially will be the transferor.

      The foregoing list of distributions from the collection account on each payment date is referred to as the “Payment Waterfall.”

      The “Payment Date Advance Reimbursement” for a payment date will equal the sum of all outstanding advances made by the servicer prior to that payment date.

      Reserve Account. On each payment date, after taking into account Available Funds to be distributed from the collection account, the servicer will instruct the indenture trustee to withdraw funds from the reserve account to the extent necessary to make up any shortfall in the deposits and distributions described in clauses (a) through (e) of the Payment Waterfall:

      On each payment date, if, after giving effect to the distributions set forth above, the amount on deposit in the reserve account exceeds the Specified Reserve Account Balance, the indenture trustee will distribute that excess to the transferor, as holder of the issuer’s certificates. Upon any distribution to the holder of the issuer’s certificates, the noteholders will have no further rights in, or claims to, those distributed amounts. In addition, if on any payment date on which the amount on deposit in the reserve account, after giving effect to all withdrawals therefrom and deposits thereto in respect of that payment date, is greater than or equal to the balance of the notes then outstanding, that amount will be used to retire the then outstanding notes.

      None of the noteholders, the indenture trustee, the owner trustee, the transferor, the administrator or the servicer will be required to refund any amounts properly distributed or paid to them, whether or not there are sufficient funds on any subsequent payment date to make in full distributions to the noteholders.

Statements to Noteholders

      On each payment date, the indenture trustee will send by first class mail or other reasonable means (including, but not limited to, the posting on the indenture trustee’s website at www.sf.citidirect.com) an unaudited report to each noteholder of record, as of the close of business on the business day immediately before the related payment date or redemption date (which will be Cede as the nominee of DTC unless definitive notes are issued under the limited circumstances described herein) and each rating agency, setting forth with respect to that payment date and the related collection period, as the case may be, among other things, the following:

(i) the amount of Collections for that collection period;

(ii) the amount of Available Funds for that collection period;

(iii) the amount of interest accrued since the preceding payment date on each class of notes;

(iv) the Class A-1 note balance, the Class A-2 note balance, the Class A-3 note balance, the Class A-4-A note balance and the Class A-4-B note balance, in each case before giving effect to payments on that payment date;

(v) (A) the amount on deposit in the reserve account and the Specified Reserve Account Balance, each as of the beginning and end of the related collection period, (B) the amount deposited in the reserve account in respect of that payment date, if any, (C) the amount, if any, to be withdrawn from the reserve account on that payment date, (D) the balance on deposit in the reserve account on that payment date after giving effect to withdrawals therefrom and deposits thereto in respect of that payment date and (E) the change in that balance from the immediately preceding payment date;

(vi) the aggregate amount being paid on that payment date in respect of interest on and principal of each class of the notes;

(vii) the Principal Distribution Amount and any Principal Carryover Shortfall for that payment date;

(viii) the note factor for each class of the notes, after giving effect to distributions to the noteholders on that payment date;

(ix) the aggregate amount of residual losses and credit losses for that collection period;

(x) the amount of advances by the servicer included in Available Funds for that collection period;

(xi) the amount of any Payment Date Advance Reimbursement for that collection period;

(xii) the amounts released to the holders of the issuer’s certificates (which initially will be the transferor) on that payment date;

(xiii) the servicing fee and the administration fee for that collection period; and

(xiv) the net swap payments, the Senior Swap Termination Payments and the Subordinated Swap Termination Payments for that payment date.

      Each amount set forth pursuant to clauses (iii), (iv), (vi) and (viii) above will be expressed in the aggregate and as a dollar amount per $1,000 of original principal amount of a note. Copies of those statements may be obtained by note owners by sending a request in writing to the indenture trustee. In addition, the indenture trustee will furnish, not later than the latest date permitted by law, that information as may be reasonably requested (and reasonably available to the indenture trustee) to enable noteholders to prepare state and federal income tax returns.

Redemption of the Notes

      In order to avoid excessive administrative expenses, the transferor will have the right at its option to purchase the Transaction SUBI Certificate from the issuer on any payment date if the then-outstanding aggregate note balance is less than or equal to 10% of the initial note balance. The exercise of that option by the transferor is referred to in this prospectus as an “optional purchase.” The purchase price for the Transaction SUBI Certificate will equal the unpaid outstanding principal amount of the notes, together with accrued interest on the notes to the date fixed for redemption plus all payments due to the swap counterparty, which amount will be deposited by the transferor into the collection account on the payment date fixed for redemption. In connection with an optional purchase, the outstanding notes, if any, will be redeemed on the redemption date in whole, but not in part, for the redemption price. No interest will accrue on the notes after the payment date fixed for redemption. The “redemption price” for the notes being redeemed will equal the unpaid principal amount of the notes, plus accrued and unpaid interest on the notes at the applicable interest rates, to but not including the payment date fixed for redemption. The administrator or the issuer will provide at least 30 days’ prior notice of the redemption of the notes to the indenture trustee. The indenture trustee will provide prompt — but at least 10 days’ — notice to the noteholders of such redemption.

Definitive Notes

      Definitive notes will be issued in fully registered, certificated form to note owners rather than to DTC only if:

•	the administrator advises the indenture trustee in writing that DTC is no longer willing or able to discharge its responsibilities as depository with respect to the notes, and neither the indenture trustee nor the administrator is able to locate a qualified successor;

•	the administrator, at its option, elects to terminate the book-entry system through DTC; or

•	after an indenture default, note owners representing in the aggregate not less than a majority of the outstanding principal amount of the notes advise the indenture trustee through DTC and its participating members in writing that the continuation of a book-entry system through DTC or its successor is no longer in the best interest of note owners.

      Upon the occurrence of any of the foregoing events, the indenture trustee will be required to notify all note owners, through DTC, of the occurrence of that event and the availability through DTC of definitive notes to note owners requesting the same. Upon surrender by DTC to the indenture trustee of the certificates representing all notes and the receipt of instructions for re-registration, the indenture trustee will issue definitive notes to note owners, who thereupon will become noteholders for all purposes of the indenture.

      Payments on the notes (including definitive notes) will be made by the paying agent directly to the holders of the notes in accordance with the procedures set forth in this prospectus and to be set forth in the indenture. Interest and principal payments on the notes on each payment date will be made to the holders in whose names the related notes were registered at the close of business at the end of the calendar month preceding that payment date. Payments will be made by check mailed to the address of those holders as they appear on the note register, except that payments will be made on notes registered in the name of Cede or any other nominee of DTC by wire transfer in immediately available funds. The final payment on any note (including any definitive note) will be made only upon presentation and surrender of the note at the office or agency specified in the notice of final payment to noteholders. The indenture trustee or a paying agent will provide that notice to the registered noteholders not more than 30 days nor less than 15 days prior to the date on which the final payment is expected to occur. Amounts properly withheld under the Internal Revenue Code from payment to any noteholder of interest or principal will be considered to have been paid to that noteholder for purposes of the indenture.

      Notes will be transferable and exchangeable at the offices of the issuer to be maintained by the note registrar, which initially will be the indenture trustee. No service charge will be imposed for any registration of transfer or exchange of notes, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

SECURITY FOR THE NOTES

General

      On the closing date, the issuer will pledge the Transaction SUBI Certificate, the reserve account and the other property of the trust estate to the indenture trustee to secure the issuer’s obligations under the notes.

The Accounts

The Collection Account

      On or prior to the closing date, a “collection account” will be established for the benefit of the noteholders into which an amount equal to the Collections on or in respect of the leases and other Available Funds will generally be deposited. The collection account will be under the sole control of the indenture trustee until the outstanding note amount is reduced to zero.

      Deposits into the Collection Account. As more fully described under “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Collections”, an amount equal to the Collections received and other Available Funds generally will be deposited by the servicer into the collection account within two business days after receipt by the servicer. If the monthly remittance condition is satisfied, however, the servicer will deposit an amount equal to all Collections into the collection account on the related Payment Date. See “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Collections.”

      Withdrawals from the Collection Account. On each payment date, the paying agent (which initially will be the indenture trustee) will transmit from the sum of all Available Funds from the collection account for the related collection period in the amounts and in the priority as set forth under “Additional Information Regarding the Notes — Payments on the Notes — Deposits to the Accounts; Payment Waterfall.”

The Reserve Account

      In addition to the collection account, on or before the closing date, a “reserve account” will be established for the benefit of the noteholders. The reserve account will be established to provide additional security for payments on the notes. On each payment date, amounts on deposit in the reserve account will be available to the extent Available Funds are insufficient to make certain of the distributions described under “Additional Information Regarding the Notes — Payments on the Notes — Deposits to the Accounts; Payment Waterfall.” The reserve account will be under the sole control of the indenture trustee until the outstanding note amount is reduced to zero.

      The reserve account initially will be funded by the transferor with proceeds from the sale of notes on the closing date with a deposit of $17,094,017.09, representing approximately 1.00% of the aggregate initial Securitization Value of the assets allocated to the Transaction SUBI. The reserve account and all amounts on deposit in the reserve account will be pledged to the indenture trustee. To the extent the amount deposited in the reserve account is less than the Specified Reserve Account Balance, on each payment date, monies on deposit in the reserve account will be supplemented by the deposit of any Available Funds remaining after the distributions in clauses (a) through (e) of the Payment Waterfall. See “Additional Information Regarding the Notes — Payments on the Notes — Deposits to the Accounts; Payment Waterfall.”

      On each payment date, the indenture trustee will withdraw funds from the reserve account in an amount equal to the lesser of (1) any amount by which the Available Funds for that payment date are less than the amounts required to be paid under clauses (a) through (e) of the Payment Waterfall or (2) the amount on deposit in the reserve account after giving effect to all deposits thereto on that payment date for distribution in accordance with the Payment Waterfall.

      On any payment date on which the amount on deposit in the reserve account, after giving effect to all withdrawals therefrom and deposits thereto in respect of that payment date, exceeds the Specified Reserve Account Balance, the indenture trustee will release any of that excess to the holder of the issuer’s certificates (initially, the transferor). In addition, if on any payment date on which the amount on deposit in the reserve account, after giving effect to all withdrawals therefrom and deposits thereto in respect of that payment date, is greater than or equal to the balance of the notes then outstanding, that amount will be used to retire the then outstanding notes.

      The “Specified Reserve Account Balance” means $51,282,051.28.

The Swap Termination Payment Account

      In the event of any early termination of the interest rate swap transaction, the indenture trustee will establish the “swap termination payment account” upon written notice of such early termination. Any Swap Termination Payments received from the swap counterparty will be remitted to the swap termination payment account. The issuer will use funds available in the swap termination payment account, if any, to enter into a replacement interest rate swap transaction to the extent possible and practicable after termination of the initial interest rate swap transaction and for other limited purposes.

The Swap Collateral Account

      If the swap counterparty is required to post collateral under the terms of the interest rate swap transaction, the indenture trustee will establish the “swap collateral account” upon written notice of such requirement. The indenture trustee will have exclusive control and the sole right of withdrawal with respect to the swap collateral account. The indenture trustee will deposit all collateral received from the swap counterparty into the swap collateral account. Any and all funds at any time on deposit in, or otherwise to the credit of, the swap collateral account will be held in trust by the indenture trustee for the benefit of the noteholders and the swap counterparty. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the swap collateral account shall be (i) for application to obligations of such swap counterparty to the issuer under the interest rate swap transaction in accordance with the terms of the interest rate swap transaction or (ii) to return collateral to such swap counterparty when and as required by the interest rate swap transaction.

Maintenance of the Accounts

      The reserve account, the collection account, the swap termination payment account (if applicable) and the swap collateral account (if applicable) are required by the transaction documents to be eligible accounts. An “eligible account” is either (a) a segregated account with an eligible institution or (b) a segregated trust account with the corporate trust department of a depository institution acting in its fiduciary capacity which is organized under the laws of the United States or any state or the District of Columbia (or any domestic branch of a foreign bank) having corporate trust powers and acting as trustee for funds deposited in such account and which has at least an investment grade long-term unsecured debt rating from each rating agency. An “eligible institution” is a depository institution or trust company which is organized under the laws of the United States or any state or the District of Columbia (or any domestic branch of a foreign bank), which at all times has either (i) a long-term senior unsecured debt rating of at least AA- (or the equivalent) from each rating agency or (ii) a certificate of deposit rating of “P-1” or “A-1+” (as applicable) by each rating agency or (iii) any other rating that is acceptable to each rating agency. To be an “eligible institution,” the institution must also have deposits insured by the Federal Deposit Insurance Corporation.

      If the requirements summarized above are satisfied, the accounts may be maintained at the owner trustee, the indenture trustee or any of their affiliates. The reserve account, the collection account, the swap termination payment account (if applicable) and the swap collateral account (if applicable) initially will be maintained with the indenture trustee. If the indenture trustee at any time is not an eligible institution or if the reserve account, collection account, the swap termination payment account (if applicable) and the swap collateral account (if applicable) are not otherwise eligible accounts, the administrator will (with the assistance of the indenture trustee) as necessary, cause the accounts to be moved to an eligible account.

      On the payment date on which all notes have been paid in full and after the discharge of the indenture following payment of any remaining obligations of the issuer under the transaction documents, any amounts remaining on deposit in the collection account, the reserve account, the swap termination payment account (if applicable) and the swap collateral account (if applicable) — after giving effect to all withdrawals and deposits in respect of that payment date — will be paid to the holder of the issuer’s certificates, which initially will be the transferor.

Permitted Investments

      When funds are deposited in the collection account and the reserve account, they will be invested and reinvested by the indenture trustee at the direction of the administrator in one or more permitted investments maturing no later than the day before the next payment date. “Permitted investments” will be limited to highly-rated investments that meet criteria established by each rating agency.

      All net investment earnings from the investment of funds on deposit in the collection account in respect of the related collection period will be Available Funds distributed in accordance with the Payment Waterfall, and all net investment earnings received from the investment of funds on deposit in the reserve account will be considered amounts on deposit in the reserve account and will be either reinvested in permitted investments or will be distributed as described above under “— The Reserve Account.” All net investment earnings received from the investment of funds on deposit in the Swap Termination Payment Account, if any, will be considered amounts on deposit in the Swap Termination Payment Account and will be distributed as described above under “— The Swap Termination Payment Account.”

The Contingent and Excess Liability Insurance

      In addition to the personal property and liability insurance coverage required to be obtained and maintained by the lessees pursuant to the leases, and as additional protection in the event a lessee fails to maintain the required liability insurance, the servicer is required to maintain contingent and excess liability insurance naming the origination trust, the transferor, the issuer, the owner trustee and the indenture trustee as additional insureds. This insurance provides coverage against third party claims that may be raised against the origination trust with respect to any leased vehicle owned by the origination trust (the “contingent and excess liability insurance”). The contingent and excess liability insurance must provide primary and/or excess coverage of at least $1,000,000 combined single limit coverage per occurrence, and the umbrella liability policy must provide coverage of at least $25,000,000 in respect of any one occurrence. However, these policies are subject to deductibles and claims could be imposed against the assets of the origination trust which could exceed that coverage. In those cases, investors in the notes could incur a loss on their investment. See “Risk Factors — Vicarious tort liability may result in a loss,” “Additional Legal Aspects of the Origination Trust and the Transaction SUBI — Allocation of Origination Trust Liabilities” and “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability” for a discussion of related risks. The insurance policies may be blanket policies covering the servicer, the origination trust, and some or all affiliates of the servicer.

      With respect to damage to the leased vehicles, each lessee is required by the related lease to maintain comprehensive and collision insurance. As more fully described under “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Insurance on Leased Vehicles,” the servicer is not required to monitor a lessee’s continued compliance with insurance requirements and the servicer is not liable if any lessee fails to maintain the required insurance. In the event that the foregoing insurance coverage were exhausted or unavailable for any reason and no third-party reimbursement for any damage were available, the noteholders could incur a loss on their investment.

ADDITIONAL DOCUMENT PROVISIONS

The Indenture

Indenture Defaults

      The following events (each, an “indenture default”) will be events of default under the indenture:

•	a default for five days or more in the payment of interest on any note after the same becomes due;

•	a default in the payment of principal of a note on the related final scheduled payment date or the Redemption Date;

•	a default in the observance or performance of any covenant or agreement of the issuer in the indenture, or any representation or warranty of the issuer made in the indenture or any related certificate or writing delivered pursuant to the indenture proves to have been incorrect in any material respect at the time made, which default or inaccuracy materially and adversely affects the interests of the noteholders, and the continuation of that default or inaccuracy for a period of 60 days after written notice thereof is given to the issuer by the indenture trustee or to the issuer and the indenture trustee by the holders of not less than a majority of the outstanding principal amount of the notes (excluding any notes owned by the issuer, the transferor, the servicer, the administrator or any of their respective affiliates); and

•	the occurrence of certain events (which, if involuntary, remain unstayed for more than 90 days) of bankruptcy, insolvency, receivership or liquidation of the issuer;

provided, however, that a delay in or failure of performance referred to in the first three bullet points above for a period of 150 days will not constitute an indenture default if that delay or failure was caused by force majeure or other similar occurrence.

      The indenture requires the issuer to give written notice of any indenture default, its status and what action the issuer is taking or proposes to take to the indenture trustee and each rating agency.

      Noteholders holding at least a majority of the aggregate outstanding principal amount of the notes, voting together as a single class, may in certain cases waive any past default or indenture default, except a default in the payment of principal or interest or a default in respect of a covenant or provision which the indenture expressly states cannot be modified or amended without unanimous wavier or consent of all of the noteholders.

Remedies

      If an indenture default occurs and is continuing, the indenture trustee or the holders of at least a majority of the outstanding principal amount of the notes, voting together as a single class, may declare the principal of the notes to be immediately due and payable. This declaration may be rescinded by the holders of at least a majority of the aggregate outstanding principal amount of the notes, voting together as a single class, before a judgment or decree for payment of the amount due has been obtained by the indenture trustee if:

•	the issuer has deposited with the indenture trustee an amount sufficient to pay (1) all interest on and principal of the notes as if the indenture default giving rise to that declaration had not occurred, (2) all reasonable amounts previously advanced by the indenture trustee and its reasonable costs and expenses and (3) any amounts then due and payable by the issuer to the swap counterparty under the interest rate swap transaction; and

•	all indenture defaults — other than the nonpayment of principal of the notes that has become due solely due to that acceleration — have been cured or waived.

      At any time prior to the declaration of the maturity of the notes, noteholders holding not less than a majority of the aggregate outstanding principal amount of the notes, voting together as a single class, may waive any indenture default and its consequences by giving written notice to the issuer and the indenture trustee other than the following defaults:

•	the failure of the issuer to pay principal of or interest on the notes; and

•	any default related to any covenant or provision of the indenture that cannot be modified or amended without the consent of 100% of the noteholders.

      If the notes have been declared due and payable following an indenture default, the indenture trustee may institute proceedings to collect amounts due, exercise remedies as a secured party, including foreclosure or sale of the trust estate, or elect to maintain the trust estate and continue to apply proceeds from the trust estate as if there had been no declaration of acceleration. The indenture trustee may not, however, sell the trust estate following an indenture default unless:

•	the transferor elects to exercise the optional purchase and purchases the Transaction SUBI Certificate;

•	the swap counterparty and 100% of the noteholders consent thereto;

•	the proceeds of that sale are sufficient to pay in full the principal of and the accrued interest on all outstanding notes and all amounts due by the issuer to the Swap Counterparty; or

•	there has been an indenture default described in one of the first two bullet points under the caption “— The Indenture — Indenture Defaults” and the indenture trustee determines that the trust estate would not be sufficient on an ongoing basis to make all payments of principal of and interest on the notes as those payments would have become due if those obligations had not been declared due and payable, and the indenture trustee obtains the consent of the swap counterparty and holders of 66 2/3% of the outstanding principal amount of the notes, voting together as a single class.

      The indenture trustee may, but is not required to, obtain (at the expense of the issuer) and rely upon an opinion of an independent accountant or investment banking firm as to the sufficiency of the trust estate to pay interest on and principal of the notes on an ongoing basis. Prior to selling the trust estate, the indenture trustee must obtain an opinion of counsel to the effect that that sale will not cause the origination trust or an interest or portion thereof or the issuer to be classified as an association, or a publicly traded partnership, taxable as a corporation for federal income tax purposes.

      After an acceleration of the notes following an indenture default and in the event of a sale of the trust estate at the direction of the indenture trustee or the noteholders, the proceeds of that sale and available monies on deposit in the reserve account will be distributed in the following priority:

(a) first, to the indenture trustee, the Transaction SUBI trustee and the owner trustee, for any accrued and unpaid fees, expenses and indemnity payments pursuant to the terms of the indenture, the origination trust agreement or the issuer’s trust agreement, as applicable; provided, however that aggregate expenses payable to the indenture trustee, the Transaction SUBI trustee and the owner trustee pursuant to this clause (a) are limited to $100,000 per annum in the aggregate;

(b) second, to the servicer for reimbursement of all outstanding advances;

(c) third, pro rata, to the servicer, the servicing fee, together with amounts due in respect of unpaid servicing fees and to the administrator, the administration fee, together with any amounts due in respect of unpaid administration fees;

(d) fourth, to the swap counterparty for any due and unpaid net swap payment;

(e) fifth, pro rata, (A) to the swap counterparty for any unpaid Senior Swap Termination Payments and (B) pro rata to the noteholders to pay due and unpaid interest — including any overdue interest and, to the extent permitted under applicable law, interest on any overdue interest at the related interest rate;

(f) sixth, to the holders of the Class A-1 notes to pay outstanding principal on the Class A-1 notes;

(g) seventh, to the holders of the Class A-2 notes, the Class A-3 notes, the Class A-4-A notes and the Class A-4-B notes, on a pro rata basis, to pay outstanding principal on such notes;

(h) eighth, to the swap counterparty, any due and unpaid Subordinated Swap Termination Payment;

(i) ninth, to the indenture trustee, the Transaction SUBI trustee and the owner trustee, for any accrued and unpaid fees, expenses and indemnity payments; and

(j) tenth, any remaining amounts to the holder of the certificates of the issuer (which initially will be the transferor).

      The indenture trustee may fix a record date and payment date for any payment to noteholders following a sale of the trust estate. At least 15 days before the record date, the issuer will mail notice of the record date, the payment date and the amount to be paid to each noteholder and the indenture trustee.

      Subject to the provisions of the indenture relating to the duties of the indenture trustee, if an indenture default occurs and is continuing, the indenture trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the noteholders if the indenture trustee reasonably believes it will not be indemnified in a manner reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in complying with that request. Subject to those provisions for indemnification and some limitations contained in the indenture, the holders of at least a majority of the outstanding principal amount of the notes, voting together as a single class, will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the indenture trustee or exercising any trust power conferred on the indenture trustee.

      Each noteholder has the right to institute suit for the enforcement of the payment of principal and interest. However, no noteholder will have the right to institute any proceeding (including for the appointment of a receiver or trustee) with respect to the indenture unless:

•	that noteholder previously has given the indenture trustee written notice of a continuing indenture default;

•	noteholders holding not less than 25% of the outstanding principal amount of the notes have made written request to the indenture trustee to institute that proceeding in its own name as indenture trustee;

•	that noteholder has offered the indenture trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in complying with the request to institute proceedings;

•	the indenture trustee has for 60 days failed to institute that proceeding; and

•	no direction inconsistent with the noteholders’ written request has been given to the indenture trustee during that 60-day period by noteholders holding at least a majority of the outstanding principal amount of the notes.

Right of Noteholders to Receive Principal and Interest; No Recourse

      Each noteholder has an unconditional right to receive payment of the principal of and interest, if any, on the related notes on or after the notes’ due date (or, in the case of redemption, on or after the redemption date). However, none of the indenture trustee, the owner trustee or the Transaction SUBI trustee, in their respective individual capacities, the transferor or any other owner of a beneficial interest in the issuer, the servicer, the administrator, the origination trust, nor any of their respective partners, owners, beneficiaries, agents, officers, directors, employees, successors or assigns will be personally liable for the payment of interest on or principal of the notes or for the obligations of the issuer, the indenture trustee (in its capacity as indenture trustee) or the owner trustee (in its capacity as owner trustee), on the notes or contained in the indenture or any certificate delivered in connection with the notes or indenture except:

•	as any person may have expressly agreed to be liable; and

•	that any partner, owner or beneficiary will be fully liable to the extent provided by applicable law for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to any entity.

Certain Covenants

      Under the indenture, the issuer will covenant, among other things, that it will not:

•	engage in any activities other than financing, acquiring, owning, pledging and managing the Transaction SUBI Certificate and the other collateral as contemplated by the indenture and the other transaction documents;

•	sell, transfer, exchange or otherwise dispose of any of its assets, except as expressly permitted by the indenture and the other transaction documents;

•	claim any credit on or make any deduction from the principal and interest payable in respect of the notes — other than amounts withheld from such payments under the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law — or assert any claim against any present or former noteholder because of the payment of taxes levied or assessed upon any part of the trust estate;

•	permit (1) the validity or effectiveness of the indenture to be impaired, (2) the lien of the indenture to be amended, hypothecated, subordinated, terminated or discharged, (3) any person to be released from any covenants or obligations under the indenture except as may be expressly permitted thereby, (4) any adverse claim (other than liens permitted under the transaction documents) to be created on or extend to or otherwise arise upon or burden any part of the trust estate, or any interest therein or the proceeds therefrom or (5) (except as provided in the transaction documents) the lien of the indenture to not constitute a first priority security interest in the trust estate;

•	incur, assume or guarantee any indebtedness other than indebtedness incurred in accordance with the transaction documents;

•	dissolve or liquidate in whole or in part, except as permitted by the transaction documents; or

•	merge or consolidate with any other person.

Replacement of the Indenture Trustee

      Noteholders holding at least a majority of the aggregate principal amount of the notes outstanding, voting together as a single class, may remove the indenture trustee without cause by so notifying the indenture trustee, the servicer and the issuer, and following that removal may appoint a successor indenture trustee. Prior to the appointment of any proposed successor indenture trustee, the Rating Agency Condition must be satisfied.

      The indenture trustee may resign at any time by so notifying the issuer, the servicer, the administrator, the swap counterparty and each rating agency. The issuer will be required to remove the indenture trustee if the indenture trustee:

•	ceases to satisfy the eligibility requirements of the indenture trustee;

•	is subject to certain events of bankruptcy, insolvency, receivership or liquidation (which, if involuntary, remain unstayed for more than 30 days); or

•	otherwise becomes incapable of acting.

      Upon the resignation or removal of the indenture trustee, or the failure of the noteholders holding at least a majority of the aggregate principal amount of the outstanding notes to appoint a successor indenture trustee following the removal without cause of the indenture trustee, the issuer will be required promptly to appoint a successor indenture trustee. If a successor indenture trustee does not take office within 45 days after the retiring indenture trustee resigns or is removed, the retiring indenture trustee, the issuer or noteholders holding not less than a majority of the aggregate note balance may petition any court of competent jurisdiction (at the expense of the issuer) for the appointment of a successor indenture trustee.

      Any indenture trustee (including any successor indenture trustee) must at all times satisfy all applicable requirements of the Trust Indenture Act of 1939, and in addition, have a combined capital and surplus of at least $50 million and a long-term debt rating of “A” or better by each rating agency or be otherwise acceptable to each rating agency.

Duties of Indenture Trustee

      Except during the continuance of an indenture default, the indenture trustee will:

•	perform those duties, and only those duties, as are specifically set forth in the indenture;

•	rely in good faith, as to the truth of the statements and the correctness of the opinions expressed therein, on certificates or opinions furnished to the indenture trustee that conform to the requirements of the indenture; and

•	examine any of those certificates and opinions that are furnished to the indenture trustee to determine whether or not they conform to the requirements of the indenture, but the indenture trustee need not confirm or investigate the accuracy of mathematical calculations or other facts stated in the certificate or opinions.

      Upon the continuance of an indenture default, the indenture trustee will be required to exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of that person’s own affairs.

Compensation and Indemnity

      Pursuant to the administration agreement, the administrator will:

•	pay the indenture trustee from time to time compensation for its services in accordance with a fee letter between the administrator and the indenture trustee;

•	reimburse the indenture trustee for all reasonable expenses, advances and disbursements reasonably incurred by it in connection with the performance of its duties as indenture trustee; and

•	indemnify the indenture trustee for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees, incurred by it in connection with the administration of the issuer or performance of its duties as indenture trustee.

      The indenture trustee will not be indemnified by the administrator, the issuer, the transferor or the servicer against any loss, liability or expense incurred by it through its own willful misconduct, negligence or bad faith, except that the indenture trustee will not be liable:

•	for any error of judgment made by it in good faith, unless it is proved that the indenture trustee was negligent in ascertaining the pertinent facts;

•	with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the noteholders in accordance with the terms of the indenture; and

•	for interest on any money received by it except as the indenture trustee and the issuer may agree in writing.

      The indenture trustee will not be deemed to have knowledge of any event unless an officer of the indenture trustee within the corporate trust department, who customarily performs functions similar to those performed by the persons who at the time are an officer, or to whom any corporate trust matter is referred because of that person’s knowledge and familiarity with the particular subject and who has direct responsibility for the administration of the indenture and is familiar with the subject matter and has actual knowledge of the event or has received written notice of the event.

Access to Noteholder Lists

      If definitive notes are issued in the limited circumstances set forth in “Additional Information Regarding the Notes — Definitive Notes,” or if the indenture trustee is not the note registrar, the issuer will furnish or cause to be furnished to the indenture trustee a list of the names and addresses of the noteholders:

•	as of each record date, within five days after that record date; and

•	within 30 days after receipt by the issuer of a written request for that list, as of not more than ten days before that list is furnished.

Annual Compliance Statement

      The issuer will be required to deliver an annual written statement to the indenture trustee and each rating agency certifying the fulfillment of its obligations under the indenture or describing any defaults thereunder.

Furnishing of Documents

      Copies of all reports, notices, requests, demand, certificates and any other instruments furnished to the indenture trustee under the transaction documents may be obtained by a noteholder (at its own expense) by a request in writing to the indenture trustee.

Satisfaction and Discharge of Indenture

      The indenture will be discharged with respect to the collateral securing the notes upon the delivery to the indenture trustee for cancellation of all of the notes or, with some limitations — including receipt of certain opinions with respect to tax matters — upon deposit with the indenture trustee of funds sufficient for the payment in full of principal and accrued interest on the notes and any fees then due and payable to the indenture trustee.

The Issuer’s Trust Agreement

Authority and Duties of the Owner Trustee

      The owner trustee will administer the issuer in the interest of the holder of the issuer’s certificate, subject to the terms of the transaction documents, in accordance with the issuer’s trust agreement and the other transaction documents.

      The owner trustee will not be required to perform any of the obligations of the issuer under any transaction document that are required to be performed by the servicer, the transferor, the administrator or the indenture trustee.

Resignation and Removal of the Owner Trustee

      The owner trustee may resign at any time (and, if the owner trustee ceases to be eligible, must resign immediately) by giving written notice to the administrator, the servicer, the transferor, the indenture trustee and the holder of the issuer’s certificate, whereupon the transferor and the administrator, acting jointly, will be obligated to appoint a successor owner trustee. The transferor or the administrator may remove the owner trustee if the owner trustee becomes insolvent, ceases to be eligible or becomes legally unable to act. Upon removal of the owner trustee, the transferor and the administrator, acting jointly, will appoint a successor owner trustee.

Liabilities of Owner Trustee

      The owner trustee will not be personally liable or accountable under the transaction documents under any circumstances except for any expenses arising from or resulting from:

•	its own willful misconduct, bad faith or negligence;

•	the inaccuracy of any representation or warranty contained in the issuer’s trust agreement expressly made by the owner trustee in its individual capacity;

•	liabilities arising from the failure of the owner trustee to perform obligations expressly undertaken by it to discharge any adverse claim on the issuer’s trust estate that result from actions by or claims against the owner trustee that are not related to the ownership or administration of the trust estate; or

•	taxes, fees or other charges on, based on or measured by any fees, compensation or commissions received by the owner trustee.

      No provision in the issuer’s trust agreement or any other transaction document will require the owner trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers under the issuer’s trust agreement or under any other transaction document if the owner trustee has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured or provided to it. In addition, the owner trustee will not be responsible for or in respect of the validity or sufficiency of the issuer’s trust agreement or for the due execution thereof by the transferor or for the form, character, genuineness, sufficiency, value or validity of any of the trust estate or for or in respect of the validity or sufficiency of the other transaction documents, other than the execution of and the certificate of authentication for the certificates and the owner trustee will in no event be deemed to have assumed or incurred any personal liability, duty or obligation to any noteholder, to any holder of the issuer’s certificates or any third party dealing with the issuer or the trust estate, other than as expressly provided for in the issuer’s trust agreement and the other transaction documents.

Transfer of the Certificate

      The transferor, which is the initial certificateholder, may assign, convey or otherwise transfer all or any of its right, title and interest in the certificate as long as (a) the Rating Agency Condition is satisfied, (b) that transfer will not cause (as evidenced by an opinion of counsel) the issuer to be treated as a publicly traded partnership for federal income tax purposes and (c) the certificate (or any interest therein) is not acquired by or for the account of any “employee benefit plan” whether or not subject to ERISA, a “plan” described by Section 4975(e)(1) of the Code or any entity deemed to hold the assets of any of the foregoing by reason of an employee benefit plan’s or other plan’s investment in such entity.

The Origination Trust Agreement and the Transaction SUBI Supplement

The Transaction SUBI, Other SUBIs and the UTI

      VW Credit, as the UTI beneficiary, is the initial beneficiary of the origination trust. The UTI beneficiary will hold the UTI, which represents an exclusive and undividend beneficial interest in all origination trust assets other than (a) any origination trust assets allocated to Other SUBIs and (b) the Included Units. The UTI beneficiary in the future may cause the UTI trustee to create Other SUBIs which the UTI beneficiary may sell or pledge in connection with financings similar to the transaction described in this prospectus. Each holder or pledgee of the UTI will be required to expressly waive any claim to all origination trust assets other than the UTI assets and to fully subordinate any of those claims in the event that the waiver is not given full effect. Each holder or pledgee of any Other SUBI will be deemed to have waived any claim to all origination trust assets, except for the related Other SUBI assets, and to fully subordinate those claims in the event that the waiver is not given effect. Except under the limited circumstances described under “Additional Legal Aspects of the Origination Trust and the Transaction SUBI — Allocation of Origination Trust Liabilities” and “— The Transaction SUBI, Other SUBIs and the UTI,” the Included Units will not be available to make payments in respect of, or pay expenses relating to, the UTI or any Other SUBI. Origination trust assets allocated to the UTI and any Other SUBI Assets will not be available to make payments in respect of, or pay expenses relating to, the Transaction SUBI.

      The Transaction SUBI and each Other SUBI will be created pursuant to a separate supplement to the origination trust agreement, which will amend the origination trust agreement only with respect to the particular SUBI to which it relates. The Transaction SUBI Supplement will amend the origination trust agreement only as it relates to the Transaction SUBI.

      All origination trust assets, including the Included Units, will be owned by the origination trust. The Included Units will be segregated from the rest of the origination trust assets on the books and records of the origination trust and the servicer, and the holders of other beneficial interests in the origination trust — including the UTI and any Other SUBIs — will have no rights in or to the Included Units. Under the origination trust agreement, liabilities of the origination trust will be respectively allocated to the Included Units, the UTI Assets and Other SUBI Assets if incurred in each case with respect thereto, or will be allocated pro rata among all origination trust assets if incurred with respect to the origination trust assets generally.

Transaction SUBI Trustee

      The Transaction SUBI trustee may resign by giving thirty days’ prior written notice to the UTI beneficiary and the issuer, as holder of the Transaction SUBI Certificate.

      The Transaction SUBI trustee may be replaced by the issuer, as holder of the Transaction SUBI Certificate, if the Transaction SUBI trustee ceases to be qualified in accordance with the terms of the Transaction SUBI Trust Agreement, if certain representations and warranties made by the Transaction SUBI trustee therein prove to have been materially incorrect when made, in the event of certain events of bankruptcy or insolvency of the Transaction SUBI trustee or in the sole discretion of the issuer, as holder of the Transaction SUBI Certificate.

      The Transaction SUBI trustee will be under no obligation to exercise any of the discretionary rights or powers vested in it by the Transaction SUBI Trust Agreement, or to institute, conduct or defend any litigation under the Transaction SUBI Trust Agreement or in relation thereto, unless the party requesting that action has offered to the Transaction SUBI trustee reasonable security or indemnity against the costs, expenses or liabilities that may be incurred therein or thereby.

Indemnity of Origination Trust Trustees

      The Transaction SUBI trustee will be indemnified and held harmless by the servicer with respect to (a) any loss, liability, claim, damage or expenses, that may be incurred as a result of any negligent act or omission by the Servicer in connection with any origination trust asset or the Servicing Agreement and (b) any claims by third parties against the origination trust. Further, the Transaction SUBI trustee will be indemnified and held harmless out of the Transaction SUBI assets with respect to any loss, liability or expenses, including reasonable attorneys’ and other professionals’ fees and expenses, arising out of or incurred in connection with (a) any of the Included Units, including without limitation any loss relating to leases or leased vehicles, consumer fraud, consumer protection laws, any other claims arising in connection with any leases, any personal injury or property damage claims arising with respect to any of those leased vehicle or any loss relating to any tax arising with respect to any Included Unit, or (b) the Transaction SUBI trustee’s acceptance or performance of the trusts and duties contained in the Transaction SUBI Trust Agreement. However, the Transaction SUBI trustee will be so indemnified out of and to the extent of the Included Units only if the Servicer does not perform its indemnification obligation. Notwithstanding the foregoing, the Transaction SUBI trustee will not be indemnified or held harmless out of the Included Units as to such a loss:

•	incurred by reason of the Transaction SUBI trustee’s willful misfeasance, bad faith or gross negligence; or

•	incurred by reason of the Transaction SUBI trustee’s breach of its representations and warranties made in the Transaction SUBI Trust Agreement or the Transaction SUBI Servicing Supplement.

Issuer as Third-Party Beneficiary

      As the holder and pledgee of the Transaction SUBI Certificate, the issuer and the indenture trustee, respectively, will be third-party beneficiaries of the Transaction SUBI Trust Agreement as it relates to the Transaction SUBI.

The Servicing Agreement; Servicing of the Transaction SUBI Assets

General

      Under the Servicing Agreement, the servicer will manage the origination trust as agent for, and subject to the supervision, direction and control of, the origination trust. The obligations of the servicer include, among other things, acquiring vehicles and originating leases on behalf of the origination trust, collecting and posting payments, responding to inquiries of lessees, investigating delinquencies, sending payment statements and reporting required tax information (if any) to lessees, disposing of returned vehicles, commencing legal proceedings to enforce leases and servicing the leases, including accounting for collections and generating federal income tax information. In this regard, the servicer will make reasonable efforts to collect all amounts due on or in respect of the leases. The servicer will be obligated to service the leases in accordance with the customary practices of the servicer with respect to the vehicles and leases held by the origination trust, without regard to whether those vehicles and leases have been allocated into a SUBI portfolio, as those practices may be changed from time to time (the “customary servicing practices”), using the same degree of skill and attention that the servicer exercises with respect to all comparable retail automotive leases that it services for itself or others.

      As holder and pledgee of the Transaction SUBI Certificate, the issuer and the indenture trustee, respectively, will be third-party beneficiaries of the Transaction SUBI Servicing Supplement.

      The Transaction SUBI Servicing Supplement will require the servicer to apply for and maintain all licenses and make all filings required to be held or filed by the origination trust in connection with the ownership of leases and leased vehicles and to take all necessary steps to evidence the origination trust’s ownership on the certificates of title to the leased vehicles.

      The servicer will be responsible for filing all periodic sales and use tax or property tax reports, periodic renewals of licenses and permits, periodic renewals of qualifications to act as a trust and a business trust and other governmental filings, registrations or approvals arising with respect to or required of the origination trust.

Custody of Lease Documents and Certificates of Title

      To reduce administrative costs and facilitate servicing of the leases and VW Credit’s own portfolio of leases, the origination trust has appointed the servicer as its agent and bailee of the leases, the certificates of title relating to the leased vehicles and any other related items that from time to time come into possession of the servicer. Such documents will not be physically segregated from other leases, certificates of title or other documents related to other leases and vehicles owned or serviced by the servicer, including leases and vehicles which are UTI Assets or Other SUBI Assets. The servicer may delegate specific custodian duties to sub-contractors who are in the business of performing those duties. (For example, the servicer has hired a third-party to hold original certificates of title for vehicles that it services.) The accounting records and certain computer systems of VW Credit will reflect the allocation of the leases and leased vehicles to the Transaction SUBI and the interest of the holders of the Transaction SUBI Certificate in those leases and leased vehicles.

Collection Periods

      The servicer uses fiscal months rather than calendar months. Each fiscal month is either four or five weeks and begins on a Sunday and ends on a Saturday. The servicer uses fiscal months rather than calendar months to assure that each month ends on a weekend, which facilitates an easier internal end of month accounting cutoff. Because the fiscal month does not precisely correspond to the calendar month, a particular fiscal month (for example, the June fiscal month) may include one or more days of the preceding calendar month (for example, a few days of May) at the beginning of the fiscal month and/or a few days of the next calendar month (for example, a few days of July). Fiscal months are determined from time to time by the servicer. Each collection period will be a fiscal month of the servicer rather than a calendar month. It is expected that there generally will be a greater amount of collections received and paid in the aggregate to investors on a payment date relating to a five week collection period than a payment date relating to a four week collection period.

Collections

      General. Under the Transaction Servicing Supplement, unless the monthly remittance condition described under “— Monthly Remittance Condition” is satisfied, the servicer will deposit an amount equal to Collections into the collection account within two business days of receipt by the servicer. For a description of what constitutes “Collections,” please see “Additional Information Regarding the Notes — Payments on the Notes — Determination of Available Funds.” If the monthly remittance condition is satisfied, then VW Credit as servicer will remit an amount equal to Collections it receives into the collection account on the following Payment Date.

      Consistent with its usual procedures, the servicer may, in its discretion, extend the original maturity date of any lease in accordance with its customary servicing practices. However, if the servicer grants a Postmaturity Term Extension, the servicer will be required to purchase that Included Unit, as described under “VW Credit, Inc. — Extensions.” The servicer may also, in accordance with its customary servicing practices, waive any late payment charges, excess wear and use charges, excess mileage charges or any other fees that may otherwise be collected in the ordinary course of servicing the Leases.

      Monthly Remittance Condition. The Transaction SUBI Servicing Supplement will require the servicer to make deposits of an amount equal to all Collections received on or in respect of the Included Units into the collection account within two business days after receipt unless the monthly remittance condition is satisfied. If the monthly remittance condition is satisfied, then the servicer may make deposits of an amount equal to all Collections received during any collection period (net of any amounts which otherwise would be paid to the servicer or its affiliates) into the collection account on the following payment date. The “monthly remittance condition” will be satisfied if (i) VW Credit is the servicer, (ii) no servicer default has occurred and is continuing and (iii) (x) Volkswagen AG has a short-term debt rating of at least “P-1” from Moody’s and “A-1” from Standard & Poor’s, (y) both Moody’s and Standard & Poor’s are then rating a debt issuance of Volkswagen of America or VW Credit (and, in the case of VW Credit, that debt issuance is guaranteed by Volkswagen AG) and (z) VW Credit remains a direct or indirect wholly-owned subsidiary of Volkswagen AG. Pending deposit into the collection account, Collections may be used by the servicer at its own risk and for its own benefit and will not be segregated from its own funds.

Like Kind Exchange Program

      VW Credit has implemented a Like Kind Exchange Program (the “LKE Program”) for its lease portfolio. Previously, VW Credit recognized a taxable gain on the resale of most vehicles returned to the origination trust upon lease termination. The LKE Program is designed to permit VW Credit to defer recognition of taxable gain by exchanging relinquished vehicles for new vehicles (the “replacement vehicles”):

•	The LKE Program requires the proceeds from the sale of relinquished vehicles, including the leased vehicles, to be assigned to, and deposited directly with, a Qualified Intermediary rather than being paid directly to VW Credit as servicer.

•	The Qualified Intermediary uses the proceeds of the sale, together with additional funds, if necessary, to purchase replacement lease vehicles.

•	Because the servicer will use the sales proceeds of the leased vehicles to acquire replacement vehicles, the servicer will deposit an amount equal to those sales proceeds at the required time into the collection account, however, in no event will the actual sales proceeds be deposited into the collection account except after the exercise of remedies upon an event of default under the indenture.

•	The LKE Program also requires that there be no security interest in the amounts held by the Qualified Intermediary. Consequently, the indenture trustee will waive any security interest in any amounts held by the Qualified Intermediary.

      Because the servicer will deposit amounts equal to the sales proceeds of leased vehicles at the required time into the collection account, the LKE program is not anticipated to have any adverse impact on the amounts and timing of payments to be received by the issuer from the disposition of leased vehicles. However, in the event of a bankruptcy of the servicer, the indenture trustee would not be a secured creditor with respect to any amounts then held by the Qualified Intermediary and, in that event, investors could incur losses.

Sale and Disposition of Leased Vehicles

      Under the Servicing Agreement and in accordance with the servicer’s customary servicing practices, the servicer will use commercially reasonable efforts to enforce the provisions of the leases and to repossess or otherwise take possession of the leased vehicle related to any lease that may have terminated or expired or that the servicer may have determined (in accordance with its customary servicing practices) to be in default.

Notification of Claims

      The servicer will promptly notify VW Credit (in the event that VW Credit is not acting as the servicer) and the trustees of the origination trust upon its learning that a claim of whatever kind that would be indemnified by the servicer under the Servicing Agreement.

Advances

      On each payment date, the servicer will be obligated to deposit into the collection account an advance in an amount equal to the lesser of (1) any shortfall in the amounts available to make the payments described in clauses (a) through (d) of the Payment Waterfall and (2) the aggregate scheduled monthly lease payments due on Included Units but not received (or not received in full) during and prior to the related collection period (an “advance”).

      However, the servicer will not be obligated to make an advance if the servicer reasonably determines in its sole discretion that that advance is not likely to be repaid from future cash flows from the Transaction SUBI assets. No advances will be made with respect to defaulted leases. In making advances, the servicer will assist in maintaining a regular flow of scheduled principal and interest payments on the leases, rather than guaranteeing or insuring against losses. Accordingly, all advances will be reimbursable to the servicer, without interest, from collections on all the leases and leased vehicles prior to any distributions on the notes. See “Additional Information Regarding the Notes — Payments on the Notes — Deposits to the Accounts; Payment Waterfall.”

Insurance on Leased Vehicles

      Each lease will require the related lessee to maintain in full force and effect during the related lease term a comprehensive collision and physical damage insurance policy covering the actual cash value of the related leased vehicle and naming the origination trust as loss payee. Additionally, the lessee will be required to maintain vehicle liability insurance in amounts equal to the greater of the amount prescribed by applicable state law or industry standards as set forth in the related lease (to the extent permitted by applicable law), naming the origination trust as an additional insured. Because lessees may choose their own insurers to provide the required coverage, the actual terms and conditions of their policies may vary. If a lessee fails to obtain or maintain the required insurance, the related lease may be deemed in default. However, the servicer is not required to monitor whether the lessees have insurance, and the servicer will have no liability in the event any lessee fails to acquire that insurance.

      VW Credit does not require lessees to carry credit disability, credit life or credit health insurance or other similar insurance coverage that provides for payments to be made on the leases on behalf of those lessees in the event of disability or death.

Servicer Records, Determinations and Reports

      The servicer will retain or cause to be retained all computer and/or manual records with respect to the Included Units and the Collections in accordance with its customary servicing practices with respect to similar types of vehicles. Upon the occurrence and continuance of a servicer default and termination of the servicer’s obligations under the Transaction SUBI Servicing Supplement, the servicer will use commercially reasonable efforts to effect the orderly and efficient transfer of the servicing of the Included Units to a successor servicer.

      The servicer will perform some monitoring and reporting functions on behalf of the transferor, the issuer and the noteholders, including the preparation and delivery to the issuer, the indenture trustee, the administrator and each paying agent, on or before each determination date prior to the satisfaction and discharge of the indenture, of a certificate setting forth all information necessary to make all distributions required on the related payment date, and to prepare statements setting forth the information described under “Additional Information Regarding the Notes — Statements to Noteholders.” The servicer will also deliver an annual officer’s certificate specifying the occurrence and status of any servicer default.

Evidence as to Compliance

      Under the Transaction SUBI Servicing Supplement, on or before April 30th of each year (beginning April 30, 2005), the servicer is required to cause a firm of independent certified public accountants (who may also render other services to the servicer or to its affiliates) to deliver to the issuer, the indenture trustee and the rating agencies a report to the effect that certain procedures were performed by the firm (including tests relating to Units serviced for others in accordance with the Uniform Single Audit Program for Mortgage Bankers (“USAP”)), and except as described in the report, no exceptions or errors in the records relating to Units serviced for others are required to be reported under USAP. The foregoing certification may be replaced by any similar certification using standards other than USAP which are now or in the future in use by servicers of comparable assets or which otherwise comply with any rule, regulation, “no action” letter or similar guidance promulgated by the Commission.

      In addition to the annual report of the independent accounting firm, the Transaction SUBI Servicing Supplement provides for the delivery, on or before April 30th of each year, beginning with April 30, 2005, to each of the rating agencies, the issuer and the indenture trustee of an annual certificate, signed by an officer of the servicer, stating that the servicer has performed in all material respects its obligations under the Servicing Agreement and the Transaction SUBI Servicing Supplement throughout the year. If there has been a material default in the servicer’s performance of any obligation under the Servicing Agreement and the Transaction SUBI Servicing Supplement during that year, the report will describe the nature and status of that default.

      The Transaction SUBI Servicing Supplement also provides that on or before April 30th of each year (beginning April 30, 2005) the servicer will deliver to each of the rating agencies, the issuer and the indenture trustee a certificate of an officer of the servicer with respect to certain Plans maintained or sponsored by the servicer or any of its ERISA affiliates.

Accounting Standards

      For purposes of this prospectus and the transaction documents, “GAAP” means generally accepted accounting principles in the United States of America, applied on a materially consistent basis; provided, however, that no financial test contained in the transaction documents will fail to be satisfied as a result of the adoption or amendment (including any published interpretation) after the closing date by any governmental or accounting body of any financial accounting standard, and any notices, representations or certifications based on financial accounting data that are required under the transaction documents may be delivered without giving effect to the adoption or amendment of that financial accounting standard.

Security Deposits

      The origination trust’s rights related to the Included Units will include all rights under the leases to any refundable security deposits which may be paid by the lessees at the time the leases are originated. As part of its general servicing obligations, the servicer will retain possession of each security deposit remitted by the lessees and will apply the proceeds of these security deposits in accordance with the terms of the leases, its customary servicing practices and applicable law, including applying a security deposit in respect of any related lessee’s default or failure to pay all amounts required to be paid under the related lease or resulting from excess mileage or unreasonable wear to the related leased vehicle. However, in the event that any lease becomes a Charged-off Lease or, if earlier, the related leased vehicle is repossessed, the related security deposit will, to the extent provided by applicable law and that lease, constitute a Collection. On the payment date related to the collection period in which the security deposit becomes a Collection, the servicer will deposit those amounts in the collection account. The origination trust may not have an interest in the security deposits that is enforceable against third parties until they are deposited into the collection account. Each security deposit, after deduction for amounts applied towards the payment of any amount resulting from the related lessee’s default or failure to pay any amounts required to be paid under that lease or damage to the related leased vehicle, will be returned to the related lessee by the servicer; provided, however, that the servicer may retain a security deposit (including any interest thereon) until the related lessee has repaid all other charges owed under that lease. Unless required by applicable law, the servicer will not be required to segregate security deposits from its own funds. Any income earned from any investment on the security deposits by the servicer will be for the account of the servicer as additional servicing compensation (to the extent permitted by law and the applicable lease, and to the extent investment earnings are not required to be paid to the applicable lessee).

Servicing Compensation

      The servicer will be entitled to compensation for the performance of its servicing and administrative obligations with respect to the Included Units under the Transaction SUBI Servicing Supplement. The servicer will be entitled to receive a fee in respect of the Included Units equal to, for each collection period, of the product of (a) one-twelfth (or, in the case of the initial collection period, one-sixth), (b) 1.00% and (c) the aggregate Securitization Value of all Included Units as of the beginning of that collection period, or in the case of the first payment date, at the cutoff date (the “servicing fee”). The servicing fee will be payable on each payment date.

      The servicer will also be entitled to the Supplemental Servicing Fees. The servicer will pay all expenses incurred by it in connection with its servicing activities under the Servicing Agreement and will not be entitled to reimbursement of those expenses. The servicer will have no responsibility, however, to pay any losses with respect to any origination trust assets.

Indemnification by the Servicer

      The servicer will indemnify the trustees of the origination trust and their respective agents for loss, liability, claim, damage or expense, as described under “— The Origination Trust Agreement and the Transaction SUBI Supplement — Indemnity of Origination Trustees.”

Servicer Replacement Events

      The following events constitute “servicer replacement events” under the Transaction SUBI Servicing Supplement:

(a) any failure by the servicer to deliver or cause to be delivered any required payment to the indenture trustee for distribution to the noteholders, which failure continues unremedied for ten business days after discovery thereof by an officer of the servicer or receipt by the servicer of written notice thereof from the indenture trustee or noteholders evidencing at least a majority of the aggregate outstanding principal amount of the notes, voting together as a single class;

(b) any failure by the servicer to duly observe or perform in any material respect any other of its covenants or agreements in the Transaction SUBI Servicing Agreement, which failure materially and adversely affects the rights of any holder of the Transaction SUBI Certificate or the noteholders, and which continues unremedied for 90 days after discovery thereof by an officer of the servicer or receipt by the servicer of written notice thereof from the indenture trustee or noteholders evidencing at least a majority of the aggregate outstanding principal amount of the notes, voting together as a single class;

(c) any representation or warranty of the servicer made in the Transaction SUBI Servicing Agreement, any other transaction document to which the servicer is a party or by which it is bound or any certificate delivered pursuant to the Transaction SUBI Servicing Agreement may prove to be incorrect in any material respect when made, which failure materially and adversely affects the rights of any holder of a Transaction SUBI Certificate or the noteholders, and that failure continues unremedied for 90 days after discovery thereof by an officer of the servicer or receipt by the servicer of written notice thereof from the indenture trustee or noteholders evidencing at least a majority of the aggregate outstanding principal amount of the notes, voting together as a single class (provided, that any repurchase of a Unit by VW Credit pursuant to the SUBI Sale Agreement shall be deemed to remedy any incorrect representation or warranty with respect to such Unit); and

(d) the occurrence of certain events (which, if involuntary, remain unstayed for more than 90 days) of bankruptcy, insolvency, receivership or liquidation of the servicer.

      Notwithstanding the foregoing, a delay in or failure of performance referred to under clauses (a), (b) or (c) above for a period of 150 days will not constitute a servicer replacement event if that failure or delay or failure was caused by force majeure or other similar occurrence.

      Upon the occurrence of any servicer replacement event, the sole remedy available to the holder of the Transaction SUBI Certificate will be to remove the servicer and appoint a successor servicer. However, if the commencement of a bankruptcy or similar case or proceeding were the only servicer replacement event, and a bankruptcy trustee or similar official has been appointed for the servicer, the trustee or such official may have the power to prevent the servicer’s removal. See “— Removal or Replacement of the Servicer.”

Removal or Replacement of the Servicer

      Upon the occurrence of a servicer replacement event, the Transaction SUBI trustee will, upon the direction of the indenture trustee, acting at the direction of noteholders holding not less than 66 2/3% of the aggregate outstanding principal amount of the notes, terminate all of the rights and obligations of the servicer under the Transaction SUBI Servicing Agreement with respect to the Transaction SUBI and the Included Units. The Transaction SUBI trustee will effect that termination by delivering notice thereof to the servicer, the owner trustee, the indenture trustee, the issuer, the administrator and each rating agency.

      The servicer may not resign from its obligations and duties under the Transaction SUBI Servicing Agreement unless it determines that its duties thereunder are no longer permissible by reason of a change in applicable legal requirements and that the continuance of those duties would cause the servicer to be in violation of those legal requirements in a manner that would have a material adverse effect on the servicer or its financial condition. No such resignation will become effective until a successor servicer has assumed the servicer’s obligations under the Servicing Agreement. The servicer may not assign the Transaction SUBI Servicing Agreement or any of its rights, powers, duties or obligations thereunder except in connection with a consolidation, merger, conveyance or transfer of substantially all of its assets. However, the servicer may delegate, at any time without notice or consent, (i) any or all of its duties under the Servicing Agreement to any person more than 50% of the voting securities of which are owned, directly or indirectly, by Volkswagen AG or any successor thereto or (ii) specific duties to sub-contractors who are in the business of performing those duties. However, the servicer will remain responsible for any duties it has delegated.

      The rights and obligations of the servicer with respect to the Included Units under the Transaction SUBI Servicing Agreement may be terminated following the occurrence and continuance of a servicer default, as described under “— Servicer Replacement Events.”

      Upon the termination or resignation of the servicer, the servicer will continue to perform its functions as servicer, until a newly appointed servicer for the Transaction SUBI portfolio has assumed the responsibilities and obligations of the resigning or terminated servicer under the Transaction SUBI Servicing Supplement.

      In the event of a termination of the servicer as a result of a servicer replacement event, the indenture trustee (acting at the direction of noteholders holding not less than 66 2/3% of the aggregate outstanding principal amount of the notes) will appoint a successor servicer for the Transaction SUBI and the Included Units.

      Upon appointment of a successor servicer, the successor servicer will assume all of the responsibilities, duties and liabilities of the servicer with respect to the Transaction SUBI portfolio under the Transaction SUBI Servicing Agreement (other than the obligation of the predecessor Servicer to indemnify against certain events arising before its replacement); provided, however, that no successor servicer will have any responsibilities with respect to making advances. If a bankruptcy trustee or similar official has been appointed for the servicer, that trustee or official may have the power to prevent the indenture trustee, the owner trustee, the noteholders or the holders of any issuer certificates from effecting that transfer of servicing. The predecessor servicer will have the right to be reimbursed for any outstanding advances made with respect to the Included Units to the extent funds are available therefore in accordance with the Payment Waterfall.

      In the event of a replacement of VW Credit as servicer, the indenture trustee, acting at the direction of not less than 66 2/3% of the aggregate outstanding principal amount of the notes, is required to cause the successor servicer to agree to indemnify VW Credit against any losses, liabilities, damages or expenses as a result of the negligence or willful misconduct of such successor servicer.

The Administration Agreement

      VW Credit, in its capacity as administrator under an administration agreement to be dated as of the closing date (the “administration agreement”), will perform the administrative obligations required to be performed by the issuer under the indenture and the other transaction documents.

Miscellaneous Provisions

Amendment Provisions

      Each of the transaction documents may be amended without the consent of the noteholders, the indenture trustee, the swap counterparty, the issuer or the owner trustee; provided that (i) any amendment that materially and adversely affects the interests of the noteholders will require the consent of noteholders evidencing not less than a majority of the aggregate outstanding principal amount of the outstanding notes, voting as a single class, and (ii) any amendment that materially and adversely affects the interests of the certificateholders, the swap counterparty, the indenture trustee or the owner trustee (in each case, with respect to specific transaction documents only) or the administrator (in the case of the issuer’s trust agreement only) shall require the prior written consent of the persons whose interests are materially and adversely affected. An amendment will be deemed not to materially and adversely affect the interests of the noteholders if the Rating Agency Condition is satisfied with respect to such amendment. The consent of the certificateholders, the swap counterparty or the administrator (in the case of the issuer’s trust agreement only) will be deemed to have been given if the servicer does not receive a written objection from such person within ten (10) business days after a written request for such consent shall have been given. “Rating Agency Condition” means, with respect to any event and each rating agency, either (a) written confirmation by a rating agency that the occurrence of a certain event will not cause it to downgrade, qualify or withdraw its rating assigned to the notes or (b) that the rating agency has been given notice of that event at least ten (10) days’ prior to the occurrence of that event (or, if ten (10) days advance notice is impracticable, as much advance notice as is practicable) and the rating agency has not issued any written notice that the occurrence of that event will cause it to downgrade, qualify or withdraw its rating assigned to the notes.

      Notwithstanding the foregoing, no amendment to any transaction document will (i) reduce the interest rate or principal amount of any note, or delay the final scheduled payment date of any note without the consent of the holder of such note, or (ii) reduce the percentage of the aggregate outstanding principal amount of the outstanding notes, the holders of which are required to consent to any matter without the consent of the holders of at least the percentage of the aggregate outstanding principal amount of the outstanding notes which were required to consent to such matter before giving effect to such amendment. Further, any of the transaction documents may be amended, without the consent of any of the noteholders (and, in most cases, without the consent of the issuer or the indenture trustee) to add, modify or eliminate those provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any of those amendments that the Rating Agency Condition has been met.

      Under the issuer’s trust agreement, the owner trustee may not take any action with respect to the following matters unless (a) at least 30 days before the taking of that action, the owner trustee gives written notice to the certificateholder and (b) the certificateholder has not notified the owner trustee in writing within 30 days after the notice is given by the owner trustee that the certificateholder has withheld consent or provided alternative direction:

•	the amendment of the indenture by a supplemental indenture where the consent of any noteholder is required;

•	the amendment of the indenture by a supplemental indenture where the consent of any noteholder is not required and such amendment materially and adversely affects the interests of the certificateholder;

•	the amendment, change or modification of the SUBI Transfer Agreement or the administration agreement; or

•	the appointment of a successor indenture trustee or the consent to the assignment by the note registrar or the indenture trustee of its obligations.

      Amendment of the Indenture. Without the consent of the noteholders, the swap counterparty or any other person, the issuer and the indenture trustee, upon request by the issuer, may execute a supplemental indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the indenture or for the purpose of modifying in any manner the rights of the noteholders; provided that (i) any supplement that materially and adversely affects the noteholders will require the consent of the noteholders evidencing a majority of the aggregate outstanding principal amount of the outstanding notes, voting as a single class, and (ii) any supplement that materially and adversely affects the interests of the swap counterparty, the indenture trustee, the owner trustee, the servicer, the certificateholders or the administrator will require the prior written consent of the persons whose interests are materially and adversely affected; provided further, that such action will not, as evidenced by an opinion of counsel delivered to the indenture trustee, (A) affect the treatment of the notes as debt for federal income tax purposes, (B) be deemed to cause a taxable exchange of the notes for federal income tax purposes or (C) cause the issuer, the transferor or the origination trust to be classified as an association (or a publicly traded partnership) taxable as a corporation for federal income tax purposes. A supplement shall be deemed not to materially and adversely affect the interests of the noteholders if the Rating Agency Condition is satisfied with respect to such supplement. The consent of the swap counterparty, the servicer, the certificateholders or the administrator shall be deemed to have been given if the servicer does not receive a written objection from such person within ten (10) business days after a written request for such consent shall have been given. Notwithstanding the foregoing, any term or provision of the indenture may be amended by the parties thereto without the consent of the noteholders or any other person to add, modify or eliminate those provisions as may be necessary or advisable in order to comply with or obtain more favorable treatment under or with respect to any law or regulation or any accounting rule or principle (whether now or in the future in effect); it being a condition to any of those amendments that the Rating Agency Condition has been met.

      Without the consent of each noteholder affected thereby, no supplemental indenture may:

•	reduce the interest rate or principal amount of any note, or delay the final scheduled payment date of any note;

•	reduce the aggregate outstanding principal amount of the outstanding notes, the holders of which are required to consent to any matter without the consent of the holders of at least the percentage of the aggregate outstanding principal amount of the outstanding notes which were required to consent to such matter before giving effect to such amendment;

•	impair any right to institute suit for the enforcement of certain provisions of the indenture regarding payment;

•	permit the creation of any lien ranking prior to or on parity with the lien of the indenture with respect to any portion of the trust estate or, as permitted in the indenture, terminate the lien of the indenture on any property; or

•	reduce the percentage of the outstanding note amount required to direct the indenture trustee to direct the issuer to sell the trust estate after an indenture default if the proceeds of such sale would be insufficient to pay the outstanding note amount plus accrued interest on the notes.

Bankruptcy Provisions

      Each party to the transaction documents (including the trustees of the origination trust, the owner trustee, the indenture trustee, the issuer, the servicer and the administrator) each holder or pledgee of the Transaction SUBI (by virtue of its acceptance of the SUBI or pledge thereof) and each noteholder and note owner (by accepting a note or a beneficial interest in a note) will covenant that for a period of one year and one day after payment in full of all amounts due under any financing involving any interest in the UTI, the Transaction SUBI or any Other SUBI, from instituting, or joining in, any bankruptcy, reorganization, insolvency or liquidation proceeding or other similar proceeding against or to make a general assignment for the benefit of (or any creditor of) the origination trust, the transferor, the issuer or any other special purpose entity that holds a beneficial interest in the origination trust.

Notes Owned by the Issuer, the Transferor, the Servicer and their Affiliates

      In general, except as otherwise described in this prospectus and the transaction documents, so long as any notes are outstanding, any notes owned by the issuer, the transferor, the servicer (so long as VW Credit or one of its affiliates is the servicer) or any of their respective affiliates will be entitled to benefits under the transaction documents, equally and proportionately to the benefits afforded other owners of the notes except that those notes will be deemed not to be outstanding for the purpose of determining whether the requisite percentage of the related noteholders have given any request, demand, authorization, direction, notice, consent or other action under the transaction documents. See “The Issuer — Formation,” “Additional Document Provisions — The Issuer’s Trust Agreement — Resignation and Removal of the Owner Trustee,” “Additional Document Provisions — The Servicing Agreement; Servicing of the Transaction SUBI Assets — Servicer Replacement Events” and “— Amendment Provisions.”

Information Requests

      The parties to the transaction documents will agree to provide any information reasonably requested by the servicer, the issuer, the transferor or any of their affiliates, at the expense of the servicer, the issuer, the transferor or any of their affiliates, as applicable, in order to comply with or obtain more favorable treatment under any current or future law, rule, regulation, accounting rule or principle.

Securities and Exchange Act Filing

      The issuer will authorize the servicer and the transferor, or either of them, to prepare, sign, certify and file any and all reports, statements and information respecting the issuer and/or the notes required to be filed pursuant to the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

THE SWAP COUNTERPARTY

      The swap counterparty is a New York banking corporation. The principal place of business of the swap counterparty is New York, New York. The swap counterparty currently has (a) a long-term unsecured debt rating of at least “A” and a short-term unsecured debt rating of at least “A-1” from Standard & Poor’s and (b) either (i) a long-term unsecured debt rating of at least “A1” and a short-term unsecured debt rating of at least “Prime-1” from Moody’s, or (ii) if the swap counterparty does not have a short-term unsecured debt rating from Moody’s, then a long-term unsecured debt rating of at least “Aa3” from Moody’s.

      The preceding paragraph has been provided by the swap counterparty and is not guaranteed as to accuracy or completeness, and is not to be construed as representations, by the transferor, the servicer, the issuer or the underwriters.

ADDITIONAL LEGAL ASPECTS OF THE ORIGINATION

TRUST AND THE TRANSACTION SUBI

The Origination Trust

      The origination trust is a Delaware statutory trust. As a Delaware statutory trust, the origination trust may be eligible to be a debtor in its own right under the United States Bankruptcy Code. See “Risk Factors — A transferor or servicer bankruptcy could delay or limit payments to you.” As such, the origination trust may be subject to insolvency laws under the United States Bankruptcy Code or similar state laws (“insolvency laws”). If so, the automatic stay under the United States Bankruptcy Code and similar state provisions could result in a delay in payments to noteholders, and claims against the origination trust assets could have priority over the beneficial interest in those assets represented by the Transaction SUBI Certificate as more fully described under “Security for the Notes — The Contingent and Excess Liability Insurance” and “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability.”

Allocation of Origination Trust Liabilities

      The origination trust assets are and may in the future continue to be comprised of several portfolios of Other SUBI assets, together with the Included Units and the UTI assets. The UTI beneficiary may in the future pledge the UTI as security for obligations to third-party lenders, and may in the future create and sell or pledge Other SUBIs in connection with other financings. Pursuant to the origination trust agreement, as among the beneficiaries of the origination trust, an origination trust liability relating to a particular portfolio of origination trust assets will be allocated to and charged against the portfolio of origination trust assets to which it belongs. Origination trust liabilities and expenses incurred with respect to the origination trust assets generally will be borne pro rata among all portfolios of origination trust assets. The Transaction SUBI trustee and all of the trustees and the beneficiaries of the origination trust, including the issuer, will be bound by that allocation. In particular, the origination trust agreement will require the holders from time to time of the UTI Certificate and any Other SUBI Certificates to release and waive any claim they might otherwise have with respect to the Included Units and to fully subordinate any claims to the Included Units in the event that such waiver is not given effect. Similarly, the holders of the notes, or beneficial interests therein, will be deemed to have waived any claim they might otherwise have with respect to the UTI assets or any Other SUBI assets. See “Additional Document Provisions — The Origination Trust Agreement and the Transaction SUBI Supplement — The Transaction SUBI, Other SUBIs and the UTI.”

      Because the issuer and the indenture trustee will not own directly or have a direct security interest in the Included Units, and since their respective interests generally will be an indirect beneficial ownership interest and a security interest in the indirect beneficial ownership interest, claims of third-party creditors of the origination trust will take priority over the interests of the issuer and the indenture trustees in those Included Units. Potentially material examples of those claims could include:

      (1) tax liens arising against the transferor, VW Credit, the origination trust, the UTI beneficiary or the issuer;

      (2) liens arising under various federal and state criminal statutes;

      (3) certain liens in favor of the Pension Benefit Guaranty Corporation; and

      (4) judgment liens arising from successful claims against the origination trust arising from the operation of leased vehicles titled in the name of the origination trust.

      See “Risk Factors — You could suffer a loss relating to ERISA liens,” “Risk Factors — Vicarious tort liability may result in a loss,” “Additional Legal Aspects of the Leases and the Leased Vehicles — Vicarious Tort Liability” and “— Consumer Protection Laws” for a further discussion of these risks.

      The origination trust agreement provides that, to the extent that such a third-party claim is satisfied out of the origination trust assets other than as described before, the trustees of the origination trust will reallocate the remaining origination trust assets (i.e., the Other SUBI assets and the UTI assets) so that each portfolio will bear the expense of the claim as nearly as possible as if the claim had been allocated as provided in the origination trust agreement as set forth under “Additional Document Provisions — The Origination Trust Agreement and the Transaction SUBI Supplement — The Transaction SUBI, Other SUBIs and the UTI.”

      The UTI beneficiary may create and sell or pledge Other SUBIs in connection with other financings. Each holder or pledgee of the UTI or any Other SUBI will be required to expressly disclaim any interest in the Transaction SUBI and the Included Units, and to fully subordinate any claims to the Transaction SUBI and the Included Units in the event that this disclaimer is not given effect.

Insolvency Related Matters

      As described under “Additional Document Provisions — The Origination Trust Agreement and the Transaction SUBI Supplement — The Transaction SUBI, Other SUBIs and the UTI” and “— Allocation of Origination Trust Liabilities,” each holder or pledgee of the UTI Certificate and any Other SUBI Certificate will be required to expressly disclaim any interest in the Included Units and to fully subordinate any claims to the Included Units in the event that disclaimer is not given effect. Similarly, the holder and pledgee of the Transaction SUBI Certificate will be required to expressly disclaim any interest in the UTI assets and Other SUBI assets and to fully subordinate any claims to the UTI assets and other SUBI assets in the event that disclaimer is not given effect. Although no assurances can be given, the transferor believes that in the unlikely event of a bankruptcy of VW Credit, the Included Units would not be treated as part of VW Credit’s bankruptcy estate. In addition, steps have been taken to structure the transactions contemplated hereby that are intended to make it unlikely that the voluntary or involuntary application for relief by VW Credit under any insolvency laws will result in consolidation of the assets and liabilities of the origination trust, the transferor or the issuer with those of VW Credit. With respect to the transferor, these steps include its creation as a separate, special purpose limited liability company of which VW Credit is the sole equity member, pursuant to a limited liability agreement containing certain limitations, including the requirement that the transferor must have at all times at least one independent director and restrictions on the nature of its businesses and operations and on its ability to commence a voluntary case or proceeding under any insolvency law without the unanimous affirmative vote of the member and all directors, including the independent director.

      However, delays in payments on the notes and possible reductions in the amount of those payments could occur if:

•	a court were to conclude that the assets and liabilities of the origination trust, the transferor or the issuer should be consolidated with those of VW Credit in the event of the application of applicable insolvency laws to VW Credit;

•	a filing were to be made under any insolvency law by or against the origination trust, the transferor or the issuer; or

•	an attempt were to be made to litigate any of the foregoing issues.

      If a court were to conclude that the transfer of the Transaction SUBI Certificate from VW Credit to the transferor, or the transfer of the Transaction SUBI Certificate from the transferor to the issuer were not a true sale, or that the transferor and the issuer should be treated as the same entity as VW Credit for bankruptcy purposes, any of the following could delay or prevent payments on the notes:

•	the automatic stay, which prevents secured creditors from exercising remedies against a debtor in bankruptcy without permission from the court and provisions of the United States Bankruptcy Code that permit substitution of collateral in certain circumstances;

•	certain tax or government liens on VW Credit’s property having a prior claim on collections before the collections are used to make payments on the notes; or

•	the issuer not having a perfected security interest in the Included Units, on sales proceeds held by the Qualified Intermediary (as described under “Additional Document Provisions The Servicing Agreement; Servicing of the Transaction SUBI Assets — Like Kind Exchange Program”) or any cash collections held by VW Credit at the time that VW Credit becomes the subject of a bankruptcy proceeding.

      In an insolvency proceeding of VW Credit, (1) repurchase payments made by VW Credit, as servicer, in respect of certain Included Units, (2) payments made by VW Credit on certain insurance policies required to be obtained and maintained by lessees pursuant to the leases, (3) unreimbursed advances made by VW Credit, as servicer, pursuant to the Transaction SUBI Servicing Agreement and (4) payments made by VW Credit to the transferor may be recoverable by VW Credit as debtor-in-possession or by a creditor or a trustee in bankruptcy of VW Credit as a preferential transfer from VW Credit if those payments were made within one year prior to the filing of a bankruptcy case in respect of VW Credit. In addition, the insolvency of VW Credit could result in the replacement of VW Credit as servicer, which could in turn result in a temporary interruption of payments on the notes.

      On the closing date, Mayer, Brown, Rowe & Maw LLP, special counsel to the transferor, will deliver an opinion based on a reasoned analysis of analogous case law (although there is no precedent based on directly similar facts) to the effect that, subject to certain facts, assumptions and qualifications specified therein, under present reported decisional authority and applicable statutes to federal bankruptcy cases, if VW Credit were to become a debtor in a case under the United States Bankruptcy Code, it would not be a proper exercise by a court of its equitable discretion (i) to disregard the separate legal existence of any of the origination trust or the transferor from that of VW Credit and (ii) to order the substantive consolidation of the assets and liabilities of any of the origination trust or the transferor with the assets and liabilities of VW Credit. Among other things, that opinion will assume that each of the origination trust (or the Transaction SUBI trustee when acting on its behalf) and the transferor will follow certain procedures in the conduct of its affairs, including maintaining separate records and books of account from those of VW Credit, not commingling its respective assets with those of VW Credit, doing business in a separate office from VW Credit and not holding itself out as having agreed to pay, or being liable for, the debts of VW Credit. In addition, that opinion will assume that except as expressly provided by the origination trust agreement and the Servicing Agreement (each of which contains terms and conditions consistent with those that would be arrived at on an arm’s length basis between unaffiliated entities in the belief of the parties thereto), VW Credit generally will not guarantee the obligations of the origination trust or the transferor to third parties, and will not conduct the day-to-day business or activities of any thereof, other than in its capacity as servicer acting under and in accordance with the Servicing Agreement or in its capacity as administrator under the administration agreement. Each of VW Credit, the origination trust and the transferor intends to follow and has represented that it will follow these and other procedures related to maintaining the separate identities and legal existences of each of the origination trust and the transferor. Such a legal opinion, however, will not be binding on any court.

      If a case or proceeding under any insolvency law were to be commenced by or against any of VW Credit, the origination trust or the transferor, and a court were to order the substantive consolidation of the assets and liabilities of any of those entities with those of VW Credit or if an attempt were made to litigate any of the foregoing issues, delays in distributions on the Transaction SUBI Certificate (and possible reductions in the amount of those distributions) to the issuer, and therefore to the noteholders, could occur.

      VW Credit, as the UTI beneficiary, will treat its conveyance of the Transaction SUBI Certificate to the transferor as an absolute sale, transfer and assignment of all of its interest therein for all purposes. However, if a case or proceeding under any insolvency law were commenced by or against VW Credit, and VW Credit as debtor-in-possession or a creditor, receiver or bankruptcy trustee of VW Credit were to take the position that the sale, transfer and assignment of the Transaction SUBI Certificate by VW Credit to the transferor should instead be treated as a pledge of the Transaction SUBI Certificate to secure a borrowing by VW Credit, delays in payments of proceeds of the Transaction SUBI Certificate to the issuer, and therefore to the noteholders, could occur or (should the court rule in favor of that position) reductions in the amount of those payments could result. On the closing date, Mayer, Brown, Rowe & Maw LLP, special counsel to the transferor, will deliver an opinion to the effect that, subject to certain facts, assumptions and qualifications specified therein, in the event that VW Credit were to become a debtor in a case under the United States Bankruptcy Code subsequent to the sale, transfer and assignment of the Transaction SUBI Certificate to the transferor, the sale, transfer and assignment of the Transaction SUBI Certificate from VW Credit to the transferor would be characterized as an absolute sale, transfer and assignment, and the Transaction SUBI Certificate and the proceeds thereof would not be property of VW Credit’s bankruptcy estate. As indicated above, however, such a legal opinion is not binding on any court.

      As a precautionary measure, the transferor will take the actions requisite to obtaining a security interest in the Transaction SUBI Certificate as against VW Credit which the transferor will assign to the issuer and the issuer will pledge to the indenture trustee. The indenture trustee will perfect its security interest in the Transaction SUBI Certificate. Accordingly, if the conveyance of the Transaction SUBI Certificate by VW Credit to the transferor were not respected as an absolute sale, transfer and assignment, the transferor (and ultimately the issuer and the indenture trustee as successors in interest) should be treated as a secured creditor of VW Credit, although a case or proceeding under any insolvency law with respect to VW Credit could result in delays or reductions in distributions on the Transaction SUBI Certificate as indicated above, notwithstanding that perfected security interest.

      In the event that the servicer were to become subject to a case under the United States Bankruptcy Code, certain payments made within one year of the commencement of that case (including advances and repurchase payments) may be recoverable by the servicer as debtor-in-possession or by a creditor or a trustee-in-bankruptcy as a preferential transfer from the servicer. See “Risk Factors — A transferor or servicer bankruptcy could delay or limit payments to you.”

ADDITIONAL LEGAL ASPECTS OF THE LEASES AND THE LEASED VEHICLES

Vicarious Tort Liability

      Although the origination trust will own the leased vehicles allocated to the Transaction SUBI and the issuer will have a beneficial interest in the leased vehicles (as evidenced by the Transaction SUBI Certificate), the related lessees and their respective invitees will operate the leased vehicles. State laws differ as to whether anyone suffering injury to person or property involving a leased vehicle may bring an action against the owner of the vehicle merely by virtue of that ownership. To the extent that applicable state law permits such an action, the origination trust and the origination trust assets may be subject to liability to that injured party. However, the laws of many states either (i) do not permit these types of suits, or (ii) provide that the lessor’s liability is capped at the amount of any liability insurance that the lessee was required to, but failed to, maintain (except for some states, such as New York, where liability is joint and several).

      For example, under the California Vehicle Code, the owner of a motor vehicle subject to a lease is responsible for injuries to persons or property resulting from the negligent or wrongful operation of the leased vehicle by any person using the vehicle with the owner’s permission. The owner’s liability for personal injuries is limited to $15,000 per person and $30,000 in total per accident, and the owner’s liability for property damage is limited to $5,000 per accident. However, recourse for any judgment arising out of the operation of the leased vehicle must first be had against the operator’s property if the operator is within the jurisdiction of the court.

      In contrast to California and many other states, in New York, where a large number of leases was originated, the holder of title of a motor vehicle, including an origination trust as lessor, may be considered an “owner” and thus may be held jointly and severally liable with the lessee for the negligent use or operation of that motor vehicle. It is not clear whether there is a limit on an owner’s liability. In the context of the denial of a motion brought by a defendant to dismiss a claim based on the negligent use or operation of a motor vehicle, the Supreme Court of New York ruled that a finance company acting as an agent for an origination trust may be considered an “owner” of a motor vehicle and thus subject to joint and several liability with the lessee for the negligent use or operation of the leased motor vehicle for the duration of a lease. As a result of the ruling in New York, losses could arise if lawsuits are brought against either the origination trust or VW Credit, as agent of the origination trust, in connection with the negligent use or operation of any leased vehicles owned by the origination trust, including the leased vehicles allocated to the Transaction SUBI.

      The origination trust maintains insurance, and VW Credit is a named insured under the origination trust’s applicable insurance policies. However, in the event that all applicable insurance coverage were to be exhausted (including the coverage provided by the contingent and excess liability insurance policies) and damages in respect of vicarious liability were to be assessed against the origination trust, claims could be imposed against the origination trust assets, including the leased vehicles allocated to the Transaction SUBI, and in certain circumstances, with respect to a leased vehicle that is an Other SUBI Asset or a UTI Asset. If any of these claims were imposed against the origination trust assets, investors in the notes could incur a loss on their investment.

Repossession of Leased Vehicles

      In the event that a default by a lessee has not been cured within a certain period of time after notice, the servicer will ordinarily retake possession of the related leased vehicle. Some jurisdictions limit the methods of vehicle recovery to judicial foreclosure or require that the lessee be notified of the default and be given a time period within which to cure the default prior to repossession. Other jurisdictions permit repossession without notice (although in some states a course of conduct in which the lessor has accepted late payments has been held to create a right of the lessee to receive prior notice), but only if the repossession can be accomplished peacefully. If a breach of the peace is unavoidable, the lessor must seek a writ of possession in a state court action or pursue other judicial action to repossess the leased vehicle.

      After the servicer has repossessed a leased vehicle, the servicer may, to the extent required by applicable law, provide the lessee with a period of time within which to cure the default under the related lease. If by the end of that period the default has not been cured, the servicer will attempt to sell the leased vehicle. The net repossession proceeds therefrom may be less than the remaining amounts due under the lease at the time of default by the lessee.

Deficiency Judgments

      The servicer will generally apply an amount equal to the proceeds of the sale of a leased vehicle first to the expenses of resale and repossession and then to the satisfaction of the amounts due under the related lease. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale of a leased vehicle do not cover the full amounts due under the related lease, a deficiency judgment can be sought in those states that do not directly prohibit or limit those judgments. However, in some states, a lessee may be allowed an offsetting recovery for any amount not recovered at resale because the terms of the resale were not commercially reasonable. In any event, a deficiency judgment would be a personal judgment against the lessee for the shortfall, and a defaulting lessee would be expected to have little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment. Even if a deficiency judgment is obtained, it may be settled at a significant discount or may prove impossible to collect all or any portion of a judgment.

      Courts have applied general equitable principles in litigation relating to repossession and deficiency balances. These equitable principles may have the effect of relieving a lessee from some or all of the legal consequences of a default.

      In several cases, consumers have asserted that the self-help remedies of lessors violate the due process protection provided under the Fourteenth Amendment to the Constitution of the United States. Courts have generally found that repossession and resale by a lessor do not involve sufficient state action to afford constitutional protection to consumers.

Consumer Protection Laws

      Numerous federal and state consumer protection laws impose requirements upon lessors and servicers involved in consumer leasing. The federal Consumer Leasing Act of 1976 and Regulation M, issued by the Board of Governors of the Federal Reserve System, for example, require that a number of disclosures be made at the time a vehicle is leased, including:

(1) the amount and type of all payments due at the time of origination of the lease;

(2) a description of the lessee’s liability at the end of the lease term;

(3) the amount of any periodic payments and manner of their calculation;

(4) the circumstances under which the lessee may terminate the lease prior to the end of the lease term;

(5) the capitalized cost of the vehicle; and

(6) a warning regarding possible charges for early termination.

      A number of states have adopted Article 2A of the UCC which provides protection to lessees through specified implied warranties and the right to cancel a lease relating to defective goods. Additionally, certain states such as California have enacted comprehensive vehicle leasing statutes that, among other things, regulate the disclosures to be made at the time a vehicle is leased. The various federal and state consumer protection laws would apply to the origination trust as owner or lessor of the leases and may also apply to the issuer as holder of the Transaction SUBI Certificate. The failure to comply with these consumer protection laws may give rise to liabilities on the part of the servicer, the origination trust and the Transaction SUBI trustee, including liabilities for statutory damages and attorneys’ fees. In addition, claims by the servicer, the origination trust and the Transaction SUBI trustee may be subject to setoff as a result of any noncompliance.

      Many states have adopted “lemon laws” providing redress to consumers who purchase or lease a vehicle that remains out of conformance with its manufacturer’s warranty after a specified number of attempts to correct a problem or after a specific time period. Should any leased vehicle become subject to a lemon law, a lessee could compel the origination trust to terminate the related lease and refund all or a portion of payments that previously have been paid with respect to that lease. Although the origination trust may be able to assert a claim against the manufacturer of any such defective leased vehicle, there can be no assurance any such claim would be successful. To the extent a lessee is able to compel the origination trust to terminate the related lease, the lease will be deemed to be a Charged-off lease and amounts received thereafter on or in respect of that lease will constitute sales proceeds. A “Charged-off Lease” means a lease that has been written off by the servicer in connection with its customary servicing practices for writing off leases. As noted below, the servicer will represent and warrant to the trustees as of the cutoff date that the leases and leased vehicles comply with all applicable laws, including lemon laws, in all material respects. Nevertheless, there can be no assurance that one or more leased vehicles will not become subject to return (and the related lease terminated) in the future under a lemon law.

      The Servicemembers Civil Relief Act and similar laws of many states may provide relief to members of the Army, Navy, Air Force, Marines, National Guard, Reservists, Coast Guard and officers of the U.S. Public Health Service assigned to duty with the military, on active duty, who have entered into an obligation, such as a lease contract for a lease of a vehicle, before entering into military service and provide that under some circumstances the lessor may not terminate the lease contract for breach of the terms of the contract, including nonpayment. Furthermore, under the Servicemembers Civil Relief Act, a lessee may terminate a lease of a vehicle at anytime after the lessee’s entry into military service or the date of the lessee’s military orders (as described below) if (i) the lease is executed by or on behalf of a person who subsequently enters military service under a call or order specifying a period of not less than 180 days (or who enters military service under a call or order specifying a period of 180 days or less and who, without a break in service, receives orders extending the period of military service to a period of not less than 180 days); or (ii) the lessee, while in the military, executes a lease of a vehicle and thereafter receives military orders for a permanent change of station outside of the continental United States or to deploy with a military unit for a period of not less than 180 days. No early termination charge may be imposed on the lessee for such termination. No information can be provided as to the number of leases that may be affected by these laws. In addition, current military operations of the United States, including military operations in Iraq and the Middle East, have increased and may continue to increase the number of citizens who are in active military service, including persons in reserve status who have been called or will be called to active duty. In addition, these laws may impose limitations that would impair the ability of the servicer to repossess a defaulted vehicle during the lessee’s period of active duty status. Thus, if that lease goes into default, there may be delays and losses occasioned by the inability to exercise the origination trust’s rights with respect to the lease and the related leased vehicle in a timely fashion.

      VW Credit will make representations and warranties in the SUBI Sale Agreement that each lease complies with all requirements of law in all material respects. If any such representation and warranty proves to be incorrect with respect to any lease, the result has certain material adverse effects and the breach is not timely corrected or cured, VW Credit will be required under the SUBI Sale Agreement to deposit an amount equal to the repurchase payment in respect of the applicable Unit into the collection account. VW Credit is subject from time to time to litigation alleging that the leases or its leasing practices do not comply with applicable law. The commencement of any such litigation generally would not result in a breach of any of VW Credit’s representations or warranties. See “The Leases — Representations, Warranties and Covenants” for further information regarding the foregoing representations and warranties and the servicer’s obligations with respect thereto.

Other Limitations

      In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including applicable insolvency laws, may interfere with or affect the ability of the servicer to enforce the rights of the origination trust under the leases. For example, if a lessee commences bankruptcy proceedings, the receipt of that lessee’s payments due under the related lease is likely to be delayed. In addition, a lessee who commences bankruptcy proceedings might be able to assign the lease to another party even though that lease prohibits assignment.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

      The following is a general discussion of certain material federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all federal tax consequences applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is generally limited to investors who will hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

      We suggest that investors consult their own tax advisors to determine the federal, state, local and other tax consequences of the purchase, ownership and disposition of the notes. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the “IRS”) with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions or challenge the conclusions reached herein. Moreover, there are no cases or IRS rulings on transactions similar to those described herein with respect to the issuer involving debt issued by a trust with terms similar to those of the notes. Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the notes.

      This summary does not purport to deal with all aspects of federal income taxation that may be relevant to holders of notes in light of their personal investment circumstances nor to certain types of holders of notes subject to special treatment under the federal income tax laws (e.g., financial institutions, broker-dealers, life insurance companies and tax-exempt organizations).

Tax Status of the Notes and the Issuer

      In the opinion of Mayer, Brown, Rowe & Maw LLP, special tax counsel to the transferor, subject to the assumptions and qualifications contained in that opinion, for federal income tax purposes under existing law: (i) the notes will be treated as debt and (ii) the issuer will not be classified as an association (or publicly traded partnership) taxable as a corporation. This opinion will be based on the assumption that, among other things, the notes will be issued pursuant to the terms of the transaction documents and that those terms will be complied with.

Stated Interest

      Stated interest on the notes will be taxable as ordinary income for federal income tax purposes when received or accrued in accordance with a note owner’s method of tax accounting.

Original Issue Discount

      A note will be treated as issued with original issue discount (“OID”) if the excess of its “stated redemption price at maturity” over its issue price equals or exceeds a de minimis amount equal to  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years based on the anticipated weighted average life of the note to its maturity. It is expected that the notes will be issued with de minimis OID. Generally, the issue price of a note should be the first price at which a substantial amount of the notes included in the issue of which such note is a part is sold to other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is expected to equal the principal amount of the related note. Any amount not treated as OID because it is de minimis OID must be included in income (generally as gain from the sale of that note) as principal payments are received on the related note in the proportion that each such payment bears to the original principal amount of that senior note.

      If the notes were treated as issued with OID, a note owner would be required to include OID in income before the receipt of cash attributable to that income using the constant-yield method. Under the constant-yield method, the amount of OID includible in income is the sum of the daily portions of OID with respect to the related note for each day during the taxable year or portion of the taxable year in which the note owner holds that note. The amount of OID includible in income by a note owner would be computed by allocating to each day during a taxable year a pro rata portion of the OID that accrued during the relevant accrual period.

      Such OID would generally equal the product of the yield to maturity of the related note (adjusted for the length of the accrual period) and its adjusted issue price at the beginning of the accrual period, reduced by any payments of “qualified stated interest.” Accrual periods with respect to a note may be any set of periods (which may be of varying lengths) selected by the note owner as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on such note occurs on either the final or first day of an accrual period.

      The adjusted issue price of a note will be the sum of its issue price plus prior accruals of OID, reduced by the total payments made with respect to that note in all prior periods, other than “qualified stated interest payments.” Qualified stated interest payments are interest payments on the notes that are unconditionally payable at least annually at a single fixed rate applied to the outstanding principal amount of the obligation.

Market Discount

      The notes, whether or not issued with OID, will be subject to the “market discount rules” of Section 1276 of the Code. In general, these rules provide that if the note owner purchases a note at a market discount (that is, a discount from its stated redemption price at maturity (which is generally the stated principal amount) or if the related notes were issued with OID, its original issue price (as adjusted for accrued original issue discount, that exceeds a de minimis amount specified in the Code)) and thereafter (a) recognizes gain upon a disposition, or (b) receives payments of principal, the lesser of (i) that gain or principal payment or (ii) the accrued market discount, will be taxed as ordinary interest income. Generally, the accrued market discount will be the total market discount on the related note multiplied by a fraction, the numerator of which is the number of days the note owner held that note and the denominator of which is the number of days from the date the note owner acquired that note until its maturity date. The note owner may elect, however, to determine accrued market discount under the constant-yield method.

      Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a note with accrued market discount. A note owner may elect to include market discount in gross income as it accrues and, if that note owner makes such an election, it is exempt from this rule. Any such election will apply to all debt instruments acquired by the taxpayer on or after the first day of the first taxable year to which that election applies. The adjusted basis of a note subject to that election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

Total Accrual Election

      A note owner may elect to include in gross income all interest that accrues on a note using the constant-yield method described above under the heading “— Original Issue Discount,” with modifications described below. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Amortizable Bond Premium”) or acquisition premium.

      In applying the constant-yield method to a note with respect to which this election has been made, the issue price of the note will equal the electing note owner’s adjusted basis in the note immediately after its acquisition, the issue date of the note will be the date of its acquisition by the electing note owner, and no payments on the note will be treated as payments of qualified stated interest. This election will generally apply only to the note with respect to which it is made and may not be revoked without the consent of the IRS. Note owners should consult with their own advisers as to the effect in their circumstances of making this election.

Amortizable Bond Premium

      In general, if a note owner purchases a note at a premium (that is, an amount in excess of the amount payable upon the maturity thereof), that note owner will be considered to have purchased such note with “amortizable bond premium” equal to the amount of that excess. That note owner may elect to amortize the bond premium as an offset to interest income and not as a separate deduction item as it accrues under a constant-yield method over the remaining term of the note. That note owner’s tax basis in the note will be reduced by the amount of the amortized bond premium. Any elections to amortize the bond premium as an offset to interest income will apply to all debt instruments (other than instruments the interest on which is excludible from gross income) held by the note owner at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the IRS. Bond premium on a note held by a note owner who does not elect to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of such note.

Short-Term Debt

      An owner of a note, which has a fixed maturity date not more than one year from the issue date, will generally not be required to include OID income on the note as it accrues. That general rule may not apply, however, if the owner holds the instrument as part of a hedging transaction, as a stripped bond or stripped coupon or if the holder is:

•	an accrual method taxpayer;

•	a bank;

•	a broker or dealer that holds the note as inventory;

•	a regulated investment company or common trust fund; or

•	the beneficial owner of specified pass-through entities specified in the Code.

      An owner of a note who is not required to include OID income on the note as it accrues will instead include the OID accrued on the note in gross income as principal is paid thereon, at maturity and upon a sale or exchange of the note. Such owner would be required to defer deductions for any interest expense on an obligation incurred to purchase or carry the note to the extent it exceeds the sum of any interest income and OID accrued on that note. However, the owner may elect to include OID in income as it accrues on all obligations having a maturity of one year or less held by the owner in that taxable year or thereafter, in which case the deferral rule of the preceding sentence will not apply. For purposes of this paragraph, OID accrues on a note on a straight-line basis, unless the owner irrevocably elects, under Treasury regulations, to apply a constant interest method, using the owner’s yield to maturity and daily compounding.

Disposition of the Notes

      A note owner’s adjusted tax basis in a note will be its cost, increased by the amount of any OID, market discount, acquisition discount and gain previously included in income with respect to the note, and reduced by the amount of any payments on such note that is not qualified stated interest and the amount of bond premium previously amortized with respect to such note. A note owner will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the tax basis of the note. Such gain or loss will be capital gain or loss (except to the extent attributable to accrued but unpaid interest or as described under “— Market Discount”) and will be long-term capital gain or loss if their note was held for more than one year.

Information Reporting and Backup Withholding

      The indenture trustee will be required to report annually to the IRS, and to each note owner, the amount of interest paid on the notes (and the amount withheld for federal income taxes, if any) for each calendar year, except as to exempt recipients (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each note owner (other than note owners who are not subject to the reporting requirements) will be required to provide, under penalty of perjury, a certificate containing the note owner’s name, address, correct federal taxpayer identification number (which includes a social security number) and a statement that the note owner is not subject to backup withholding. This statement may be made in a Form W-9 or substantially similar substitute form. Should a non-exempt note owner fail to provide the required certification or should the IRS notify the indenture trustee or the issuer that the note owner has provided an incorrect federal taxpayer identification number or is otherwise subject to backup withholding, the indenture trustee will be required to withhold (or cause to be withheld) on the interest otherwise payable to the note owner, and remit the withheld amounts to the IRS as a credit against the note owner’s federal income tax liability.

Tax Consequences to Foreign Investors

      The following information describes the United States federal income tax treatment of investors that are not U.S. persons (each, a “foreign person”). The term “foreign person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia (unless in the case of an entity treated as a partnership treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source of income or (iv) a trust treated as a U.S. Person under Section 7701(a) of the Code.

      Interest paid or accrued to a foreign person that is not effectively connected with the conduct of a trade or business within the United States by the foreign person, generally will be considered “portfolio interest” and generally will not be subject to United States federal income tax and withholding tax, as long as the foreign person (i) is not actually or constructively a “10 percent shareholder” of the issuer or VW Credit, or a “controlled foreign corporation” with respect to which the issuer or VW Credit is a “related person” within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalty of perjury, certifying that the note owner is a foreign person and providing that foreign person’s name and address. The statement may be made on a Form W-8BEN or substantially similar substitute form, and the foreign person must inform the withholding agent of any change in the information on the statement within 30 days of the change. If a certificate is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in that case, the signed statement must be accompanied by Form W-8BEN or substitute form provided by the foreign person to the organization or institution holding the certificate on behalf of the foreign person. Special rules apply to partnerships, estates and trusts, and in certain circumstances certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof. If that interest were not portfolio interest, then it would be subject to United States federal income and withholding tax at a rate of 30 percent unless reduced or eliminated pursuant to an applicable income tax treaty.

      Any capital gain realized on the sale or other taxable disposition of a U.S. note by a foreign person will be exempt from United States federal income and withholding tax provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person and (ii) in the case of an individual foreign person, the foreign person is not present in the United States for 183 days or more in the taxable year and certain other requirements are met.

      If the interest, gain or income on a note held by a foreign person is effectively connected with the conduct of a trade or business in the United States by the foreign person, the note owner (although exempt from the withholding tax previously discussed if a duly executed Form W-8ECI is furnished) generally will be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the foreign person is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “effectively connected earnings and profits” within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

      THE FEDERAL TAX DISCUSSIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTE OWNER’S PARTICULAR TAX SITUATION. THE DISCUSSION ABOVE ALSO DOES NOT ADDRESS THE APPLICABILITY OF STATE OR LOCAL TAX LAWS TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE AFFECTED NOTES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

STATE TAX MATTERS

      Because of the variation in each state’s and locality’s tax laws, it is impossible to predict the tax classification of the issuer or the tax consequences to the issuer or to the noteholders in all of the state and local taxing jurisdictions in which they may be subject to taxation. We suggest that prospective investors should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

ERISA CONSIDERATIONS

General

      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit or other plans subject to ERISA or Section 4975 of the Code (“Plans”) and on persons who are parties in interest or disqualified persons (collectively, “Parties in Interest”) with respect to those Plans that would affect purchases of the notes by or on behalf of Plans. Certain employee benefit plans, such as governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the requirements of ERISA or Section 4975 of the Code and assets of those plans may be invested in notes without regard to the ERISA considerations described below, subject to the provisions of other applicable federal and state laws, including, for any such government or church plan qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, the prohibited transaction rules set forth in Section 503 of the Code.

      Investments by most Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification, requirements respecting delegation of investment authority and the requirement that a Plan’s investment be made in accordance with the documents governing the Plan.

Prohibited Transactions

      Certain transactions involving the issuer might be deemed to constitute or give rise to prohibited transactions under ERISA and Section 4975 of the Code if assets of the issuer were deemed to be assets of a Plan. Under a regulation issued by the United States Department of Labor (the “Plan Assets Regulation”), the assets of the issuer would be treated as “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code only if the Plan acquires an “Equity Interest” in the issuer and none of the exceptions contained in the Plan Assets Regulation is applicable. An Equity Interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. The transferor believes that the notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. However, without regard to whether the notes are treated as an Equity Interest for those purposes, the acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if the issuer, the Transaction SUBI trustee, the owner trustee, the indenture trustee or any of their respective affiliates is or becomes a Party in Interest with respect to that Plan. In that case, certain exemptions from the prohibited transaction rules could be applicable, depending on the type and circumstances of the Plan fiduciary making the decision to acquire a senior note. Included among these exemptions are: Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts, PTCE 95-60, which exempts certain transactions involving insurance company general accounts, PTCE 91-38, which exempts certain transactions involving bank collective investment funds, PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager” and PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager.”

      A Plan fiduciary considering the purchase of notes should consult its tax and/or legal advisors regarding whether the assets of the issuer would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

      Each purchaser or transferee of a note, by its acceptance of that note, will be deemed to have represented that (a) it is not acquiring the note (or any interest therein) with the assets of, any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code, an entity whose underlying assets include “plan assets” of any of the foregoing, or a governmental plan as defined in Section 3(32) of ERISA which is subject to applicable law that is substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code; or (b) the acquisition and holding of such note will not give rise to a nonexempt prohibited transaction under ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar law).

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally but not jointly agreed to purchase the principal amount of the notes set forth opposite its name below:

	Class A-1	Class A-2	Class A-3	Class A-4-A	Class A-4-B
Underwriter	Notes	Notes	Notes	Notes	Notes

J.P. Morgan Securities Inc.	$128,400,000	$174,800,000	$130,400,000	$40,000,000	$126,400,000
Wachovia Capital Markets, LLC	$128,400,000	$174,800,000	$130,400,000	$40,000,000	$126,400,000
ABN AMRO Incorporated	$16,050,000	$21,850,000	$16,300,000	$5,000,000	$15,800,000
Barclays Capital Inc.	$16,050,000	$21,850,000	$16,300,000	$5,000,000	$15,800,000
Citigroup Global Markets Inc.	$16,050,000	$21,850,000	$16,300,000	$5,000,000	$15,800,000
SG Americas Securities, LLC	$16,050,000	$21,850,000	$16,300,000	$5,000,000	$15,800,000

Total	$321,000,000	$437,000,000	$326,000,000	$100,000,000	$316,000,000

      The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the notes if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

      The transferor has been advised by the Underwriters that the Underwriters propose to offer the notes to the public initially at the offering prices set forth on the cover page of this prospectus, and to certain dealers at these prices less the concessions and reallowance discounts set forth below:

	Selling	Reallowance
Class	Concession	Discount

Class A-1 Notes	0.0540%	0.0430%
Class A-2 Notes	0.0720%	0.0572%
Class A-3 Notes	0.0960%	0.0770%
Class A-4-A Notes	0.1320%	0.1052%
Class A-4-B Notes	0.1320%	0.1052%

      After the initial public offering, the Underwriters may change the public offering price and selling concessions and reallowance discounts to dealers.

      There currently is no secondary market for any class of notes and there is no assurance that one will develop. The Underwriters expect, but will not be obligated, to make a market in each class of notes. There is no assurance that a market for the notes will develop, or if one does develop, that it will continue or that it will provide sufficient liquidity.

      VW Credit has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments which the Underwriters may be required to make in respect thereby.

      Any Underwriter will be permitted to engage in the following transactions, to the extent permitted by Regulation M under the Securities Exchange Act of 1934, as amended:

•	over-allotment transactions, which involve syndicate sales in excess of the offering size creating a syndicate short position;

•	stabilizing transactions, which permit bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum; and

•	syndicate covering transactions, which involve purchases of the notes in the open market after the distribution has been completed to cover syndicate short positions.

      Over-allotment transactions, stabilizing transactions and syndicate covering transactions may cause prices of the notes to be higher than they would otherwise be in the absence of those transactions. Neither the issuer nor any of the Underwriters represent that the Underwriters will engage in any of those transactions nor that those transactions, once commenced, will not be discontinued without notice.

      It is expected that delivery of the notes will be made against payment therefor on or about the closing date. Rule 15c6-1 of the Commission under the Exchange Act of 1934 generally requires trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle five business days after the date hereof, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. It is suggested that purchasers of notes who wish to trade notes on the date hereof consult their own advisors.

      Upon receipt of a request by an investor who has received an electronic prospectus from an Underwriter or a request by that investor’s representative within the period during which there is an obligation to deliver a prospectus, VW Credit, the transferor or the Underwriters will promptly deliver, or cause to be delivered, without charge, a paper copy of the prospectus.

      Certain of the Underwriters and their affiliates engage in transactions with and perform services for VW Credit and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with VW Credit and its affiliates. Citigroup Global Capital Markets, Inc. is an affiliate of Citibank, N.A., the indenture trustee. One of the Underwriters or its affiliates may be the swap counterparty under the interest rate swap transaction.

RATINGS OF THE NOTES

      The notes will be issued only if the Class A-1 notes are rated in the highest short-term rating category and the Class A-2 notes, the Class A-3 notes, the Class A-4-A notes and the Class A-4-B notes are rated in the highest long-term category. The ratings of the notes will be based primarily upon the amount of overcollateralization, the reserve account and the terms of the notes. There can be no assurance that any such rating will not be lowered or withdrawn by the assigning rating agency if, in its judgment, circumstances so warrant. In the event that a rating with respect to any class of notes is qualified, reduced or withdrawn, no person or entity will be obligated to provide any additional credit enhancement with respect to the notes.

      The rating of the notes should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold the notes because a rating does not comment as to market price or suitability for a particular investor. The ratings of the notes address the likelihood of the payments on the notes pursuant to their terms.

      There can be no assurance as to whether any rating agency other than the assigning rating agency will rate the notes or, if one does, what rating will be assigned by that other rating agency. A rating on the notes by another rating agency, if assigned at all, may be lower than the ratings assigned to the notes by the assigning rating agency.

LEGAL MATTERS

      Certain legal matters relating to the notes will be passed upon for the servicer and the transferor by Allen L. Strang, Esq., Attorney for VW Credit. Certain other legal matters with respect to the notes, including federal income tax matters, will be passed upon for the servicer, the transferor and the Underwriters by Mayer, Brown, Rowe & Maw LLP. Mayer, Brown, Rowe & Maw LLP has from time to time represented VW Credit and its affiliates in other transactions.

AVAILABLE INFORMATION

      The transferor, VW Credit, the origination trust and the issuer have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the notes being offered in this prospectus. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement, is available for inspection and copying at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. VW Credit, on behalf of the issuer, will also file or cause to be filed with the Commission periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

INDEX OF PRINCIPAL TERMS

      Set forth below is a list of certain of the more important capitalized terms used in this prospectus and the pages on which the definitions of those terms may be found.

100% Prepayment Assumption	39
ABS	39
administration agreement	74
administration fee	40
advance	70
ALG	22
Authorised Persons	ii
Available Funds	53
Base Residual Value	22
Base Servicing Agreement	18
Black Book	23
business day	45
Charged-off Lease	82
CIS order	ii
closing date	40
Code	63
collection account	57
collection period	52
Collections	53
Commission	i, 91
contingent and excess liability insurance	59
corporate trust office	49
customary servicing practices	68
cutoff date	17
defaulted lease	34
depositaries	50
determination date	52
DTC	45
early termination	30
early termination amount	30
eligible account	58
eligible institution	58
Equity Interest	88
ERISA	88
final schedule payment date	49
foreign person	86
GAAP	71
global notes	A-1
Included Units	15
indenture default	59
initial note balance	15
insolvency laws	77
IRS	83
issuer	15
issuer’s trust agreement	16
leased vehicle sale price	31
lemon laws	9, 82
LIBOR	46
LIBOR Determination Date	46
LKE Program	69
London Business Day	46
Manheim Market Report Price	24
maturity date purchase option amount	30
Maximum Residualized MSRP	22
Minimum Discount Rate	33
monthly remittance condition	69
MRM ALG Residual	22
MSRP	22
MSRP ALG Residual	22
Net Swap Payments	48
Net Swap Receipts	48
note balance	49
note factor	45
noteholders	45
OID	84
optional purchase	55
origination trust	15
origination trust agreement	18
Other SUBI	15
Other SUBI Certificates	18
Payment Date Advance Reimbursement	54
Payment Waterfall	54
permitted investments	59
plan assets	88
Plan Assets Regulation	88
Plans	88
Postmaturity Term Extension	26
Principal Carryover Shortfall	48
Principal Distribution Amount	48
PTCE	88
Pull-Ahead Amount	26
rating agency	15
Rating Agency Condition	74
Recoveries	53
redemption price	56
related collection period	52
replacement vehicles	69
repurchase payment	38
Required Securitization Yield	33
reserve account	57

sales proceeds	53
Securities Act	89
Securitization Rate	33
Securitization Value	22
Senior Swap Termination Payment	48
servicer replacement events	72
Servicing Agreement	20
servicing fee	72
Specified Reserve Account Balance	57
stated residual value	22
SUBI Sale Agreement	20
SUBI Transfer Agreement	20
Subordinated Swap Termination Payment	48
Supplemental Servicing Fees	53
swap collateral account	58
swap termination payment account	58
Swap Termination Payments	48
Targeted Principal Distributable Amount	34
Telerate Page 3750	46
Terminated Unit	34
Time Principal Product	34
transaction documents	45
Transaction SUBI	5,15
Transaction SUBI Certificate	15
Transaction SUBI Servicing Supplement	20
Transaction SUBI Supplement	20
Transaction SUBI Trust Agreement	20
transferor	15
trust estate	17
Underwriters	89
Underwriting Agreement	89
Unit	15
USAP	71
UTI	15
UTI Certificates	18
Volkswagen AG	21
Volkswagen of America	21
VW Credit	15
Weighted Class Note Interest Rate	33

EXHIBIT A

GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

      Except in certain limited circumstances, the globally offered notes (the “global notes”) will be available only in book-entry form. Investors in the global notes may hold those global notes through any of DTC, Clearstream or Euroclear. The global notes will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

      Secondary market trading between investors holding global notes through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

      Secondary market trading between investors holding global notes through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

      Secondary cross-market trading between Clearstream or Euroclear and DTC participants holding global notes will be effected on a delivery-against-payment basis through the respective depositaries of Clearstream and Euroclear (in that capacity) and as DTC participants.

      Non-U.S. holders (as described below) of global notes will be subject to U.S. withholding taxes unless those holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

      All global notes will be held in book-entry form by DTC in the name of Cede as nominee of DTC. Investors’ interests in the global notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositaries, which in turn will hold those positions in accounts as DTC participants.

      Investors electing to hold their global notes through DTC (other than through accounts at Clearstream or Euroclear) will follow the settlement practices applicable to U.S. corporate debt obligations. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

      Investors electing to hold their global notes through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global notes will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

      Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

      Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

      Trading between Clearstream participants and/or Euroclear participants. Secondary market trading between Clearstream or Euroclear participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

      Trading between DTC seller and Clearstream purchaser or Euroclear purchaser. When global notes are to be transferred from the account of a DTC participant to the account of a Clearstream or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a Clearstream or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective depositary, as the case may be, to receive the global notes against payment. Payment will include interest accrued on the global notes from and including the last coupon payment date to and excluding the settlement date on the basis of actual days elapsed and a 360 day year. Payment will then be made by the respective depositary to the DTC participant’s account against delivery of the global notes. After settlement has been completed, the global notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant’s account. Credit for the global notes will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the global notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

      Clearstream and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the global notes are credited to their accounts one day later.

      As an alternative, if Clearstream or Euroclear has extended a line of credit to them, Clearstream or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream or Euroclear participants purchasing global notes would incur overdraft charges for one day, assuming they cleared the overdraft when the global notes were credited to their accounts. However, interest on the global notes would accrue from the value date. Therefore, in many cases the investment income on the global notes earned during that one-day period may substantially reduce or offset the amount of those overdraft charges, although this result will depend on each Clearstream or Euroclear participant’s particular cost of funds.

      Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending global notes to the respective depositary for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

      Trading between Clearstream or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures for transactions in which global notes are to be transferred by the respective clearing system, through the respective depositary, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream or Euroclear participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct the respective depositary, as appropriate, to credit the global notes to the DTC participant’s account against payment. Payment will include interest accrued on the global notes from and including the last coupon payment date to and excluding the settlement date on the basis of actual days elapsed and a 360 day year. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). If the Clearstream or Euroclear participant has a line of credit with its respective clearing system and elects to draw on that line of credit in anticipation of receipt of the sale proceeds in its account, the back- valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

      Finally, day traders that use Clearstream or Euroclear and that purchase global notes from DTC participants for delivery to Clearstream or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

      (a) borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system’s customary procedures;

      (b) borrowing the global notes in the United States from a DTC participant no later than one day prior to settlement, which would give the global notes sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or

      (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream or Euroclear participant.

Certain U.S. Federal Income Tax Documentation Requirements

      A beneficial owner of global notes holding the global notes through Clearstream or Euroclear (or through DTC if the holder has an address outside the United States) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers’ global notes in the ordinary course of its trade or business in the chain of intermediaries between that beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) the beneficial owner takes appropriate steps to obtain an exemption or reduced tax rate. See “Certain Material Federal Income Tax Consequences” in the prospectus.

$1,500,000,000

Auto Lease Asset Backed Notes

Volkswagen Auto Lease Trust 2004-A

Issuer

Volkswagen Auto Lease Underwritten Funding, LLC

Transferor

VW Credit, Inc.

Servicer

$321,000,000 1.9992% Class A-1 Notes

$437,000,000 2.47% Class A-2 Notes

$326,000,000 2.84% Class A-3 Notes

$100,000,000 3.09% Class A-4-A Notes

$316,000,000 LIBOR + 0.10% Class A-4-B Notes

PROSPECTUS

Joint Bookrunners

JPMORGAN	WACHOVIA SECURITIES

Co-Managers

ABN AMRO INCORPORATED

BARCLAYS CAPITAL

CITIGROUP

SG CORPORATE & INVESTMENT BANKING

         Until December 21, 2004, all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.